Final Prospectus
Filed Pursuant to Rule 424(b)(4)
File Nos. 333-142999 and 333-143725
PROSPECTUS

4,600,000 Shares Common Stock $7.00 per Share

This is a firm commitment public offering of 4,600,000 shares of common stock of Wireless Ronin Technologies, Inc.

Our company is selling 3,600,000 of the shares of common stock being offered by means of this prospectus. A selling shareholder is selling the remaining 1,000,000 shares being offered under this prospectus. We will not receive any of the proceeds from the sale of shares by the selling shareholder.

Our common stock trades on the Nasdaq Capital Market under the symbol “RNIN.” On June 14, 2007, the sale price of our common stock on the Nasdaq Capital Market was $7.95 per share.

We intend to apply to have the common stock included for quotation on the Nasdaq Global Market under the symbol “RNIN” assuming we meet the listing requirements of the Nasdaq Global Market following this offering.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 6 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$7.00	$32,200,000
Underwriting discount	$0.49	$2,254,000
Proceeds, before expenses, to Wireless Ronin	$6.51	$23,436,000
Proceeds, before expenses, to selling shareholder	$6.51	$6,510,000

We have granted the underwriters the right to purchase up to 690,000 additional shares of common stock to cover any over-allotments. The underwriters can exercise this right at any time within 45 days after the offering. We expect that delivery of the shares will be made to investors on or about June 19, 2007.

ThinkEquity Partners LLC
Feltl and Company
Barrington Research Associates, Inc.

June 15, 2007

RONINCAST®

Dynamic Digital Signage

Communicating at Life Speed.™

IN-STORE

Push my buttons.

Sealy Mattress Showroom

Gabberts Furniture Store

Listening Station
Zia

Zia Sleep Sanctuary Store

Hirshfield's
Hirshfield's allows you to express yourself in color with
PRATT & LAMBERT
PAINTS
EXIT

Hirshfield's Home Decorating Store

Communicating at Life Speed.™ IN-STORE HIRSHFIELD’S HOME DECORATING STORE SEALY MATTRESS SHOWROOM ZIA SLEEP SANCTUARY STORE GABBERTS FURNITURE STORE

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

WIRELESS RONIN®, RONINCAST® and RONIN CAST® are our registered trademarks. This prospectus also makes references to trademarks and tradenames that are owned by other entities.

For investors outside the United States:  Neither we nor the underwriters have done anything that would permit this offering or the possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

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Prospectus summary

The items in the following summary are described in more detail later in this prospectus. This summary provides an overview of selected information and does not contain all the information you should consider. Therefore, you should also read the more detailed information set out in this prospectus, including the financial statements. You should read this prospectus carefully, especially the risks and uncertainties described under “Risk factors.” The terms “Wireless Ronin,” “we” or “us” refer to Wireless Ronin Technologies, Inc.

Business Summary

General

We provide dynamic digital signage solutions targeting specific retail and service markets. Digital signage is an electronic communication media viewed by a person on a video display. A common example of digital signage is an electronic billboard display in an arena or other public area. Through a suite of software applications marketed as RoninCast®, we provide an enterprise-level content delivery system that manages, schedules and delivers digital content over wireless or wired networks. Additionally, RoninCast’s flexibility allows us to develop custom solutions for specific customer applications.

RoninCast is a digital alternative to static signage, such as cardboard, paper or other forms of temporary displays delivering a static message, that provides our customers with a dynamic visual marketing system designed to enhance the way they advertise, market and deliver their messages to targeted audiences. For example, digital signage utilizing our technology can be combined with interactive touch screens to create new platforms for assisting with product selection and conveying marketing messages. RoninCast enables us to deliver a turn-key solution that includes project planning, innovative design services, network deployment, software training, equipment, hardware configuration, content development, implementation, maintenance and 24/7 help desk support.

The use of digital signage is expected to grow significantly over the next several years. Frost & Sullivan has estimated that the size of the North American digital signage advertising market was $102.5 million in 2004 and forecasts the market to reach $3.7 billion in 2011, a compound annual growth rate of 67%. This growth is being driven by a significant shift in the advertising industry to alternative media, the growing awareness of the efficacy of digital signage, and decreasing equipment costs associated with digital signage.

We have installed more than 800 digital signage systems in over 275 locations since the introduction of RoninCast in January 2003. We generate revenue through system sales, license fees and separate service fees, including consulting, training, content development and implementation services, as well as ongoing customer support and maintenance. We currently market and sell our software and service solutions primarily through our direct sales force and value added resellers.

Business Strategy

Our objective is to be the premier provider of dynamic digital signage solutions to customers in our targeted markets. To achieve this objective, we intend to pursue the following core strategies:

Focus on Vertical Markets.  Our direct sales force focuses primarily on the following market segments:

➢	in-store (current customers include Sealy Corporation);

Prospectus summary

➢	gaming and hospitality (current customers include Foxwoods Resort Casino);

➢	specialized services (current customers include Starkey Hearing Labs); and

➢	public spaces (current customers include Las Vegas Convention and Visitors Authority).

We market to companies that deploy point-of-purchase advertising or visual display systems and whose business model incorporates marketing, advertising, or delivery of messages. We believe that any businesses promoting a brand or advertisers seeking to reach consumers at public venues are also potential customers.

Leverage Strategic Partnerships and Reseller Relationships.  We seek to further establish and leverage relationships with both existing and additional market participants to integrate complementary technologies with our solutions. We believe that strategic partnerships will enable access to emerging new technologies and standards and increase our market presence.

Market and Brand Our Products and Services Effectively.  Our marketing and branding initiatives convey our products’ distinguishing and proprietary features — wireless networking, centralized content management and custom software solutions.

Outsource Non-Specialized Operating Functions.  We intend to outsource certain non-specialized operating functions such as system installation, integration and technical field support. In addition, we contract with manufacturers for items such as stands, mounts, custom enclosures, monitors and computer hardware.

Create Custom Solutions.  Although RoninCast is an enterprise solution designed for an array of standard applications, we also develop custom solutions for our customers in which we retain rights derived from our development activities.

Develop New Products.  Developing new products and technologies is critical to our success. We intend to integrate our solutions with other enterprise systems such as inventory control, point-of-purchase and database applications.

Our Competitive Challenges

We are an emerging growth company in the digital signage industry. We are one of several companies competing in the digital signage industry and our products have not yet gained widespread customer acceptance. Many of our current competitors in the digital signage industry have far greater resources and name recognition than we do. These factors, among others discussed under “Risk factors,” represent substantial obstacles to our achieving customer acceptance and realizing our strategic plans.

Our Competitive Advantages

Our key competitive advantages are:

➢	Patent-Pending Wireless Delivery System — By utilizing our wireless technology, our dynamic digital signage system can be securely implemented and operated in a variety of different venues, resulting in lower installation costs.

➢	Centralized Content Management Software — Our RoninCast software controls and manages a digital signage network from one centralized location. Delivery of our customers’ content is assured, making our customers’ marketing programs easier to implement.

Prospectus summary

➢	Strength of Strategic Relationships — Among other strategic relationships, we have developed a relationship with Richardson Electronics and seek to develop and leverage additional relationships with market participants to integrate complementary technologies with our solutions.

➢	Custom Solutions — In many instances, our customers require customized software solutions. Our sales team and software engineers tailor solutions that meet our customers’ needs.

➢	Turn-Key Operation — In addition to our RoninCast software, we provide the necessary hardware, accessories, deployment/installation support and service to ensure our customers have all the necessary components for a successful digital signage solution.

We were incorporated in the State of Minnesota on March 23, 2000. Our principal executive office is located at 14700 Martin Drive, Eden Prairie, Minnesota 55344. Our telephone number at that address is (952) 564-3500. We maintain a website at www.wirelessronin.com. Our website, and the information contained therein, is not a part of this prospectus.

Recent Financing Transactions

In November 2006, we sold 5,175,000 shares of our common stock in our initial public offering. As a result of the closing of this public offering, we also issued the following unregistered securities on November 30, 2006:

➢	We sold to the underwriter of our initial public offering for $50 a warrant to purchase 450,000 shares of our common stock exercisable at $4.80 per share. The warrant is not exercisable during the first 360 days after the date of the final prospectus from our initial public offering (November 28, 2006) and expires on the fourth anniversary of issuance. The warrant contains customary anti-dilution provisions and certain demand and participatory registration rights. The warrant may not be sold, transferred, assigned or hypothecated for a period of one year from the date of the final prospectus from our initial public offering, except to officers or partners of the underwriter of our initial public offering and members of that offering’s selling group and/or their officers or partners.

➢	Pursuant to the terms of convertible debenture agreements which we entered into with the Spirit Lake Tribe, a federally recognized Native American tribe, our indebtedness to the Spirit Lake Tribe incurred in 2005 aggregating $3,000,000 automatically converted into 1,302,004 shares of common stock. Certain of those shares are offered by Spirit Lake Tribe pursuant to this prospectus.

➢	Pursuant to various note conversion agreements with 21 holders of convertible notes or debentures, an aggregate of $2,029,973 principal amount of notes was automatically converted into 634,362 shares of our common stock. In addition, we issued 40,728 common shares in lieu of the payment of accrued interest in the amount of $130,344 due to certain holders of such notes and debentures.

On December 30, 2006, we issued 1,798,611 shares of common stock to holders of 12% convertible bridge notes upon the conversion of $5,413,429 principal amount and $342,126 in accrued interest on such notes. The remaining 12% convertible bridge notes not converted in the principal amount of $335,602 and accrued interest of $70,483 were repaid in cash. We were obligated to repay the notes within 30 days of the closing of our initial public offering, which occurred on November 30, 2006.

Prospectus summary

The Offering

Common stock offered by us	3,600,000 shares

Common stock offered by the selling shareholder	1,000,000 shares

Common stock outstanding prior to this offering	9,910,151 shares

Common stock to be outstanding after this offering	13,510,151 shares

Use of proceeds	For working capital and other general corporate purposes, including future acquisitions. No acquisitions are currently being negotiated and no portion of the proceeds of this offering has been allocated to specific acquisitions. We will not receive any of the proceeds from the sale of the shares by the selling shareholder. See “Use of proceeds” for more information.

Risk factors	You should read the “Risk factors” section elsewhere in this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

Nasdaq Capital Market symbol	RNIN. We intend to apply for listing of our common stock on the NASDAQ Global Market under the symbol “RNIN” assuming we meet the listing requirements of the Nasdaq Global Market following this offering.

Except as otherwise indicated, all information in this prospectus:

➢	gives effect to a one-for-six reverse stock split of our common stock completed in April 2006;

➢	gives effect to a two-for-three reverse stock split of our common stock completed in August 2006; and

➢	assumes no exercise of the underwriters’ over-allotment option.

In this prospectus, the number of shares of common stock outstanding after this offering is based on the number of shares outstanding as of June 14, 2007, and excludes:

➢	2,521,996 shares of common stock issuable upon exercise of outstanding warrants; and

➢	1,510,000 shares of common stock reserved for issuance of awards under our equity incentive plan and our non-employee director stock option plan, of which 1,048,993 are issuable upon exercise of outstanding awards.

Prospectus summary

Summary of Selected Financial Information

You should read the summary financial data below in conjunction with our financial statements and the related notes and with “Management’s discussion and analysis or plan of operation” included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 2005 and 2006 and the balance sheet data as of December 31, 2005 and 2006 are derived from our audited financial statements that are included elsewhere in this prospectus. The statement of operations data for the three months ended March 31, 2006 and 2007 and the balance sheet data as of March 31, 2007 are derived from our unaudited financial statements that are included elsewhere in this prospectus.

	Years ended December 31,		Three months ended March 31,
	2005	2006	2006	2007

Statement of Operations Data:
Sales	$710,216	$3,145,389	$601,566	$196,436
Cost of sales(1)	939,906	1,545,267	227,190	103,263
Selling, general and administrative	2,889,230	5,042,635	1,423,214	2,381,238
Research and development expenses	881,515	875,821	233,605	249,431
Termination of partnership agreement	—	—	—	653,995
Interest and other expenses/(income)	789,490	10,469,403	650,200	(140,926)

Net loss	$(4,789,925)	$(14,787,737)	$(1,932,643)	$(3,050,565)

Loss per common share	$(7.18)	$(9.71)	$(2.46)	$(0.31)

Weighted average basic and diluted shares outstanding	666,712	1,522,836	784,130	9,832,288

			As of March 31, 2007
	December 31,	December 31,		As
	2005	2006	Actual	adjusted(2)

Balance Sheet:
Current assets	$768,187	$16,999,503	$14,774,399	$37,628,399

Total assets	1,313,171	17,545,927	15,403,373	38,257,373

Current liabilities	7,250,478	1,652,687	1,928,154	1,928,154
Non-current liabilities	1,668,161	155,456	132,447	132,447
Total liabilities	8,918,639	1,808,143	2,060,601	2,060,601

Shareholders’ equity (deficit)	$(7,605,468)	$15,737,784	$13,342,772	$36,196,772

(1)	Includes $390,247 and $37,410 in obsolete inventory write downs for the years ended December 31, 2005 and 2006, respectively.

(2)	The balance sheet data above sets forth summary financial data as of December 31, 2005, December 31, 2006 and March 31, 2007, on an actual basis, and as of March 31, 2007 as adjusted to give effect to the sale by our company of 3,600,000 shares of common stock at $7.00 per share in this offering and the receipt by our company of the net proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, of $22,854,000.

Risk factors

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below before participating in this offering. You should also refer to the other information in this prospectus, including our financial statements and the related notes. If any of the following risks actually occurs, our business, financial condition, operating results or cash flows could be materially harmed. As a result, the trading price of our common stock could decline, and you might lose all or part of your investment.

Risks Related to Our Business

Our operations and business are subject to the risks of an early stage company with limited revenue and a history of operating losses. We have incurred losses since inception, and we have had only nominal revenue. We may not ever become or remain profitable.

Since inception, we have had limited revenue from the sale of our products and services, and we have incurred net losses. We incurred net losses of $4,789,925 and $14,787,737, respectively, for the years ended December 31, 2005 and 2006. We had a net loss of $3,050,565 for the three months ended March 31, 2007. As of March 31, 2007, we had an accumulated deficit of $36,484,278. We expect to increase our spending significantly as we continue to expand our infrastructure and our sales and marketing efforts and continue research and development.

We have not been profitable in any year of our operating history and anticipate incurring additional losses into the foreseeable future. We do not know whether or when we will become profitable. Even if we are able to achieve profitability in future periods, we may not be able to sustain or increase our profitability in successive periods. We may require additional financing in the future to support our operations. For further information, please review the risk factor “Adequate funds for our operations may not be available, requiring us to curtail our activities significantly” below.

We have formulated our business plans and strategies based on certain assumptions regarding the acceptance of our business model and the marketing of our products and services. However, our assessments regarding market size, market share, or market acceptance of our products and services or a variety of other factors may prove incorrect. Our future success will depend upon many factors, including factors which may be beyond our control or which cannot be predicted at this time.

Our success depends on our RoninCast system achieving and maintaining widespread acceptance in our targeted markets. If our products contain errors or defects, our business reputation may be harmed.

Our success will depend to a large extent on broad market acceptance of RoninCast and our other products and services among our prospective customers. Our prospective customers may still not use our solutions for a number of other reasons, including preference for static signage, unfamiliarity with our technology or perceived lack of reliability. We believe that the acceptance of RoninCast and our other products and services by our prospective customers will depend on the following factors:

➢	our ability to demonstrate RoninCast’s economic and other benefits;

Risk factors

➢	our customers becoming comfortable with using RoninCast; and

➢	the reliability of the software and hardware comprising RoninCast and our other products.

Our software is complex and must meet stringent user requirements. Our products could contain errors or defects, especially when first introduced or when new models or versions are released, which could cause our customers to reject our products, result in increased service costs and warranty expenses and harm our reputation. We must develop our products quickly to keep pace with the rapidly changing digital signage and communications market. In the future, we may experience delays in releasing new products as problems are corrected. In addition, some undetected errors or defects may only become apparent as new functions are added to our products. Delays, costs and damage to our reputation due to product defects could harm our business.

We may experience fluctuations in our quarterly operating results.

We may experience variability in our total sales on a quarterly basis as a result of many factors, including the condition of the electronic communication and digital signage industry in general, shifts in demand for software and hardware products, technological changes and industry announcements of new products and upgrades, absence of long-term commitments from customers, timing and variable lead-times of customer orders, delays in or cancellations of customer orders, effectiveness in managing our operations and changes in economic conditions in general. We may not consider it prudent to adjust our spending levels on the same timeframe; therefore, if total sales decline for a given quarter, our operating results may be materially adversely affected. As a result of the potential fluctuations in our quarterly operating results, we believe that period-to-period comparisons of our financial results should not be relied upon as an indication of future performance. Further, it is possible that in future quarters our operating results will be below the expectations of public market analysts and investors. In such event, the price of our common stock would likely be materially adversely affected.

Our prospective customers often take a long time to evaluate our products, and this lengthy and variable sales cycle makes it difficult to predict our operating results.

It is difficult for us to forecast the timing and recognition of revenue from sales of our products because our prospective customers often take significant time evaluating our products before purchasing them. The period between initial customer contact and a purchase by a customer may be more than one year. During the evaluation period, prospective customers may decide not to purchase or may scale down proposed orders of our products for various reasons, including:

➢	reduced need to upgrade existing visual marketing systems;

➢	introduction of products by our competitors;

➢	lower prices offered by our competitors; and

➢	changes in budgets and purchasing priorities.

Our prospective customers routinely require education regarding the use and benefit of our products. This may also lead to delays in receiving customers’ orders.

Risk factors

Adequate funds for our operations may not be available, requiring us to curtail our activities significantly.

Based on our current and anticipated expense levels, existing capital resources and the net proceeds of this offering, we anticipate that our cash will be adequate to fund our operations for at least the next twelve months. Our future capital requirements, however, will depend on many factors, including our ability to successfully market and sell our products, develop new products and establish and leverage our strategic partnerships and reseller relationships. In order to meet our needs should we not become cash flow positive or should we be unable to sustain positive cash flow, we may be required to raise additional funding through public or private financings, including equity financings. Any additional equity financings may be dilutive to shareholders, and debt financing, if available, may involve restrictive covenants. Adequate funds for our operations, whether from financial markets, collaborative or other arrangements, may not be available when needed or on terms attractive to us. If adequate funds are not available, our plans to expand our business may be adversely affected and we could be required to curtail our activities significantly.

Difficulty in developing and maintaining relationships with third party manufacturers, suppliers and service providers could adversely affect our ability to deliver our products and meet our customers’ demands.

We rely on third parties to manufacture and supply parts and components for our products and provide order fulfillment, installation, repair services and technical and customer support. Our strategy to rely on third party manufacturers, suppliers and service providers involves a number of significant risks, including the loss of control over the manufacturing process, the potential absence of adequate capacity, the unavailability of certain parts and components used in our products and reduced control over delivery schedules, quality and costs. For example, we do not generally maintain a significant inventory of parts or components, but rely on suppliers to deliver necessary parts and components to third party manufacturers, in a timely manner, based on our forecasts. If delivery of our products and services to our customers is interrupted, or if our products experience quality problems, our ability to meet customer demands would be harmed, causing a loss of revenue and harm to our reputation. Increased costs, transition difficulties and lead times involved in developing additional or new third party relationships could adversely affect our ability to deliver our products and meet our customers’ demands and harm our business.

Reductions in hardware costs will likely decrease hardware pricing to our customers and would reduce our per unit revenue.

Our product pricing includes a standard percentage markup over our cost of product components, such as computers and display monitors. As such, any decrease in our costs to acquire such components from third parties will likely be reflected as a decrease in our hardware pricing to our customers. Therefore, reductions in such hardware costs could potentially reduce our revenue.

Risk factors

Because our business model relies upon strategic partners and resellers, we expect to face risks not faced by companies with only internal sales forces.

We currently sell most of our products through an internal sales force. We anticipate that strategic partners and resellers will become a larger part of our sales strategy. We may not, however, be successful in forming relationships with qualified partners and resellers. If we fail to attract qualified partners and resellers, we may not be able to expand our sales network, which may have an adverse effect on our ability to generate revenue. Our anticipated reliance on partners and resellers involves several risks, including the following:

➢	we may not be able to adequately train partners and resellers to sell and service our products;

➢	they may emphasize competitors’ products or decline to carry our products; and

➢	channel conflict may arise between other third parties and/or our internal sales staff.

Our industry is characterized by frequent technological change. If we are unable to adapt our products and develop new products to keep up with these rapid changes, we will not be able to obtain or maintain market share.

The market for our products is characterized by rapidly changing technology, evolving industry standards, changes in customer needs, heavy competition and frequent new product introductions. If we fail to develop new products or modify or improve existing products in response to these changes in technology, customer demands or industry standards, our products could become less competitive or obsolete.

We must respond to changing technology and industry standards in a timely and cost-effective manner. We may not be successful in using new technologies, developing new products or enhancing existing products in a timely and cost effective manner. These new technologies or enhancements may not achieve market acceptance. Our pursuit of necessary technology may require substantial time and expense. We may need to license new technologies to respond to technological change. These licenses may not be available to us on terms that we can accept. Finally, we may not succeed in adapting our products to new technologies as they emerge.

Our future success depends on key personnel and our ability to attract and retain additional personnel.

Our key personnel include:

➢	Jeffrey C. Mack, Chairman of the Board of Directors, Chief Executive Officer and President;

➢	John A. Witham, Executive Vice President and Chief Financial Officer;

➢	Christopher F. Ebbert, Executive Vice President and Chief Technology Officer; and

➢	Scott W. Koller, Executive Vice President of Sales and Marketing.

Risk factors

If we fail to retain our key personnel or to attract, retain and motivate other qualified employees, our ability to maintain and develop our business may be adversely affected. Our future success depends significantly on the continued service of our key technical, sales and senior management personnel and their ability to execute our growth strategy. The loss of the services of our key employees could harm our business. We may in the future be unable to retain our employees or to attract, assimilate and retain other highly qualified employees who could migrate to other employers who offer competitive or superior compensation packages.

Our ability to execute our business strategy depends on our ability to protect our intellectual property, and if any third parties make unauthorized use of our intellectual property, or if our intellectual property rights are successfully challenged, our competitive position and business could suffer.

Our success and ability to compete depends substantially on our proprietary technologies. We regard our copyrights, service marks, trademarks, trade secrets and similar intellectual property as critical to our success, and we rely on trademark and copyright law, trade secret protection and confidentiality agreements with our employees, customers and others to protect our proprietary rights. Despite our precautions, unauthorized third parties might copy certain portions of our software or reverse engineer and use information that we regard as proprietary. No U.S. or international patents have been granted to us. As of May 1, 2007, we had applied for three U.S. patents, but we cannot provide assurance that they will be granted. Even if they are granted, our patents may be successfully challenged by others or invalidated. In addition, any patents that may be granted to us may not provide us a significant competitive advantage. We have been granted trademarks, but they could be challenged in the future. If future trademark registrations are not approved because third parties own these trademarks, our use of these trademarks would be restricted unless we enter into arrangements with the third party owners, which might not be possible on commercially reasonable terms or at all. If we fail to protect or enforce our intellectual property rights successfully, our competitive position could suffer. We may be required to spend significant resources to monitor and police our intellectual property rights. We may not be able to detect infringement and may lose competitive position in the market. In addition, competitors may design around our technology or develop competing technologies. Intellectual property rights may also be unavailable or limited in some foreign countries, which could make it easier for competitors to capture market share.

Our industry is characterized by frequent intellectual property litigation, and we could face claims of infringement by others in our industry. Such claims are costly and add uncertainty to our business strategy.

The digital media and communications industry is characterized by uncertain and conflicting intellectual property claims and frequent intellectual property litigation, especially regarding patent rights. We could be subject to claims of infringement of third party intellectual property rights, which could result in significant expense and could ultimately result in the loss of our intellectual property rights. From time to time, third parties may assert patent, copyright, trademark or other intellectual property rights to technologies that are important to our business. In addition, because patent applications in the United States are not publicly disclosed until the patent is issued, applications may have been filed which relate to our industry of which we are not aware. We may in the future receive notices of claims that our products infringe or may infringe intellectual property rights of third parties. Any litigation to determine the validity of these claims, including claims arising through our contractual indemnification of our business partners, regardless of their merit or resolution, would likely be

Risk factors

costly and time consuming and divert the efforts and attention of our management and technical personnel. If any such litigation resulted in an adverse ruling, we could be required to:

➢	pay substantial damages;

➢	cease the manufacture, use or sale of infringing products;

➢	discontinue the use of certain technology; or

➢	obtain a license under the intellectual property rights of the third party claiming infringement, which license may not be available on reasonable terms or at all.

MediaTile Company USA has informed us that it filed a patent application in June 2005 related to the use of cellular technology for delivery of digital content. We currently use cellular technology to deliver digital content on a limited basis. While MediaTile has not alleged that our products infringe its rights, they may do so in the future.

Our business may be adversely affected by malicious applications that interfere with, or exploit security flaws in, our products and services.

Our business may be adversely affected by malicious applications that make changes to our customers’ computer systems and interfere with the operation and use of our products. These applications may attempt to interfere with our ability to communicate with our customers’ devices. The interference may occur without disclosure to or consent from our customers, resulting in a negative experience that our customers may associate with our products. These applications may be difficult or impossible to uninstall or disable, may reinstall themselves and may circumvent other applications’ efforts to block or remove them. In addition, we offer a number of products and services that our customers download to their computers or that they rely on to store information and transmit information over the Internet. These products and services are subject to attack by viruses, worms and other malicious software programs, which could jeopardize the security of information stored in a customer’s computer or in our computer systems and networks. The ability to reach customers and provide them with a superior product experience is critical to our success. If our efforts to combat these malicious applications fail, or if our products and services have actual or perceived vulnerabilities, there may be claims based on such failure or our reputation may be harmed, which would damage our business and financial condition.

We could have liability arising out of our previous sales of unregistered securities.

Prior to our initial public offering, we financed our development and operations with proceeds from the sale to accredited investors of debt and equity securities. These securities were not registered under federal or state securities laws because we believed such sales were exempt under Section 4(2) of the Securities Act of 1933, as amended, and under Regulation D under the Securities Act. In addition, we issued stock purchase warrants to independent contractors and associates as compensation or as incentives for future performance. We have received no claim that such sales were in violation of securities registration requirements under such laws, but should a claim be made, we would have the burden of demonstrating that sales were exempt from such registration requirements. In addition, it is possible that a purchaser of our securities could claim that disclosures to them in connection with such sales were inadequate, creating potential liability under the anti-fraud provisions of federal and state securities or other laws. If successful, claims under such laws could require us to pay damages, perform rescission offers, and/or pay interest on amounts invested and attorneys’ fees

Risk factors

and costs. Depending upon the magnitude of a judgment against us in any such actions, our financial condition and prospects could be materially and adversely affected.

We compete with other companies that have more resources, which puts us at a competitive disadvantage.

The market for digital signage software is highly competitive and we expect competition to increase in the future. Some of our competitors or potential competitors have significantly greater financial, technical and marketing resources than our company. These competitors may be able to respond more rapidly than we can to new or emerging technologies or changes in customer requirements. They may also devote greater resources to the development, promotion and sale of their products than our company.

We expect competitors to continue to improve the performance of their current products and to introduce new products, services and technologies. Successful new product introductions or enhancements by our competitors could reduce sales and the market acceptance of our products, cause intense price competition or make our products obsolete. To be competitive, we must continue to invest significant resources in research and development, sales and marketing and customer support. If we do not have sufficient resources to make these investments or are unable to make the technological advances necessary to be competitive, our competitive position will suffer. Increased competition could result in price reductions, fewer customer orders, reduced margins and loss of market share. Our failure to compete successfully against current or future competitors could seriously harm our business.

In the event we elect to expand our business through acquisitions, we cannot assure that such future acquisitions, if pursued and consummated, will be advantageous or profitable.

We may determine to grow through acquisitions of technologies, products or businesses. However, no acquisitions are currently being negotiated and no portion of the proceeds of this offering has been allocated to specific acquisitions. Nevertheless, we may complete future acquisitions using a portion of the proceeds of this offering, through issuances of equity securities which could be dilutive, or through the incurrence of debt which could contain restrictive covenants. In addition, acquisitions may result in significant amortization expenses related to intangible assets. Such methods of financing could adversely affect our earnings. Acquisitions also may involve numerous other risks, including difficulties in assimilating the operations and products or services of an acquired business, the diversion of management’s attention from other business concerns, risks of entering markets in which we have limited or no direct prior experience, the potential loss of key employees of an acquired business and difficulties in attracting additional key employees necessary to manage acquired operations. We cannot assure you that we will be successful in integrating any business acquired in the future. In addition, we cannot assure you that we will pursue or consummate future acquisitions or that any acquisitions, if consummated, will be advantageous or profitable for our company.

Risk factors

Risks Related to Our Securities

We must implement additional finance and accounting systems, procedures and controls in order to satisfy requirements applicable to public companies, which will increase our costs and divert management’s time and attention.

As a public company, we incur significant legal, accounting and other expenses that we did not incur as a private company, including costs associated with public company reporting requirements and corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002, as well as new rules implemented by the Securities and Exchange Commission and NASDAQ.

As an example of reporting requirements, we continue to evaluate our internal control systems in order to allow management to report on our internal control over financing reporting beginning with our annual report for the year ended December 31, 2007, and our independent registered public accounting firm to attest to our internal control over financing reporting beginning with our annual report for the year ended December 31, 2008, as required by Section 404 of the Sarbanes-Oxley Act of 2002. As a company with limited capital and human resources, we anticipate that more of management’s time and attention will be diverted from our business to ensure compliance with these regulatory requirements than would be the case with a company that has established controls and procedures. This diversion of management’s time and attention could have an adverse effect on our business, financial condition and results of operations.

In the event we identify significant deficiencies or material weaknesses in our internal control over financial reporting that we cannot remediate in a timely manner, or if we are unable to receive a positive attestation from our independent registered public accounting firm with respect to our internal control over financial reporting, investors and others may lose confidence in the reliability of our financial statements and the trading price of our common stock and ability to obtain any necessary equity or debt financing could suffer. In addition, in the event that our independent registered public accounting firm is unable to rely on our internal control over financial reporting in connection with its audit of our financial statements, and in the further event that it is unable to devise alternative procedures in order to satisfy itself as to the material accuracy of our financial statements, and related disclosures, it is possible that we would be unable to file our annual report with the Securities and Exchange Commission, which could also adversely affect the trading price of our common stock and our ability to secure any necessary additional financing, and could result in the delisting of our common stock from NASDAQ and the ineligibility of our common stock for quotation on the OTC Bulletin Board. In that event, the liquidity of our common stock would be severely limited and the market price of our common stock would likely decline significantly.

In addition, the new rules could make it more difficult or more costly for us to obtain certain types of insurance, including directors’ and officers’ liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our Board of Directors, on Board committees or as executive officers.

Risk factors

Our management has broad discretion over the use of the remaining net proceeds from our initial public offering as well as the net proceeds of this offering and may apply the proceeds in ways that do not improve our operating results or increase the value of our common stock.

Our management has significant discretion in the use of the remaining net proceeds of our initial public offering and the net proceeds of this offering. Accordingly, our investors will not have the opportunity to evaluate the economic, financial and other relevant information that we may consider in the application of such net proceeds. Therefore, it is possible that we may allocate such net proceeds in ways that fail to improve our operating results, increase the value of our common stock or otherwise maximize the return on these proceeds.

If we fail to comply with the NASDAQ requirements for continued listing, our common stock could be delisted from NASDAQ, which could hinder our investors’ ability to obtain timely quotations on the price of our common stock, or trade our common stock in the secondary market.

Our common stock must sustain a minimum bid price of at least $1.00 per share and we must satisfy the other requirements for continued listing on NASDAQ. In the event our common stock is delisted from NASDAQ, trading in our common stock could thereafter be conducted in the over-the-counter markets in the so-called pink sheets or the OTC Bulletin Board. In such event, the liquidity of our common stock would likely be impaired, not only in the number of shares which could be bought and sold, but also through delays in the timing of the transactions, and there would likely be a reduction in the coverage of our company by securities analysts and the news media, thereby resulting in lower prices for our common stock than might otherwise prevail.

The market price of our stock may be subject to wide fluctuations.

The price of our common stock may fluctuate, depending on many factors, some of which are beyond our control and may not be related to our operating performance. These fluctuations could cause our investors to lose part or all of their investment in our shares of common stock. Factors that could cause fluctuations include, but are not limited to, the following:

➢	price and volume fluctuations in the overall stock market from time to time;

➢	significant volatility in the market price and trading volume of companies in our industry;

➢	actual or anticipated changes in our earnings or fluctuations in our operating results or in the expectations of financial market analysts;

➢	investor perceptions of our industry, in general, and our company, in particular;

➢	the operating and stock performance of comparable companies;

➢	general economic conditions and trends;

Risk factors

➢	major catastrophic events;

➢	loss of external funding sources;

➢	sales of large blocks of our stock or sales by insiders; or

➢	departures of key personnel.

Our directors, executive officers and the Spirit Lake Tribe together may exercise significant control over our company.

As of May 1, 2007, our directors, executive officers and the Spirit Lake Tribe, which is a selling shareholder under this prospectus, beneficially owned approximately 18.3% of the outstanding shares of our common stock (based on 9,910,151 shares outstanding as of June 14, 2007). Following the sale of securities offered under this prospectus, assuming that all shares offered hereunder are sold, our directors, executive officers and the Spirit Lake Tribe will beneficially own 6.4% of the outstanding shares of our common stock. As a result, these shareholders, if acting together, may be able to influence or control matters requiring approval by our shareholders, including the election of directors and the approval of mergers or other extraordinary transactions. They may also have interests that differ from our other investors and may vote in a way with which such investors disagree and which may be adverse to such investors’ interests. The concentration of ownership may have the effect of delaying, preventing or deterring a change of control of our company, could deprive our shareholders of an opportunity to receive a premium for their common stock as part of a sale of our company and might ultimately affect the market price of our common stock.

Our articles of incorporation, bylaws and Minnesota law may discourage takeovers and business combinations that our shareholders might consider in their best interests.

Anti-takeover provisions of our articles of incorporation, bylaws and Minnesota law could diminish the opportunity for shareholders to participate in acquisition proposals at a price above the then current market price of our common stock. For example, while we have no present plans to issue any preferred stock, our Board of Directors, without further shareholder approval, may issue up to 16,666,666 shares of undesignated preferred stock and fix the powers, preferences, rights and limitations of such class or series, which could adversely affect the voting power of our common stock. In addition, our bylaws provide for an advance notice procedure for nomination of candidates to our Board of Directors that could have the effect of delaying, deterring or preventing a change in control. Further, as a Minnesota corporation, we are subject to provisions of the Minnesota Business Corporation Act, or MBCA, regarding “control share acquisitions” and “business combinations.” We may, in the future, consider adopting additional anti-takeover measures. The authority of our board to issue undesignated preferred stock and the anti-takeover provisions of the MBCA, as well as any future anti-takeover measures adopted by us, may, in certain circumstances, delay, deter or prevent takeover attempts and other changes in control of our company not approved by our Board of Directors.

Risk factors

We do not anticipate paying cash dividends on our shares of common stock in the foreseeable future.

We have never declared or paid any cash dividends on our shares of common stock. We intend to retain any future earnings to fund the operation and expansion of our business and, therefore, we do not anticipate paying cash dividends on our shares of common stock in the foreseeable future. As a result, capital appreciation, if any, of our common stock will be the sole source of gain for investors in our common stock for the foreseeable future.

A substantial number of shares will be eligible for future sale by our current investors and the sale of those shares could adversely affect our stock price.

If our existing shareholders sell, or indicate an intention to sell, substantial amounts of our common stock in the public market after the contractual lock-up and other legal restrictions discussed below lapse, the trading price of our common stock could be adversely effected.

Our directors, executive officers and certain other shareholders have agreed not to sell, offer to sell, contract to sell, pledge, hypothecate, grant any option to purchase, transfer or otherwise dispose of, grant any rights with respect to, or file or participate in the filing of a registration statement with the Securities and Exchange Commission, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, or be the subject of any hedging, short sale, derivative or other transaction that is designed to, or reasonably expected to lead to, or result in, the effective economic disposition of, or publicly announce his, her or its intention to do any of the foregoing with respect to, any shares of common stock, or any securities convertible into, or exercisable or exchangeable for, any shares of common stock for a period of 360 days, or 180 days in the case of shareholders other than our directors and executive officers, after November 28, 2006, the date of the final prospectus related to our initial public offering, without the prior written consent of the underwriter of our initial public offering. Our directors, executive officers and the Spirit Lake Tribe, which is a selling shareholder under this prospectus, further agreed to such restrictions for a period of 180 days beyond the date of the final prospectus of this offering. See “Underwriting — Lock-Up Agreement.” In addition, as required by certain state securities regulators, our directors and officers placed their equity securities in our company in escrow at the closing of our initial public offering.

Commencing May 29, 2007, 2,528,630 shares of our outstanding common stock, 1,328,880 shares underlying warrants and 81,000 shares underlying options became eligible for sale in the public market, and 1,928,667 additional shares of our outstanding common stock, 1,111,986 additional shares underlying warrants and 848,330 additional shares underlying options will become eligible for sale commencing upon the first to occur of November 23, 2007 or the expiration of the lock-up agreements applicable to our directors, executive officers and the Spirit Lake Tribe in connection with this offering. Substantially all of the foregoing shares and shares underlying warrants are registered for resale under a registration statement that was declared effective by the SEC on February 8, 2007. If these additional shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could be adversely affected.

Risk factors

Special note regarding forward-looking statements

This prospectus contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Prospectus summary,” “Risk factors,” “Use of proceeds,” “Management’s discussion and analysis or plan of operation” and “Business.” These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements include statements about:

➢	our estimates of future expenses, revenue and profitability;

➢	trends affecting our financial condition and results of operations;

➢	our ability to obtain customer orders;

➢	the availability and terms of additional capital;

➢	our ability to develop new products;

➢	our dependence on key suppliers, manufacturers and strategic partners;

➢	industry trends and the competitive environment;

➢	the impact of losing one or more senior executive or failing to attract additional key personnel; and

➢	other factors referenced in this prospectus, including those set forth under the caption “Risk factors.”

In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. We discuss many of these risks in this prospectus in greater detail under the heading “Risk factors.” Given these uncertainties, you should not attribute undue certainty to these forward-looking statements. Also, forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

Use of proceeds

The net proceeds to our company from the sale of the 3,600,000 shares of common stock offered by our company are estimated to be approximately $22,854,000, after deducting the underwriting discount and estimated offering expenses, or approximately $27,335,900 if the over-allotment option is exercised by the underwriters in full. We will not receive any proceeds from the sale of the 1,000,000 shares of common stock offered by the selling shareholder.

We intend to use the net proceeds of this offering for general corporate purposes, including working capital and acquisitions of technologies, products or businesses as such opportunities may arise. At present, there are no commitments or agreements with respect to any such acquisitions.

Until we use the proceeds for a particular purpose, we plan to invest the net proceeds of this offering generally in short-term, investment-grade instruments, interest-bearing securities or direct or guaranteed obligations of the United States.

Capitalization

The following table sets forth our capitalization as of March 31, 2007, on an actual basis and as adjusted to give effect to the sale by us of 3,600,000 shares of common stock at $7.00 per share in this offering and the receipt of the net proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, of $22,854,000. You should read the information below in conjunction with our financial statements and the related notes and “Management’s discussion and analysis or plan of operation” included elsewhere in this prospectus.

	March 31, 2007
	Actual	As Adjusted

Current portion of capital lease obligation	$105,405	$105,405
Capital lease obligations, net of current portion	132,447	132,447
Shareholders’ equity:
Preferred stock — 16,666,666 shares authorized, no shares issued and outstanding	—	—
Common stock, $.01 par value — 50,000,000 shares authorized, 9,835,621 and 13,435,621 shares issued and outstanding, respectively	98,356	134,356	(1)
Additional paid-in capital	49,684,429	72,502,429
Accumulated deficit	(36,484,278)	(36,484,278)
Accumulated and other comprehensive income	44,265	44,265

Total shareholders’ equity	13,342,772	36,196,772

Total capitalization	$13,580,624	$36,434,624

(1)	Assumes no exercise of warrants to purchase up to an aggregate of 2,595,526 shares of our common stock or options to purchase up to an aggregate of 1,017,493 shares of our common stock that were outstanding as of March 31, 2007.

Selected financial data

You should read the summary financial data below in conjunction with our financial statements and the related notes and with “Management’s discussion and analysis or plan of operation” included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 2005 and 2006 and the balance sheet data as of December 31, 2005 and 2006 are derived from our audited financial statements that are included elsewhere in this prospectus. The statement of operations data for the three months ended March 31, 2006 and 2007 and the balance sheet data as of March 31, 2007 are derived from our unaudited financial statements that are included elsewhere in this prospectus.

			Three Months Ended
	Years Ended December 31,		March 31,
	2005	2006	2006	2007

Statement of Operations Data:
Sales	$710,216	$3,145,389	$601,566	$196,436
Cost of sales(1)	939,906	1,545,267	227,190	103,263
Selling, general and administrative	2,889,230	5,042,635	1,423,214	2,381,238
Research and development expenses	881,515	875,821	233,605	249,431
Termination of partnership agreement	—	—	—	653,995
Interest and other expenses/(income)	789,490	10,469,403	650,200	(140,926)

Net loss	$(4,789,925)	$(14,787,737)	$(1,932,643)	$(3,050,565)

Loss per common share	$(7.18)	$(9.71)	$(2.46)	$(0.31)

Weighted average basic and diluted shares outstanding	666,712	1,522,836	784,130	9,832,288

	December 31,	December 31,	As of March 31, 2007
	2005	2006	Actual	As adjusted(2)

Balance Sheet
Current assets	$768,187	$16,999,503	$14,774,399	$37,628,399
Total assets	1,313,171	17,545,927	15,403,373	38,257,373
Current liabilities	7,250,478	1,652,687	1,928,154	1,928,154
Non-current liabilities	1,668,161	155,456	132,447	132,447
Total liabilities	8,918,639	1,808,143	2,060,601	2,060,601

Shareholders’ equity (deficit)	$(7,605,468)	$15,737,784	$13,342,772	$36,196,772	(3)

(1)	Includes $390,247 and $37,410 in obsolete inventory write downs for the years ended December 31, 2005 and 2006, respectively.
(2)	The balance sheet data above sets forth summary financial data as of December 31, 2005, December 31, 2006 and March 31, 2007, on an actual basis, and as of March 31, 2007 as adjusted to give effect to the sale by our company of 3,600,000 shares of common stock at $7.00 per share in this offering and the receipt by our company of the net proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, of $22,854,000.
(3)	Assumes no exercise of warrants to purchase up to an aggregate of 2,595,526 shares of our common stock or options to purchase up to an aggregate of 1,017,493 shares of our common stock that were outstanding as of March 31, 2007.

Market for common equity and related shareholder matters

Our common stock has been quoted on the NASDAQ Capital Market under the symbol “RNIN” since November 27, 2006. We intend to apply for listing of our common stock on the NASDAQ Global Market under the symbol “RNIN” assuming we meet the listing requirements of the Nasdaq Global Market following this offering. The following table sets forth the approximate high and low sales price for our common stock for the period indicated as reported by the NASDAQ Capital Market. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

Period	High	Low

Fourth Quarter 2006	$7.18	$3.50
First Quarter 2007	$9.05	$5.40

As of May 1, 2007, we had 215 shareholders of record and approximately 1,600 beneficial owners.

We have never declared or paid cash dividends on our common stock. We currently intend to retain future earnings, if any, to operate and expand our business, and we do not anticipate paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends in the future will be at the discretion of our Board of Directors and will depend upon our results of operations, earnings, capital requirements, contractual restrictions and other factors deemed relevant by our board.

Management’s discussion and analysis or plan of operation

The following discussion of our historical results of operations and our liquidity and capital resources should be read in conjunction with the financial statements and related notes that appear elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed in “Risk factors” elsewhere in this prospectus.

The Services We Provide

We provide dynamic digital signage solutions targeting specific retail and service markets through a suite of software applications collectively called RoninCast. RoninCast is an enterprise-level content delivery system that manages, schedules and delivers digital signage content over wireless or wired networks. Our solution, a digital alternative to static signage, provides our customers with a dynamic visual marketing system designed to enhance the way they advertise, market and deliver their messages to targeted audiences. Our technology can be combined with interactive touch screens to create new platforms for conveying marketing messages. We have installed more than 800 digital signage systems in over 275 locations since the introduction of RoninCast in January 2003.

Our Sources of Revenue

We generate revenue through system sales, license fees and separate service fees, including consulting, training, content development and implementation services, as well as ongoing customer support and maintenance, including product upgrades. We currently market and sell our software and service solutions through our direct sales force and value added resellers. We generated revenue of $710,216 and $3,145,389 in the years ended December 31, 2005 and 2006, respectively. We generated revenue of $196,436 in the three months ended March 31, 2007.

Our Expenses

Our expenses primarily comprise three categories: sales and marketing, research and development and general and administrative. Sales and marketing expenses include salaries and benefits for our sales associates and commissions paid on successful sales. This category also includes amounts spent on the hardware and software we use to prospect new customers, including those expenses incurred in trade shows and product demonstrations. Our research and development expenses represent the salaries and benefits of those individuals who develop and maintain our software products including RoninCast and other software applications we design and sell to our customers. Our general and administrative expenses consist of corporate overhead, including administrative salaries, real property lease payments, salaries and benefits for our corporate officers and other expenses such as legal and accounting fees.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the U.S., or GAAP, requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. In recording transactions and balances resulting from business operations, we use estimates based on the best information available. We use estimates for such items as depreciable lives, volatility factors in determining fair value of option grants, tax provisions, provisions for uncollectible receivables and deferred revenue. We revise the recorded estimates when better information is available,

Management’s discussion and analysis or plan of operation

facts change or we can determine actual amounts. These revisions can affect operating results. We have identified below the following accounting policies that we consider to be critical.

Revenue Recognition

We recognize revenue primarily from these sources:

➢	Software and software license sales

➢	System hardware sales

➢	Content development services

➢	Training and implementation

➢	Maintenance and support contracts

We apply the provisions of Statement of Position (“SOP”) 97-2, “Software Revenue Recognition,” as amended by SOP 98-9 “Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions” to all transactions involving the sale of software license. In the event of a multiple element arrangement, we evaluate if each element represents a separate unit of accounting taking into account all factors following the guidelines set forth in Emerging Issues Task Force Issue No. 00-21 (“EITF 00-21”) “Revenue Arrangements with Multiple Deliverables”.

We recognize revenue when (1) persuasive evidence of an arrangement exists; (2) delivery has occurred, which is when product title transfers to the customer, or services have been rendered; (3) customer payment is deemed fixed or determinable and free of contingencies and significant uncertainties; and (4) collection is probable.

Multiple-Element Arrangements — We enter into arrangements with customers that include a combination of software products, system hardware, maintenance and support, or installation and training services. We allocate the total arrangement fee among the various elements of the arrangement based on the relative fair value of each of the undelivered elements determined by vendor-specific objective evidence (“VSOE”). In software arrangements for which we do not have VSOE of fair value for all elements, revenue is deferred until the earlier of when VSOE is determined for the undelivered elements (residual method) or when all elements for which we do not have VSOE of fair value have been delivered.

We have determined VSOE of fair value for each of our products and services. The fair value of maintenance and support services is based upon the renewal rate for continued service arrangements. The fair value of installation and training services is established based upon pricing for the services. The fair value of software and licenses is based on the normal pricing and discounting for the product when sold separately. The fair value of its hardware is based on a stand-alone market price of cost plus margin.

Each element of our multiple element arrangement qualifies for separate accounting with the exception of undelivered maintenance and service fees. We defer revenue under the residual method for undelivered maintenance and support fees included in the price of software and amortize fees ratably over the appropriate period. We defer fees based upon the customer’s renewal rate for these services.

Management’s discussion and analysis or plan of operation

Software and Software License Sales

We recognize revenue when a fixed fee order has been received and delivery has occurred to the customer. We assess whether the fee is fixed or determinable and free of contingencies based upon signed agreements received from the customer confirming terms of the transaction. Software is delivered to customers electronically or on a CD-ROM, and license files are delivered electronically. We assess collectibility based on a number of factors, including the customer’s past payment history and its current creditworthiness. If it is determined that collection of a fee is not reasonably assured, we defer the revenue and recognize it at the time collection becomes reasonably assured, which is generally upon receipt of cash payment. If an acceptance period is required, revenue is recognized upon the earlier of customer acceptance or the expiration of the acceptance period.

System Hardware Sales

We recognize revenue on system hardware sales generally upon shipment of the product to the customer. Shipping charges billed to customers are included in sales and the related shipping costs are included in cost of sales.

Professional Service Revenue

Included in services and other revenue are revenue derived from implementation, maintenance and support contracts, content development and training. The majority of consulting and implementation services and accompanying agreements qualify for separate accounting. Implementation and content development services are bid either on a fixed-fee basis or on a time-and-materials basis. Substantially all of our contracts are on a time-and-materials basis. For time-and-materials contracts, we recognize revenue as services are performed. For a fixed-fee contract, we recognize revenue upon completion of specific contractual milestones or by using the percentage of completion method.

Training revenue is recognized when training is provided.

Maintenance and Support Revenue

Included in services and other revenue are revenue derived from maintenance and support. Maintenance and support consists of software updates and support. Software updates provide customers with rights to unspecified software product upgrades and maintenance releases and patches released during the term of the support period. Support includes access to technical support personnel for software and hardware issues.

Maintenance and support revenue is recognized ratably over the term of the maintenance contract, which is typically one to three years. Maintenance and support is renewable by the customer. Rates for maintenance and support, including subsequent renewal rates, are typically established based upon a specified percentage of net license fees as set forth in the arrangement.

Basic and Diluted Loss per Common Share

Basic and diluted loss per common share for all periods presented is computed using the weighted average number of common shares outstanding. Basic weighted average shares outstanding include only outstanding common shares. Diluted net loss per common share is computed by dividing net loss by the weighted average common and potential dilutive common shares outstanding computed in accordance with the treasury stock method. Shares reserved for outstanding stock awards, options, warrants and convertible notes are not considered because the impact of the incremental shares is antidilutive.

Management’s discussion and analysis or plan of operation

Deferred Income Taxes

Deferred income taxes are recognized in the financial statements for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates. Temporary differences arise from net operating losses, reserves for uncollectible accounts receivables and inventory, differences in depreciation methods, and accrued expenses. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Accounting for Stock-Based Compensation

In the first quarter of 2006, we adopted Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (SFAS 123R), which revises SFAS 123, “Accounting for Stock-Based Compensation” (SFAS 123) and supersedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25). SFAS 123R requires that share-based payment transactions with employees be recognized in the financial statements based on their fair value and recognized as compensation expense over the vesting period. Prior to SFAS 123R, we disclosed the pro forma effects of SFAS 123 under the minimum value method. We adopted SFAS 123R effective January 1, 2006, prospectively for new equity awards issued subsequent to January 1, 2006. The adoption of SFAS 123R for the year ended December 31, 2006 resulted in the recognition of stock-based compensation expense of $787,214. No tax benefit has been recorded due to the full valuation allowance on deferred tax assets that we have recorded.

Prior to January 1, 2006, we accounted for employee stock-based compensation in accordance with provisions of APB 25, and Financial Accounting Standards Board Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation — an Interpretation of APB No. 25”, and complied with the disclosure provisions of SFAS 123 and SFAS No. 148, “Accounting for Stock-Based Compensation — Transaction and Disclosure” (SFAS 148). Under APB 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of our stock and the exercise price of the option. We amortized deferred stock-based compensation using the straight-line method over the vesting period.

SFAS No. 123, as amended by SFAS No. 148, “Accounting for Stock Based Compensation — Transition and Disclosure” (SFAS No. 148), defines a fair value method of accounting for issuance of stock options and other equity instruments. Under the fair value method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period. Pursuant to SFAS No. 123, companies were not required to adopt the fair value method of accounting for employee stock-based transactions. Companies were permitted to account for such transactions under APB 25, but were required to disclose in a note to the financial statements pro forma net loss and per share amounts as if a company had applied the fair methods prescribed by SFAS 123. We applied APB Opinion 25 and related interpretations in accounting for the stock awards granted to employees and directors and have complied with the disclosure requirements of SFAS 123 and SFAS 148.

All stock awards granted by us have an exercise or purchase price equal to or above market value of the underlying common stock on the date of grant. Prior to the adoption of SFAS 123R, had compensation cost for the grants issued by us been determined based on the fair value at the grant dates for grants consistent with the fair value method of

Management’s discussion and analysis or plan of operation

SFAS 123, our cash flows would have remained unchanged; however, net loss and loss per common share would have been increased for the year ended December 31, 2005 to the pro forma amounts indicated below:

Net loss:	$(4,789,925)
As reported	—
Add: Employee compensation expense included in net loss
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	(13,880)

Pro forma	$(4,803,805)

Basic and diluted loss per common share:
As reported	$(7.18)

Pro forma	$(7.21)

The fair value of each award is estimated on the date of the grant using the Black-Scholes option-pricing model (minimum value method), assuming no expected dividends and the following assumptions:

	2005 Grants	2006 Grants

Expected volatility factors	n/a	61.7%
Approximate risk free interest rates	5.0%	5.0%
Expected lives	5 Years	5 Years

The determination of the fair value of all awards is based on the above assumptions. Because additional grants are expected to be made each year and forfeitures will occur when employees leave us, the above pro forma disclosures are not representative of pro forma effects on reported net income (loss) for future years. See “Note O” of the financial statements for years ended December 31, 2005 and 2006 for more information regarding our stock-based compensation plans.

We account for equity instruments issued for services and goods to non-employees under SFAS 123; EITF 96-18, “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”; and EITF 00-18, “Accounting Recognition for Certain Transactions Involving Equity Instruments Granted to Other Than Employees”. Generally, the equity instruments issued for services and goods are for shares of our common stock or warrants to purchase shares of our common stock. These shares or warrants generally are fully-vested, nonforfeitable and exercisable at the date of grant and require no future performance commitment by the recipient. We expense the fair market value of these securities over the period in which the related services are received.

Management’s discussion and analysis or plan of operation

Results of Operations

Three Months Ended March 31, 2006 Compared to Three Months Ended March 31, 2007

Our results of operations and changes in certain key statistics for the quarters ended March 31, 2006 and 2007 were as follows:

	March 31
	2006	2007

Sales	$601,566	$196,436
Cost of sales	227,190	103,263

Gross profit	374,376	93,173
Sales and marketing expenses	430,904	624,649
Research and development expenses	233,605	249,431
General administrative expenses	992,310	1,756,589
Termination of partnership agreement	—	653,995

Operating expenses	1,656,819	3,284,664

Operating loss	(1,282,443)	(3,191,491)
Other income (expenses):
Interest expense	(479,083)	(10,881)
Loss on debt modification	(171,954)	—
Interest income	204	153,298
Other	633	(1,491)

	(650,200)	140,926

Net loss	$(1,932,643)	$(3,050,565)

Sales

Our sales decreased $405,130 or 67% from first quarter 2006 to first quarter 2007. The decrease in revenue was due primarily to when we received orders and when all elements required for revenue recognition were met. In the first quarter of 2006, we recognized previously deferred revenue of $236,000 for a restaurant industry license as a result of signing a new agreement with the customer in March 2006. We were unable to recognize and therefore deferred $907,083 of revenue for projects billed but not completed as of March 31, 2007.

Cost of Sales

Our cost of sales decreased $123,927, or 55% from first quarter 2006 to first quarter 2007. The decrease in cost of sales was a direct result of the decrease in recognized revenue in first quarter 2007.

Management’s discussion and analysis or plan of operation

Operating Expenses

Our operating costs increased $1,627,845, or 98% from first quarter 2006 to first quarter 2007. The two largest factors in this increase were the termination of a partnership agreement for $653,995 and the compensation expense associated with stock options in the amount of $222,452, which are included in line item “Operating expenses.” The other increases in operating costs included salaries and related costs totaling $479,397, directly related to our increase in headcount from 29 to 38 associates. We also increased our advertising costs by $149,396 as a result of tradeshow participation and the continued marketing of RoninCast. Our expenses also increased due to higher professional fees of $122,605 largely due to the expense of being a public entity and growth of our business.

On February 13, 2007, we terminated a strategic partnership agreement with Marshall Special Assets Group, Inc. (“Marshall”), a company that provides financing services to the Native American gaming industry, by signing a Mutual Termination, Release and Agreement. We paid $653,995 in consideration of the termination of all rights under the strategic partnership agreement and in full satisfaction of any further obligations under the strategic partnership agreement. Going forward, we will pay a fee in connection with sales of our software and hardware to customers, distributors and resellers for use exclusively in the ultimate operations of or for use in a lottery (“End Users”). Under such agreement, we will pay a percentage of the net invoice price for the sale of our software and hardware to End Users, in each case collected by us on or before February 12, 2012, with a minimum annual payment of $50,000 for three years. We will be reimbursed for 50% of the costs and expenses incurred by us in relation to any test installations involving sales or prospective sales to End Users.

Interest Expense

Interest expense decreased $468,202 from first quarter 2006 to first quarter 2007. The decrease in interest expense was due to lower debt levels in the first quarter 2007 from first quarter 2006. We either converted or paid off all outstanding debt as of December 31, 2006 with the exception of capital leases.

Interest Income

Interest income increased $153,094 from first quarter 2006 to first quarter 2007. The increase in interest income was due to significantly higher cash balances as a result of our initial public offering in November 2006.

Management’s discussion and analysis or plan of operation

Year Ended December 31, 2005 Compared to Year Ended December 31, 2006

Our results of operations and changes in certain key statistics for the calendar years ended 2005 and 2006 were as follows:

	December 31,
	2005	2006

Sales	$710,216	$3,145,389
Cost of sales	939,906	1,545,267

Gross profit	(229,690)	1,600,122
Sales and marketing expenses	1,198,629	1,462,667
Research and development expenses	881,515	875,821
General administrative expenses	1,690,601	3,579,968

Operating expenses	3,770,745	5,918,456

Operating loss	(4,000,435)	(4,318,334)
Other income (expenses):
Interest expense	(804,665)	(10,124,216)
Loss on debt modification	—	(367,153)
Interest Income	1,375	21,915
Sundry	13,800	51

	(789,490)	(10,469,403)

Net loss	$(4,789,925)	$(14,787,737)

Sales

Our sales increased $2,435,173, or 343% from 2005 to 2006. The increase in revenue was the result of expansion of new and existing customers for the sales of our products and services. In addition we recognized $736,000 of license fees from two strategic relationships that were deferred in previous years.

Cost of Sales

Cost of sales for the year ended December 31, 2005 was $939,906. Cost of sales for the year ended December 31, 2006 was $1,545,267, which included inventory write downs of $37,410. The inventory write downs during 2005 amounted to $390,247. Cost of sales increased $605,361, or 64% from 2005 to 2006. The cost of sales increase was primarily attributable to increased system hardware sales.

Operating Expenses

Our operating costs increased $2,147,711, or 57% from 2005 to 2006. The single largest factor in this increase was salaries, commissions and related costs totaling $1,606,430. We also increased our advertising costs by $140,587 as a result of tradeshow participation and the continued marketing of RoninCast. Our expenses also increased due to higher professional fees of $304,373 largely due to the expense of being a public entity and growth of our business.

Management’s discussion and analysis or plan of operation

Interest Expense

Interest expense increased by $9,319,551 from 2005 to 2006. We also incurred a loss on debt modification of $367,153. The increase in interest expense was due to higher debt levels in 2006 versus 2005. These debt instruments included a coupon cost and non-cash accounting expense for debt discounts and beneficial conversion. Required cash payments for interest were $2.2 million for 2006, including accrued interest at December 31, 2006, and the remaining interest expense was primarily warrant valuation and beneficial conversion. The loss on debt modification related to a 2006 modification to outstanding debt to provide longer liquidity than was originally anticipated.

Liquidity and Capital Resources

Operating Activities

We do not currently generate positive cash flow.  Our investments in infrastructure have been greater than sales generated to date. As of March 31, 2007, we had an accumulated deficit of $36,484,278. The cash flow used in operating activities was $3,384,874 and $4,959,741 for the years ended December 31, 2005 and 2006, respectively. The cash flow used in operating activities was $1,060,575 and $2,164,459 for the three months ended March 31, 2006 and 2007, respectively. At the end of first quarter 2007, we had signed purchase orders or agreements for installations we expect to complete during 2007 of approximately $14.5 million. Recognition of revenue related to these purchase orders and agreements is subject to delivery or successful installation.

Investing Activities

Using a portion of the net proceeds from our initial public offering (described below), we purchased $7,176,779 of marketable securities during the year ended December 31, 2006 and $1,499,439 of marketable securities during the three months ended March 31, 2007. Such marketable securities consisted of debt securities issued by federal government agencies with maturity dates in 2007.

Financing Activities

We have financed our operations primarily from sales of common stock and the issuance of notes payable to vendors, shareholders and investors. For the years ended December 31, 2005 and 2006, we generated $3,691,931 and $20,586,247 from these activities, respectively. For the three months ended March 31, 2006 and 2007, we generated $2,338,723 and $8,085 from these activities, respectively.

As of March 31, 2007, we did not have any significant debt, with the exception of capital leases. We plan to use our available cash to fund operations, which includes the continued development of our products, infrastructure and attraction of customers.

On November 30, 2006, we sold 5,175,000 shares of our common stock at $4.00 per share in our initial public offering pursuant to a registration statement on Form SB-2, which was declared effective by the Securities and Exchange Commission on November 27, 2006. We obtained approximately $18.4 million in net proceeds as a result of such offering. As a result of the closing of such offering, we also issued the following unregistered securities on November 30, 2006:

➢	We sold to the underwriter of our initial public offering for $50 a warrant to purchase 450,000 shares of our common stock exercisable at $4.80 per share. The warrant is not exercisable during the first 360 days after the date of the final prospectus from our initial public offering (November 28, 2006) and expires on the

Management’s discussion and analysis or plan of operation

fourth anniversary of issuance. The warrant contains customary anti-dilution provisions and certain demand and participatory registration rights. The warrant may not be sold, transferred, assigned or hypothecated for a period of one year from the date of the final prospectus from our initial public offering, except to officers or partners of the underwriter of our initial public offering and members of that offering’s selling group and/or their officers or partners.

➢	Pursuant to the terms of convertible debenture agreements which we entered into with the Spirit Lake Tribe, a federally recognized Native American tribe, our indebtedness to the Spirit Lake Tribe incurred in 2005 aggregating $3,000,000 automatically converted into 1,302,004 shares of common stock. Certain of those shares are offered by Spirit Lake Tribe pursuant to this prospectus.

➢	Pursuant to various note conversion agreements with 21 holders of convertible notes or debentures, an aggregate of $2,029,973 principal amount of notes was automatically converted into 634,362 shares of our common stock. In addition, we issued 40,728 common shares in lieu of the payment of accrued interest in the amount of $130,344 due to certain holders of such notes and debentures.

On December 30, 2006, we issued 1,798,611 shares of common stock to holders of 12% convertible bridge notes upon the conversion of $5,413,429 principal amount and $342,126 in accrued interest on such notes. The remaining 12% convertible bridge notes not converted in the principal amount of $335,602 and accrued interest of $70,483 were repaid in cash. We were obligated to repay the notes within 30 days of the closing of our initial public offering, which occurred on November 30, 2006.

On February 13, 2007, we terminated our strategic partnership agreement with Marshall Special Assets Group, Inc. (“Marshall”) by signing a Mutual Termination, Release and Agreement. By entering into the Mutual Termination, Release and Agreement, we regained the rights to directly control our sales and marketing process within the gaming industry and will obtain increased margins in all future digital signage sales in such industry. Pursuant to the terms of the Mutual Termination, Release and Agreement, we paid Marshall an aggregate amount equal to the sum of (i) $500,000 and (ii) $153,995 (representing a return of 12% per annum accrued through the date of termination on amounts previously paid by Marshall to us under the strategic partnership agreement), in consideration of the termination of all of Marshall’s rights under the strategic partnership agreement and in full satisfaction of any further obligations to Marshall under the strategic partnership agreement. The termination payment of $653,995 was recognized as a charge to our first quarter 2007 earnings. Pursuant to the Mutual Termination, Release and Agreement, we will pay Marshall a fee in connection with sales of our software and hardware to customers, distributors and resellers for use exclusively in the ultimate operations of or for use in a lottery (“End Users”). Under such agreement, we will pay Marshall (i) 30% of the net invoice price for the sale of our software to End Users, and (ii) 2% of the net invoice price for the sale of hardware to End Users, in each case collected by us on or before February 12, 2012, with a minimum annual payment of $50,000 for three years. Marshall will pay 50% of the costs and expenses incurred by us in relation to any test installations involving sales or prospective sales to End Users. For further information regarding our relationship with Marshall, please review “Business — Agreement with Marshall Special Assets Group, Inc.”

On March 23, 2007, we contracted with an outside consulting firm to provide implementation assistance in connection with a new accounting system, customer relationship management software, and Sarbanes-Oxley documentation and testing. We anticipate spending approximately $200,000 on these services during 2007.

We believe we can continue to develop our sales to a level at which we will become cash flow positive. Based on our current and anticipated expense levels, existing capital resources and the net proceeds of this offering, we anticipate that our cash will be adequate to fund our operations for at least the next twelve months.

Management’s discussion and analysis or plan of operation

2007 Outlook

At the end of first quarter 2007, we had signed purchase orders or agreements for installations we expect to complete during 2007 of approximately $14.5 million. Recognition of revenue related to these purchase orders and agreements is subject to delivery or successful installation. We expect sales for the full year 2007 to be in the range of $18 million to $21 million and continue to target our gross margin at 40% or higher.

Contractual Obligations

Operating and Capital Leases

We lease certain equipment under three capital lease arrangements. The leases require monthly payments in the aggregate of $11,443, including interest imputed at 16% to 22% per year through December 2009.

We lease approximately 8,610 square feet of office and warehouse space located in Eden Prairie, Minnesota under a five-year operating lease that extends through November 30, 2009. The monthly lease obligation is currently $6,237 and adjusts annually with monthly payments increasing to $6,560 in August 2009. In addition, we lease additional warehouse space of approximately 2,160 square feet. This lease expires in September 2007 and has a monthly payment obligation of $1,350.

We lease equipment under a non-cancelable operating lease that requires monthly payments of $441 through December 2008.

The following table summarizes our obligations under contractual agreements as of March 31, 2007 and the time frame within which payments on such obligations are due.

	Payments due by period
		Less than	One to	Three to	More than
Contractual obligations	Total	one year	three years	five years	five years

Capital lease obligations, including interest	$287,904	$102,988	$184,916	$—	$—
Operating lease obligations	$227,026	$72,433	$154,593	$—	$—
Total obligations	$514,930	$175,421	$339,509	$—	$—

On April 26, 2007, we entered into a lease arrangement for additional office space. The lease commences on July 9, 2007. The lease is for 67 months for approximately 19,000 square feet located in Minnetonka, Minnesota. The lease contains financial terms that adjust over time. We expect our payments during the lease terms, including the expenses of maintaining such leased facility, to total approximately $1.5 million. We are currently attempting to sub-lease our present facility. For further information on such lease agreement, please review “Properties.”

On June 11, 2007, we executed a statement of work with Spanlink Communications, Inc. relating to the acquisition of a communications system for a new office location. The statement of work specifies a Cisco Unified Communications system, including hardware, software and services in connection with the installation and maintenance of the system, and arises out of a proposal from Spanlink and a master services agreement signed by the parties in April 2007. Brett A. Shockley, one of our directors, is the President, Chairman, a Director and principal shareholder of Spanlink Communications, Inc. We estimate that the amount of the contract will be $206,000. We believe the communication

Management’s discussion and analysis or plan of operation

system to be acquired from Spanlink and the cost thereof to be competitive with systems that could be provided by unrelated parties.

Based on our working capital position at March 31, 2007, we believe we have sufficient working capital to meet our current operating and lease obligations.

Recent Accounting Pronouncements

In May 2005, the FASB issued SFAS 154, “Accounting Changes and Error Corrections” which replaces Accounting Principles Board Opinion (“APB”) 20, “Accounting Changes.” The new standard generally requires retrospective treatment (restatement of comparable prior period information) rather than a cumulative effect adjustment for the effect of a change in accounting principle or method of application. We adopted this standard effective January 1, 2006.

In September 2005, the FASB approved EITF Issue 05-8, “Income Tax Consequences of Issuing Convertible Debt with a Beneficial Conversion Feature” (EITF 05-8). EITF 05-8 provides (1) that the recognition of a beneficial conversion feature creates a difference between book basis and tax basis of a convertible debt instrument, (2) that basis difference is a temporary basis for which a deferred tax liability should be recorded, and (3) the effect of recognizing the deferred tax liability should be charged to equity in accordance with SFAS No. 109. EITF 05-8 was effective for financial statements for periods beginning after December 15, 2005. We applied EITF 05-8 to the 2006 issuance of convertible debt and had no differences in book and tax basis and no deferred tax liability as of December 31, 2006. We reduced our net operating loss carryover and valuation allowance by approximately $2.3 million for the non-deductibility of the beneficial conversion feature recorded in 2006. When the valuation allowance related to deferred tax assets reverses, we will record a $2.3 million tax benefit related to the beneficial conversion feature with a corresponding decrease to additional paid-in capital.

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” (“FIN 48”) an interpretation of FASB Statement No. 109, “Accounting for Income Taxes”. FIN 48 requires that a position taken or expected to be taken in a tax return be recognized in the financial statements when it is more likely than not (i.e. a likelihood of more than 50%) that the position would be sustained upon examination by tax authorities. A recognized tax position is then measured at the largest amount of benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. FIN 48 also requires expanded disclosures including identification of tax positions for which it is reasonably possible that total amounts of unrecognized tax benefits will significantly change in the next 12 months, a description of tax years that remain subject to examination by a major tax jurisdiction, a tabular reconciliation of the total amount of unrecognized tax benefits at the beginning and end of each annual reporting period, the total amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate and the total amounts of interest and penalties recognized in the statements of operations and financial position. FIN 48 will be effective for public companies for fiscal years beginning after December 15, 2006. The recognition and measurement requirements under FIN 48 had no impact on our existing tax positions upon adoption on January 1, 2007.

In September 2006, the SEC issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (SAB 108). SAB 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. Under SAB 108, registrants should quantify errors using both a balance sheet and income statement approach (dual approach) and evaluate whether either approach results in a misstatement that is material when all relevant quantitative and qualitative factors are considered. We adopted SAB 108 on December 31, 2006. The adoption had no impact on our financial position or results of operations.

Business

History

Wireless Ronin Technologies, Inc. is a Minnesota corporation incorporated on March 23, 2000. Originally we sought to apply our proprietary wireless technology in the information device space and focused on an “industrial strength” personal digital assistant. We recognized that we lacked the financial and operating strength to compete in the general market and instead targeted niche markets, but we were unable to gain market acceptance for this type of application. Beginning in the fall of 2002, we designed and developed RoninCast®. The first release of RoninCast was in the spring of 2003.

In November 2006, we sold 5,175,000 shares of our common stock at $4.00 per share in our initial public offering pursuant to a registration statement on Form SB-2.

General

We provide dynamic digital signage solutions targeting specific retail and service markets. Through a suite of software applications marketed as RoninCast, we provide an enterprise-level content delivery system that manages, schedules and delivers digital content over wireless or wired networks. Additionally, RoninCast’s flexibility allows us to develop custom solutions for specific customer applications.

Business Strategy

Our objective is to be the premier provider of dynamic digital signage systems to customers in our targeted retail and service markets. To achieve this objective, we intend to pursue the following strategies:

Focus on Vertical Markets.  Our direct sales force focuses primarily on the following vertical market segments: in-store, gaming and hospitality, specialized services and public spaces. To attract and influence customers, these markets continue to seek new mediums that provide greater flexibility and visual impact in displaying content. We focus in markets where we believe our solution offers the greatest advantages in functionality, implementation and deployment over traditional media advertising.

Leverage Strategic Partnerships and Reseller Relationships.  We have a partnership and reseller relationship with Richardson Electronics. We also seek to develop and leverage relationships with additional market participants to integrate complementary technologies with our solutions. We believe that such strategic partnerships will enable access to emerging new technologies and standards and increase our market presence. We plan to continue developing and expanding reseller relationships with firms or individuals who possess key market positions or industry knowledge.

Market and Brand Our Products and Services Effectively.  Our key marketing objective is to establish RoninCast as an industry standard in the dynamic digital signage industry. Our marketing initiatives convey the distinguishing and proprietary features of our products, including wireless networking, centralized content management and custom software solutions.

Our strategy has included establishing a strong presence at national trade shows, such as NADA (National Auto Dealership Association), Globalshop, Digital Signage Expo and InfoComm. Globalshop is a U.S. trade show focused on the in-store shopping experience. The Digital Signage Expo, a trade show dedicated solely to digital signage products, attracts attendees from a variety of markets, including retail, financial, hospitality and public spaces. InfoComm is a trade show for the professional audio/video and information communications industry.

Business

We also participate in more than 10 other trade shows annually together with our resellers. For example, we attend the International Retail Design Conference as the Presenting Sponsor, giving us the ability to connect directly with top retail brands. These trade shows provide an ideal venue for product introduction and engaging with key retailers. We continually evaluate our strategies to determine which trade show presence best serves our marketing objectives.

Outsource Non-Specialized Operating Functions.  We outsource certain non-specialized support functions such as system installation, fixturing, integration and technical field support. In addition, we purchase from manufacturers such items as stands, mounts, custom enclosures, monitors and computer hardware. We believe that our expertise in managing complex outsourcing relationships improves the efficiency of our digital signage solutions, and allows us to focus on our core competencies.

Create Custom Solutions.  Although RoninCast is an enterprise solution designed for an array of standard applications, we also develop custom systems that meet the specific business needs of our customers. As digital signage technology continues to evolve we believe that creating custom solutions for our customers is one of the primary differentiators of our value proposition.

Develop New Products.  Developing new products and technologies is critical to our success. Increased acceptance of digital signage will require technological advancements to integrate it with other systems such as inventory control, point-of sale and database applications. In addition, digital media content is becoming richer and we expect customers will continue to demand more advanced requirements for their digital signage networks. We intend to continue to listen to our customers, analyze the competitive landscape and continually improve our products.

Industry Background

Digital Signage.  We provide digital signage for marketing and advertising purposes across a variety of industry verticals. Total advertising expenditures within the United States were approximately $264 billion in 2004 according to Advertising Age’s Special Report: Profiles Supplement — 50th Annual 100 Leading National Advertisers Report. Within this aggregate expenditure, we participate in a digital signage segment focusing primarily on marketing or advertising targeted to specific retail and service markets.

The use of digital signage is expected to grow significantly over the next several years. Frost & Sullivan has estimated that the size of the North American digital signage advertising market, comprising advertising revenue from digital signage networks, was $102.5 million in 2004 and forecasts the market to reach $3.7 billion in 2011, a compound annual growth rate of 67%.

Frost & Sullivan also estimates that expenditures for digital signage systems, including displays, software, software maintenance, media players, design, installation, and networking services, were $148.9 million in 2004, and the market is forecast to reach $856.9 million by 2011, a compound annual growth rate of 28%.

Growth of Digital Signage.  We believe there are four primary drivers to the growth of digital signage:

➢	Changes in the advertising landscape. With the introduction of personal video recorders (PVRs) and satellite radio, we believe retailers, manufacturers and advertising firms are struggling with ways to present their marketing message effectively. A recent article in Infomercial Media states that PVRs (TiVo, for example) will be in over 30% of US homes within the next five years. Although viewers are watching 20-30% more television, they are using PVR technology to bypass as much as 70% of the commercials. In

Business

addition, satellite radio continues to grow in popularity with limited and/or commercial free programming. We believe the use of digital signage will continue to grow as advertisers seek alternatives to traditional media.

➢	Growing awareness that digital signage is more effective. Research presented at the 2005 Digital Signage Business conference shows that digital signage receives up to 10 times the eye contact of static signage and, depending upon the market, may significantly increase sales for new products that are digitally advertised. A study by Arbitron, Inc. found that 29% of the consumers who have seen video in a store say they bought a product they were not planning on buying after seeing the product featured on the in-store video display. We believe that our dynamic digital signage solutions provide a valuable alternative to advertisers currently using static signage.

➢	Decreasing hardware costs associated with digital signage. The high cost of monitors has been an obstacle of digital signage implementation for a number of years. The price of digital display panels has been falling due to increases in component supplies and manufacturing capacity. As a result, we believe that hardware costs are likely to continue to decrease, resulting in continued growth in this market. We employ digital displays from a variety of manufacturers. This independence allows us to give our customers the hardware their system requires while taking advantage of improvements in hardware technology, pricing reductions and availability. We partner with several key hardware vendors, including NEC, Richardson Electronics, (Pixelink), LG, Hewlett Packard and Dell.

➢	Compliance and effectiveness issues with traditional point-of-purchase signage. Our review of the current market indicates that most retailers go through a tedious process to produce traditional static point-of-purchase and in-store signage. They create artwork, send such artwork to a printing company, go through a proof and approval process and then ship the artwork to each store. According to an article appearing in The Retail Bulletin (February 19, 2006), it is estimated that less than 50% of all static in-store signage programs are completely implemented once they are delivered to stores. We believe our signage solution can enable prompt and effective implementation of retailer signage programs, thus significantly improving compliance and effectiveness.

The RoninCast Solution

RoninCast is a digital alternative to static signage that provides our customers with a dynamic visual marketing system designed to enhance the way they advertise, market, deliver and update their messages to targeted audiences. For example, our technology can be combined with interactive touch screens to create new platforms for assisting with product selection and conveying marketing messages. An example of this is the interactive, touch screen kiosk we designed for shoppers at stores where Sealy mattresses are sold. RoninCast enables us to deliver a turn-key solution that includes project planning, innovative design services, network deployment, software training, equipment, hardware configuration, content development, implementation, maintenance, 24/7 help desk support and a full service network operations center.

Our software manages, schedules, and delivers dynamic digital content over wired or wireless networks. Our solution integrates proprietary software components and delivers content over proprietary communication protocols.

RoninCast is an enterprise software solution which addresses changes in advertising dynamics and other traditional methods of delivering content. We believe our product provides benefits over traditional static signage and assists our customers in meeting the following objectives of a successful marketing campaign.

Business

In May 2007, we established a full service, manned 24/7 network operations center in Minneapolis, Minnesota, supported by a redundant center in Des Moines, Iowa. Our operators send schedules and content, gather data from the field, flag and elevate field issues and handle customer calls. The servers in both locations communicate in real-time with the devices deployed at our customer locations. We estimate that this design provides us a disaster recovery time of less than an hour.

Features and benefits of the RoninCast system include:

➢	Centrally Controlled. RoninCast empowers the end-user to distribute content from one central location. As a result, real-time marketing decisions can be managed in-house ensuring retailers’ communication with customers is executed system-wide at the right time and the right place. Our content management software recognizes the receipt of new content, displays the content, and reports back to the central location(s) that the media player is working properly.

➢	Wireless Delivery. RoninCast can distribute content within an installation wirelessly. RoninCast is compatible with current wireless networking technology and does not require additional capacity within an existing network. RoninCast uses Wireless Local Area Network (WLAN) or wireless data connections to establish connectivity. By installing or using an existing onsite WLAN, RoninCast can be incorporated throughout the venue without any environmental network cabling. We also offer our cellular communications solution for off-site signage where WLAN is not in use or practical.

➢	Ease and Speed of Message Delivery. Changing market developments or events can be quickly incorporated into our system. The end-user may create entire content distributions on a daily, weekly or monthly basis. Furthermore, the system allows the end-user to interject quick daily updates to feature new or overstocked items, and then automatically return to the previous content schedule.

➢	Data Collection. Through interactive touch screen technology, RoninCast software can capture user data and information. This information can provide feedback to both the customer and the marketer. The ability to track customer interaction and data mine user profiles, in a non-obtrusive manner, can provide customers feedback that would otherwise be difficult to gather.

➢	Integrated Applications. RoninCast can integrate digital signage with other applications and databases. RoninCast is able to use a database feed to change the content or marketing message, making it possible for our customers to deliver targeted messages. Data feeds can be available either internally within a business or externally through the Internet. For example, our customers can specify variable criteria or conditions which RoninCast will analyze, delivering marketing content relevant to the changing environment.

➢	Scalability/Mobility. By utilizing a wireless network, the RoninCast system provides the ability to easily move signage or “scale-up” to incorporate additional digital signage. Displays can be moved to or from any location under a wireless network. Customers are able to accommodate adds/moves/changes within their environment without rewiring network connections. And when the customer wants to add additional digital signage, only electrical power needs to be supplied at the new location.

➢	Compliance/Consistency. RoninCast addresses compliance and consistency issues associated with print media and alternative forms of visual marketing. Compliance measures the frequency of having the marketing message synchronized primarily with product availability and price. Compliance issues cause inconsistencies in pricing, product image and availability, and store polices. RoninCast addresses compliance by allowing message updates and flexible control of a single location or multiple locations network-wide.

Business

RoninCast allows our customers to display messages, pricing, images, and other information on websites that are identical to those displayed at retail locations.

➢	Network Control. Each remote media player is uniquely identified and distinguished from other units as well as between multiple locations. RoninCast gives the end-user the ability to view the media player’s status to determine if the player is functioning properly and whether the correct content is playing. A list of all units on the system is displayed allowing the end-user to view single units or clusters of units. The system also allows the end-user to receive information regarding the health of the network before issues occur. In addition, display monitors can be turned on or off remotely.

Industry Recognition

In March 2007, our SealyTouchtm product designed for Sealy Corporation won the Silver Outstanding Merchandizing Achievement Award in the Digital Signage category from Point of Purchase Advertising International.

This awards contest recognizes the most innovative and effective marketing at-retail displays and programs that improve sales and make products memorable and enticing to consumers.

Also, our projects for Zia Sleep Sanctuary and Canterbury Park received awards at the Digital Signage Expo in May 2007. Digital Signage Expo is a trade show solely dedicated to digital signage products. Zia Sleep Sanctuary won the Retail Store award and Canterbury Park won for its installation at the Minneapolis airport in the Environmental Design Integration category.

Our Markets

We generate revenue through system sales, license fees and separate service fees for consulting, training, content development and implementation services, and for ongoing customer support and maintenance. We currently market and sell our software and service solutions through our direct sales force and value added resellers. We have reseller relationships with Richardson Electronics, Wand Corporation, Sign Biz, Inc., BigEye Productions and Brookview Technologies.

➢	Richardson Electronics is a global provider of “engineered solutions” serving the radio frequency and wireless communications, industrial power conversion, medical imaging, security and display systems markets. The company’s core capabilities include product manufacturing, systems integration, prototype design and manufacture, testing and logistics. Richardson, a public company which has been in business since 1947, has a worldwide customer base of more than 135,000 and a presence in 46 countries.

➢	Wand Corporation has over 20 years of experience as a point-of-sale solutions provider for the quick-serve restaurant industry. The Wand solution provides the technology needed to run a quick service restaurant including hardware, software, point-of-sale, technical support, central office, back office, polling, integration, Internet connectivity, open architecture, custom reports, executive dashboard and digital menus.

➢	Sign Biz, Inc., which was established in 1989, operates in the field of computer-aided signmaking. Its program, LobbyPOP, offers an exclusive point-of-purchase program that builds upon the growing trend for the use of digital media in signage and promotion. The Sign Biz chain of 170+ LobbyPOP dealers offers LobbyPOP branding packages to small businesses. LobbyPOP dealers are trained in the technologies of “deco-advertising” including floor, wall, color, sound and multimedia systems to enhance the small business

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environment. Sign Biz fully engages in the digital imaging arena with a program that includes media content, interior design, sound, and installation services from one point-of-contact.

➢	BigEye Productions, founded in 1996, is a web design and Internet hosting company located in Calgary, Alberta, Canada. BigEye offers website design, online publishing and online surveys. BigEye’s newest technology offerings include digital signage using the RoninCast software to offer clients a complete digital marketing solution. As a reseller of RoninCast, BigEye manages the content design, updating and network management needs of its clients.

➢	Brookview Technologies provides projection displays using transparent screens that can perform in high ambient light environments, maintain a wide viewing angle and can be used as interactive touch screens. Brookview is the distributor in the U.S. and Canada of the HoloProTM and ViP Interactive brands. As a reseller of RoninCast, Brookview can now offer its clients centralized control of the content displayed on their projection screens.

We market to companies that deploy point-of-purchase advertising or visual display systems and whose business model incorporates marketing, advertising, or delivery of messages. Typical applications are retail and service business locations that depend on traditional static point-of-purchase advertising. We believe that any retail businesses promoting a brand or advertisers seeking to reach consumers at public venues are also potential customers. We believe that the primary market segments for digital signage include:

Retail.  General retailers typically have large stores offering a variety of goods and services. This vertical market consistently faces the challenge of improving customer traffic as the size of the stores increases. It is estimated that a typical customer’s shopping cycle is once every two weeks for about 1.5 hours per visit. Furthermore, retailers also understand the need to compete with online shopping by offering a source for products that are becoming more popular for purchases via the Internet. Retailers are also concerned about the demographic shopping cycle. Customers from different demographic groups shop at different times of the day and week. The challenge is to set the store and its promotions to fit the various demographic customers, their respective shopping patterns and cycles, and to offer services that more effectively compete with electronic venues. Retailers also have difficulty with point-of-purchase compliance. Once static signage is created, printed and shipped, retailers face the challenge to get individual stores to install the point-of-purchase advertising in the proper place and at the proper time, and to remove it at the right time. In some instances, retailers see less than 50% compliance on an individual store level.

Hospitality.  Hospitality venues offer an array of opportunities for digital signage. For example, in the gaming and casino environment, entertainers and events often require signage to be developed, installed and removed on a frequent basis. RoninCast allows for centralized control and scheduling of all content, which provides a more efficient and manageable system. Additionally, casino and gaming facilities offer a variety of non-gaming services, such as spas, restaurants, shopping malls and convention halls. These facilities attempt to raise guest awareness of multiple products and services in an attractive and informative manner. Casinos may also have a need for off-site advertising, such as at airports or arenas, to drive traffic from these venues to their facilities. RoninCast with mobile communications enables the use of in-house signage to be used for off-site applications.

We believe that restaurants also offer opportunities for digital signage within the hospitality industry. Indoor advertising in restrooms, curbside pick-up, waiting areas and menu boards are areas in which digital signage can be incorporated. For example, most walk through restaurants use backlit fixed menu systems. These are time consuming and expensive to change, leaving the restaurant with a menu fare that is fixed for a period of time. Additionally, restaurants offer different menus at different times of the day making the menu cluttered and difficult for the customer to follow. RoninCast allows

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for “real-time” scheduling of menu board items throughout the day with prices and selections changing based on a user-defined schedule.

Specialized Services.  The healthcare and banking industries both have specific customer waiting areas and are information-driven. By incorporating digital signage programs, these institutions can promote products and disseminate information more effectively. In addition, digital signage can reduce perceived wait times by engaging patients or customers with relevant marketing messages and information.

Public Spaces.  Public spaces such as convention centers, transportation locations and arenas present opportunities for digital signage applications. Convention centers welcome millions of visitors per year for a variety of events. Airports offer another opportunity for digital signage. These potential customers using RoninCast, along with mobile communications, can control messages remotely from their central headquarters without requiring an onsite communication network.

Our Customers

Historically, our business has been dependent upon a few customers. Our goal is to broaden and diversify our customer base. We have installed more than 800 digital signage systems in over 275 locations since the introduction of RoninCast in January 2003. During the first several months of 2007, our customers have included the following:

➢	Reuters Limited — In June 2007, we entered into a master services agreement with Reuters Limited to manage and maintain Reuter’s InfoPoint network at digital signage locations in and outside of the United States. The InfoPoint network is a lifestyle, news, information and pictures-based digital signage display network designed for the out-of-home market. The network is designed for public spaces, lobbies, waiting areas and walk ways. Our RoninCast digital signage software will be supplied to Reuters through our reseller partner, Richardson Electronics, for up to 1,000 units at Reuters locations by 2010. Reuters is the world’s largest international multimedia news agency, providing investing news, world news, business news, technology news, headline news, small business news via the internet, video, mobile and interactive television platforms. We will provide system support to Reuters’ network on a 24-hour per day, 7-day per week and 365 days per year basis.

➢	NewSight Corporation — Following a proposal submitted to and accepted by NewSight Corporation, we were authorized in February 2007 to implement digital signage systems, including our RoninCast software, for NewSight’s initial rollout of network installations in 19 large, upscale malls. These network installations will begin in the first half of 2007. In addition, we will work with NewSight to implement its launch, installation and ongoing operation of an initial rollout of a digital signage network in physicians’ offices throughout the U.S., consisting of a waiting room display network to educate patients on medical procedures and provide office information. We will provide hardware procurement, project management and installation for both the mall and physicians’ office digital signage installations. NewSight also authorized us to develop software for its patented 3-D platform.

➢	Carnival Cruise Lines — Carnival Cruise Lines has installed RoninCast on two of its newest ships, Carnival Freedom and Costa Serena as of March 2007 and May 2007, respectively. Carnival has installed more than 20 displays into the casino areas to advertise upcoming events, showcase jackpot winners, and communicate jackpot totals in real-time.

In aggregate, the customers listed below represent 17.9% of total sales for the year ended December 31, 2005 and 35.3% of total sales for the year ended December 31, 2006.

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➢	Sealy Corporation — We entered into a sale and purchase agreement with Sealy Corporation in July 2006. During 2005, we worked with Sealy to develop the SealyTouch system, which is an in-store, interactive shopping and training aid for mattress customers and retail associates. Sealy distributes its products through approximately 2,900 dealers at approximately 7,000 locations. Sealy purchased 50 SealyTouch systems in 2006. We have agreed to work with Sealy on an exclusive basis in the bedding manufacture and retail field and will be Sealy’s exclusive vendor for these systems during the three-year term of the agreement, assuming Sealy’s satisfaction of minimum order requirements described below, and contingent upon the successful conclusion of Sealy’s system beta testing and the parties entering into a master services agreement and certain other related agreements. Our commitment to work with Sealy on an exclusive basis is subject to Sealy ordering either: (i) 250 SealyTouch systems per calendar quarter beginning with the quarter ending June 30, 2007, or (ii) a total of 2,000 systems deliverable in quantities of at least 250 systems per calendar quarter, commencing with the quarter ending June 30, 2007. The agreement, however, does not obligate Sealy to purchase a minimum number of systems. Sales to Sealy Corporation represented 11.4% of total sales for the year ended December 31, 2006 and 4.9% of total sales for the year ended December 31, 2005.

➢	Canterbury Park — We have installed RoninCast throughout the Canterbury Park gaming facility. In addition, Canterbury installed digital signage twenty-five miles away at the Minneapolis/St. Paul International Airport utilizing RoninCast with mobile communications. Both in-house and off-site digital signage is controlled from one central location. Sales to Canterbury Park represented 0.1% of total sales for the year ended December 31, 2006 and 8.9% of total sales for the year ended December 31, 2005.

➢	BigEye Productions — BigEye Productions is a full service digital advertising firm located in Calgary, Alberta, that runs the RoninCast digital signage network for many of North America’s leading paint suppliers, including industry leaders Hirshfield’s in the Midwest and Miller Paint in the Northwest. BigEye creates custom signage networks for their customers to promote their various vendors, create related sales opportunities and reduce perceived wait time for their customers. Sales through BigEye represented 11.6% of total sales for the year ended December 31, 2006. We had no sales to this customer in the year ended December 31, 2005.

➢	Foxwoods Resort Casino — Foxwoods is the largest casino in the world, with 340,000 square feet of gaming space in a complex that covers 4.7 million square feet. More than 40,000 guests visit Foxwoods each day. Foxwoods purchased RoninCast to control, administer and maintain marketing content on its property from its marketing headquarters in Norwich, Connecticut. Sales to Foxwoods Resort Casino represented 8.8% of total sales for the year ended December 31, 2006 and no sales for the year ended December 31, 2005.

➢	Las Vegas Convention and Visitors Authority — By using our solution for wayfinding (touch screen technology), advertising and event scheduling, this digital signage installation exemplifies how digital signage can enhance an environment while providing advanced technology to control, administer and maintain marketing content from one centralized location. Sales to Las Vegas Convention and Visitors Authority represented 0.8% of total sales for the year ended December 31, 2006 and 2.4% of total sales for the year ended December 31, 2005.

➢	Mystic Lake Casino and Resort — We have installed RoninCast displays for several applications, including off-site advertising at the Mall of America, Wall of Winners, promotion of casino winners, general kiosks and upcoming casino events. Sales to Mystic Lake Casino and Resort represented 1.0% of total sales for the year ended December 31, 2006. We had no sales to this customer in the year ended December 31, 2005.

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➢	University of Akron — The University uses RoninCast as an information system for students and faculty. Starting with a small installation footprint, the University continues to grow their digital signage network with recurring orders for expansion. Sales to the University of Akron represented 1.6% of total sales for the year ended December 31, 2006 and 1.7% of total sales for the year ended December 31, 2005.

Product Description

RoninCast is a dynamic digital signage network solution that combines scalable, secure, enterprise-compliant, proprietary software with off the shelf or customer owned hardware. This integrated solution creates a network capable of controlling management, scheduling and delivery of content from a single location to an enterprise-level system.

Master Controller (MC) — The MC is divided into two discrete operational components: the Master Controller Server (MCS) and the Master Controller Client (MCC). The MCS provides centralized control over the entire signage network and is controlled by operators through the MCC graphical user interface. Content, schedules and commands are submitted by users through the MCC to be distributed by the MCS to the End-Point Controllers. Additionally, through the MCS, network and content reports, and field data are viewed by operators utilizing the MCC.

End-Point Controller (EPC) — The EPC receives content, schedules and commands from the centralized MCS. It then passes along the information to the End-Point Viewers in its local environment. Additionally, the EPC monitors the health of the local network and sends status reports to the MCS.

End-Point Viewer (EPV) — The EPV software displays the content that has been distributed to it from the EPC or the Site Controller. It keeps track of the name of the content that is currently playing, and when and how many times it has played. This information is delivered back to the MCS through the EPC.

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Site Controller (SC) — The SC provides localized control and operation of an installation. It is able to deliver, broadcast, or distribute schedules and content. The level of control over these operations can be set at specific levels to allow local management access to some or all aspects of the network. The SC also allows information to be reviewed regarding the status of their local RoninCast network. It is also used as an installation and diagnostic tool.

Network Builder (NB) — The NB allows operators to set up virtual networks of signage that create groups for specific content distribution. EPVs can be grouped by location, type, audience, or whatever method the user chooses.

Schedule Builder (SB) — The SB provides users the ability to create schedules for extended content distribution. Schedules can be created for a day, a week, a month or a year at a time. These schedules are executed by the EPCs at the local level.

Zone Builder (ZB) — The ZB allows screen space to be divided into discreet sections (zones) that can each play separate content. This allows reuse of media created from other sources, regardless of the pixel-size of the destination screen. Additionally, each zone can be individually scheduled and managed.

RoninCast Wall (RCW) — The RCW provides the ability to synch multiple screens together to create complex effects and compositions such as an image moving from one screen to the next screen, or all screens playing new content at one time.

Database Client (DBC) — The DBC allows for automation of control of the RoninCast network. Information can be retrieved from a database and sent to the EPVs automatically. This software is best suited for implementation where information changes on a regular basis, such as meeting room calendars or arrival and departure times, or data feeds from the Internet (for example, stock prices or sports scores).

Event Log Viewer (EVL) — The EVL allows the user to easily analyze logs collected from the field in an organized manner. Filtering and sorting of data in any aspect further simplifies the analysis.

Software Development Kit (SDK) — The SDK is provided so that customers can create their own custom applications that can interface with the RoninCast network. This provides the ultimate in flexibility for our customers who wish to create their own look-and-feel.

Key Components

Key components of our solution include:

User-Friendly Network Control

When managing the RoninCast network, the ability to easily and intuitively control the network is critical to the success of the system and the success of the customer. Customer input has been, and continues to be, invaluable in the design of the RoninCast Graphical User Interface. Everything from simple design decisions, such as menu layout, to advanced network communication, such as seeing the content play on a remote screen, is designed to be user-friendly and intuitive.

Diverse Media and Authoring Choices

With the myriad of media design tools available today, it is vital that RoninCast stay current with the tools and technologies available. RoninCast started with Macromedia Flash, and while Flash remains a large percentage of content created and

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deployed, we have continued to innovate and expand the content options available. Today we offer Video (MPEG1, MPEG2, MPEG4, WMV, AVI), Macromedia Flash (SWF), still images (JPEG, BMP), and audio (MP3, WAV). As media technologies continue to emerge and advance, we also plan to expand the media choices for RoninCast.

Intelligent Content Distribution

The size and complexity of the content being sent to digital displays are growing. In order for RoninCast to maintain network friendliness across wired and wireless connections, it is important that as few bytes as possible are sent. There are several ways that we enable this.

The system utilizes a locally installed librarian that takes advantage of unused space on the hard-drive to track and manage content. Only files that are needed at the EPVs are transferred, saving on network bandwidth.

RoninCast supports content transfer technologies other than one-to-one connections. One such technology is multicast satellite distribution. This is widely used in corporations such as big-box retailers that distribute large quantities of data to many locations.

Often it is not the content itself that needs to be changed, but the information within the content that needs to be changed. If information updates are needed, instead of creating and sending a new content file, RoninCast can facilitate the information swap. Through Macromedia Flash and the RoninCast Database Client, changing content information (instead of the content itself), can be facilitated through mechanisms such as Active Server Pages (PHP). This reduces updates from mega-bytes to the few bytes required to display a new time.

Distributed Management

In order for RoninCast to be scalable to large organizations, it is necessary that each individual installation not burden the MC with everyday tasks that are required to manage a complex network. To this end, the MC offloads much of its work and monitoring to the EPCs. On the local network, the EPCs execute schedules, monitor EPVs, distribute content, and collect data. The only task that is required of the MC is to monitor and communicate with the EPCs. In this way, expansion of the RoninCast network by adding an installation does not burden the MC by the number of screens added, but only by the single installation.

Enterprise-Level Compatibility

RoninCast software is designed to easily integrate into large enterprises and become part of suite of tools that are used every day. The RoninCast Server applications (MCS and EPC) run under Windows (2K, XP and 2K+ Server), and Linux server technology. In order to accommodate our customers’ network administrators, our software supports the ability to use PHP to create controlled, closed-loop interfaces for the RoninCast system.

Flexible Network Design

One of the strengths of the RoninCast network is the ease and flexibility of implementation and expansion. RoninCast is designed to intelligently and successfully manage myriad connection options simultaneously both internally to an installation, and externally to the Internet.

RoninCast can be networked using Wired LAN and/or Wireless LAN technology. With Wireless LAN, time and costs associated with installing or extending a hardwired network are eliminated. Wireless LAN offers customers freedom of

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installations and reconfigurations without the high costs of cabling. Additionally, a new installation can be connected to the Internet through dial-up/DSL telephone modems, wireless data communications or high-throughput enterprise data-pipes.

In order to communicate with the MCS, a new installation can be connected to the Internet through dial-up/DSL telephone modems, digital mobile communication (such as CDMA or GPRS), or high-throughput enterprise data-pipes.

Security

Essential to the design of RoninCast is the security of the network and hence the security of our customers. In order to provide the most secure installation possible, we address security at every level of the system: RoninCast communication, operating system hardening, network security and user interaction.

RoninCast utilizes an unpublished proprietary communication protocol to communicate with members of the system. All information that is sent to or from a network member is encrypted with an industry standard 256-bit encryption scheme that is rated for government communication. This includes content for display as well as commands to the system, such as those for maintenance and data retrieval. Additionally, all commands are verified by challenge-response where the receiver of communication challenges the sender to prove that in fact it was sent from that sender, and not a potential intruder.

In order for computers to be approved for use on the RoninCast network, their operating systems (whether Windows or Linux) go through a rigorous hardening process. This hardening removes or disables extraneous programs that are not required for the core operation of RoninCast applications. The result is a significantly more stable and secure base for the system as a whole.

Wireless and wired LAN each pose different levels of security and exposure. Wireless LAN has the most exposure to potential intruders. However, both can be accessed. In order to create a secure network we utilize high-level industry-standard wireless LAN equipment and configure it with the highest level of security. When necessary, we work with our customers, analyze their network security and will recommend back-end computer security hardware and software that will help make both their network and RoninCast network as secure as possible.

RoninCast also uses a username/password mechanism with four levels of control so that access and functionality can be granted to a variety of users without having to give complete control to everyone. The four levels are separated into root (the highest level of control with complete access to the system), administrators (access that allows management of RoninCast’s hardware and software), operators (access that allows the management of the media playing), and auditors (access that is simply a “looking glass” that allows the viewing of device status, media playing, etc.). Additionally, in order to facilitate efficient management of access to the system, RoninCast will resolve usernames and password with the same servers that already manage a customer’s infrastructure.

Network Operations Center

We offer a full service, manned 24/7 network operations center (NOC) in Minneapolis, Minnesota, supported by a redundant center in Des Moines, Iowa. The computers in both locations communicate in real-time with the devices deployed at our customer locations. We estimate that this design provides us a disaster recovery time of less than an hour.

Our NOC operators send schedules and content, gather data from the field, flag and elevate field issues and handle customer calls. RoninCast’s dynamic nature allows our customers to purchase subscriptions at the level of service they

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desire. Some customers may want us to manage all aspects of their RoninCast network, whereas other customers may want us to monitor for field issues, but manage the schedules and content themselves.

In addition to normal RoninCast management, customers can subscribe to dynamic data from the Internet, such as weather or stock quotes. This data is received by our servers and distributed to the desired End-Point Viewers in the field. Multiple language feeds can be supported with only the needed information arriving at each location. Due to the scalability of RoninCast, each Master Controller Server in the NOC can manage one or many customers.

Specialized Products

Typical hardware in our solution includes a screen and a computer (with wireless antenna), and may include certain specialized hardware products including:

U-Box — A display form factor consisting of an embedded processor with monitor for bathroom or other advertising applications.

Table Sign — A form factor specifically designed for displaying advertising and informational content on gaming tables in a casino environment. The unit consists of an embedded processor that can be used with a variety of display sizes.

Touch Screen Kiosks — An integrated hardware solution for interactive touch screen applications.

Our Suppliers

Our principal suppliers include the following:

➢	Bailiwick Data Systems, Inc. and National Service Center (installation services);

➢	Samsung America, LG Electronics USA, NEC Display Solutions and Richardson Electronics Ltd. (monitors);

➢	Hewlett Packard Company, Dell USA, LP (computers); and

➢	Chief Manufacturing, Inc. (fixtures).

In September 2006, we entered into a hardware partnership agreement with Richardson Electronics Ltd. that establishes pricing and procedures for our purchase of products, services and support that will allow us to focus on our core business of providing digital signage solutions. Although the agreement doesn’t require us to purchase minimum levels of products, services and support from Richardson or require Richardson to provide us with minimum levels of products, services or support, we expect that Richardson will be the primary supplier of our touch screen systems, provide consulting services regarding hardware selection and provide support for our installations. The term of this agreement is one year and will automatically renew for one-year terms unless terminated by either party on 30 days written notice.

Agreement with Marshall Special Assets Group, Inc.

We intend to develop strategic alliances with various organizations that desire to incorporate RoninCast Technology into their products or services or who may market our products and services. We had entered into a strategic partnership agreement with The Marshall Special Assets Group, Inc. in May 2004. We had granted Marshall the right to be the exclusive distributor of our products to entities and companies and an exclusive license to our technology in the gaming and lottery industry throughout the world for an initial two-year term. In connection with such distribution arrangement, Marshall paid us $300,000 in May 2004 and $200,000 in October 2004. We recognized this revenue, which accounted for 15.9% of total sales, in the year ended December 31, 2006. On February 13, 2007, we terminated our strategic partnership agreement with Marshall by

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signing a Mutual Termination, Release and Agreement. By entering into the Mutual Termination, Release and Agreement, we regained the rights to directly control our sales and marketing process within the gaming industry and will obtain increased margins in all future digital signage sales in such industry. Pursuant to the terms of the Mutual Termination, Release and Agreement, we paid Marshall an aggregate amount equal to the sum of (i) $500,000 and (ii) $153,995 (representing a return of 12% per annum accrued through the date of termination on amounts previously paid by Marshall to us under the strategic partnership agreement), in consideration of the termination of all of Marshall’s rights under the strategic partnership agreement and in full satisfaction of any further obligations to Marshall under the strategic partnership agreement. The termination payment of $653,995 was recognized as a charge to our first quarter 2007 earnings. Pursuant to the Mutual Termination, Release and Agreement, we will pay Marshall a fee in connection with sales of our software and hardware to customers, distributors and resellers for use exclusively in the ultimate operations of or for use in a lottery (“End Users”). Under such agreement, we will pay Marshall (i) 30% of the net invoice price for the sale of our software to End Users, and (ii) 2% of the net invoice price for the sale of hardware to End Users, in each case collected by us on or before February 12, 2012, with a minimum annual payment of $50,000 for three years. Marshall will pay 50% of the costs and expenses incurred by us in relation to any test installations involving sales or prospective sales to End Users.

Ongoing Development

Ongoing product development is essential to our ability to stay competitive in the marketplace as a solution provider. From the analysis and adoption of new communication technologies, to new computer hardware and display technologies, to the expansion of media display options, we are continually enhancing our product offering. We incurred research and development expenses of $881,515 in 2005, $875,821 in 2006 and $249,431 in the first three months of 2007.

Services

We also offer consulting, project planning, design, content development, training and implementation services, as well as ongoing customer support and maintenance. Generally, we charge our customers for services on a fee-for-service basis. Customer support and maintenance typically is charged as a percentage of license fees and can be renewed annually at the election of our customers.

Our services are integral to our ability to provide customers with successful digital signage solutions. Our industry-experienced associates work with customers to design and execute an implementation plan based on their business processes. We also provide our customers with education and training. Our training services include providing user documentation.

We provide our customers with product updates, new releases, new versions and updates as part of our support fees. We offer 24/7 help desk support through our support center, which provides technical and product error reporting and resolution support.

Intellectual Property

As of May 1, 2007, we had three U.S. patent applications pending relating to various aspects of our RoninCast delivery system. Two applications were filed in September 2004 and an additional application was filed in April 2007. Highly technical patents can take up to six years to issue and we cannot assure you that any patents will be issued, or if issued, that the same will provide significant protection to us.

We currently have U.S. Federal Trademark Registrations for WIRELESS RONIN® and RONIN CAST®, and have an approved U.S. Registration application for RONINCAST and Designtm and an application for RONINCAST and Designtm in

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color is pending. As of May 1, 2007, we also had a registration in Europe a Community Trademark for RONINCAST® and a pending Community Trademark application in Europe for RONINCAST and Designtm. Federal trademark registrations continue indefinitely so long as the trademarks are in use and periodic renewals and other required filings are made.

In February 2006, we received a letter from MediaTile Company USA, advising us that it filed a patent application in June 2005 relating solely and narrowly to the use of cellular delivery technology for digital signage. The letter contains no allegation of an infringement of MediaTile’s patent application. MediaTile’s patent application has not been examined by the U.S. Patent Office. Therefore, we have no basis for believing our systems or products would infringe any pending rights of MediaTile. We asked MediaTile in a responsive letter to keep us apprised of their patent application progress in the Patent Office.

Pursuant to the terms of the Sale and Purchase Agreement between us and Sealy Corporation, dated July 11, 2006, we have granted to Sealy a limited, nontransferable, non-royalty bearing license to use our technology used in the SealyTouch System. Sealy’s rights in our technology pursuant to this license are expressly limited to Sealy’s use at specified locations in connection with the SealyTouch Systems we have sold to Sealy. We have agreed not to furnish our technology to any other bedding manufacturer or retailer in the United States, Canada or Mexico, provided Sealy meets certain minimum order requirements.

Competition

The Weinstock Media Analysis study defined digital signage as server-based advertising over networked video displays. Using that definition, we are aware of several competitors, including 3M Digital Signage, Convergent, Clarity/CoolSign, Scala, Nanonation, Omnivex Corporation, BroadSign International and Impart Media. We are one of several companies competing in the digital signage industry and our products have not yet gained widespread customer acceptance. Although we have no access to detailed information regarding our competitors’ respective operations, some or all of these entities may have significantly greater financial, technical and marketing resources than we do and may be able to respond more rapidly than we can to new or emerging technologies or changes in customer requirements. We also compete with standard advertising media, including print, television and billboards.

Regulation

We are subject to regulation by various federal and state governmental agencies. Such regulation includes radio frequency emission regulatory activities of the U.S. Federal Communications Commission, the consumer protection laws of the U.S. Federal Trade Commission, product safety regulatory activities of the U.S. Consumer Product Safety Commission, and environmental regulation in areas in which we conduct business. Some of the hardware components which we supply to customers may contain hazardous or regulated substances, such as lead. A number of U.S. states have adopted or are considering “takeback” bills which address the disposal of electronic waste, including CRT style and flat panel monitors and computers. Electronic waste legislation is developing. Some of the bills passed or under consideration may impose on us, or on our customers or suppliers, requirements for disposal of systems we sell and the payment of additional fees to pay costs of disposal and recycling. As of the date of this prospectus, we have not determined that such legislation or proposed legislation will have a material adverse impact on our business.

Employees

We refer to our employees as associates. As of June 7, 2007, we had 53 full-time associates employed in programming, networking, designing, training, sales/marketing and administration areas.

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Properties

We conduct our principal operations in a leased facility located at 14700 Martin Drive in Eden Prairie, Minnesota. We lease approximately 8,610 square feet of office and warehouse space under a five-year lease that extends through November 30, 2009. The monthly lease obligation is currently $6,237 and adjusts annually with monthly payments increasing to $6,560 in August 2009. In addition, we lease additional warehouse space of approximately 2,160 square feet at 14793 Martin Drive in Eden Prairie, Minnesota. This lease expires in September 2007 and has a monthly payment obligation of $1,350.

On April 26, 2007, we entered into a lease agreement with the Utah State Retirement Investment Fund for office/warehouse space located at 5929 Baker Road, Suite 475 in Minnetonka, Minnesota. Effective July 9, 2007, we will lease 19,089 square feet of office space under a 67-month lease that extends through January 31, 2013. The monthly base rent obligation for the first lease year will be $13,680. This obligation adjusts annually, with monthly base rent payments for the second lease year increasing to $14,094. We will also be responsible for paying our pro rata share of the operating expenses of the facility, such as expenses incurred for management, operation, maintenance and repair of portions of the facility, taxes, and insurance on the property. Provided we are not in default, we will not be required to pay (1) gross rent for the first four months of the lease term and (2) base monthly rent for an additional three months of the lease term. The lease agreement defines default as the occurrence of certain events, including but not limited to, (a) our vacating or abandonment of the premises, (b) our failure to make a payment of rent and (c) our failure to perform any of the covenants and conditions of the lease agreement. The landlord has agreed to pay up to $276,790 towards certain leasehold improvements to the property. We have the right to receive an additional allowance of up to $75,000 towards the cost of such leasehold improvements, which additional allowance will be amortized into the monthly base rent at an interest rate of 8.5% per year over the primary term of the lease. During the term of the lease, we have the right of first offer with respect to certain additional space within the building. We have two options to extend the term of the lease, each for a period of three years, following the initial term of the lease. We also have an option to terminate the lease, effective the last day of the 48th month of the term of the lease, provided we (1) provide the landlord with written notice of such termination on or before the end of the 39th month of the term of the lease and (2) remit payment of the termination fee of $177,893, which fee may be increased to $201,719 if we have exercised our right to receive an additional allowance for leasehold improvements.

In connection with our entry into the above-referenced lease agreement we provided a letter of credit to the landlord in the amount of $492,000, with such amount, assuming satisfaction of our obligations under the lease, reducing to $328,000 on January 1, 2009 and reducing further to $164,000 on January 1, 2010. The letter of credit is collateralized by $400,000 of our cash held by the issuing bank, which collateral is reduced over time as the letter of credit is reduced. The landlord may draw on the letter of credit if we default under the lease agreement, provided that the landlord certifies to the issuing bank (a) the specific nature of the default and (b) that it has provided us notice of such default and the opportunity to cure. So long as we are not in default under the lease agreement, the letter of credit will be released on the earlier of (a) January 1, 2011, or (b) after the 31st month of the lease term if our EBITDA is $4.0 million or higher on a 10% profit margin.

We are currently attempting to sub-lease our existing office space located at 14700 Martin Drive in Eden Prairie, Minnesota.

Legal Proceedings

As of May 1, 2007, we were not party to any pending legal proceedings.

Management and board of directors

The following table sets forth the name, age and positions of each of our directors and executive officers as of May 1, 2007:

Name	Age	Position	Independent Director

Jeffrey C. Mack	53	Chairman, Chief Executive Officer, President and Director	No
John A. Witham	55	Executive Vice President and Chief Financial Officer	N/A
Christopher F. Ebbert	40	Executive Vice President and Chief Technology Officer	N/A
Scott W. Koller	45	Executive Vice President of Sales and Marketing	N/A
Brian S. Anderson	52	Vice President and Controller	N/A
Dr. William F. Schnell(2)(3)	51	Director	Yes
Carl B. Walking Eagle Sr.	65	Director	Yes
Gregory T. Barnum(1)(2)(3)	51	Director	Yes
Thomas J. Moudry(1)(2)	46	Director	Yes
Brett A. Shockley(1)(3)	47	Director	Yes

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Corporate Governance and Nominating Committee.

Executive Officers

Jeffrey C. Mack has served as our Chairman, Chief Executive Officer, President and Director since February 2003. From November 2000 through October 2002, Mr. Mack served as Executive Director of Erin Taylor Editions, an art distribution business. From July 1997 through September 2000, Mr. Mack served as Chairman, CEO and President of Emerald Financial, a recreational vehicle finance company. In January 1990, Mr. Mack founded and became Chairman, CEO and President of Arcadia Financial, LTD. (formerly known as Olympic Financial, LTD.), one of the largest independent providers of automobile financing in the United States. Mr. Mack left Olympic in August 1996. Mr. Mack filed a voluntary bankruptcy petition in the U.S. Bankruptcy Court, Division of Minnesota, on February 16, 2001, and received a discharge on January 4, 2002.

John A. Witham has served as our Executive Vice President and Chief Financial Officer since February 2006. From May 2002 through August 2004, Mr. Witham served as Chief Financial Officer of Metris Companies Inc. Prior to joining Metris, Mr. Witham was Executive Vice President, Chief Financial Officer of Bracknell Corporation from November 2000 to October 2001. In November 2001, Adesta Communications Inc., a wholly-owned subsidiary of Bracknell Corporation, voluntarily commenced a case under Chapter 11 of the United States Code in the United States Bankruptcy Court, District of Nebraska. In January 2002, State Group LTD, a wholly-owned subsidiary of Bracknell Corporation, filed bankruptcy in Toronto, Ontario, Canada. Mr. Witham was Chief Financial Officer of Arcadia Financial Ltd. from February 1994 to June 2000.

Christopher F. Ebbert has served as our Executive Vice President and Chief Technology Officer since November 2000. From April 1999 to November 2000, Mr. Ebbert served as Senior Software Engineer for Digital Content, a 3D interactive gaming business. From February 1998 to April 1999, he served as Technical Director for Windlight Studios, a commercial 3D animation company. From December 1994 to February 1998, Mr. Ebbert served as Senior Software Engineer for Earth

Management and board of directors

Watch Communications, a broadcast weather technologies company. From January 1990 to December 1994 he served as a Software Engineer and designed simulators for military use for Hughes Aircraft, an aerospace defense contractor.

Scott W. Koller has served as Executive Vice President of Sales and Marketing since February 2007. From November 2004 through January 2007, Mr. Koller served as our Senior Vice President of Sales and Marketing. From December 2003 to November 2004, Mr. Koller served as Vice President of Sales and Marketing for Rollouts Inc. From August 1998 to November 2003, Mr. Koller served in various roles with Walchem Corporation, including the last three years as Vice President of Sales and Marketing. Mr. Koller served in the U.S. Naval Nuclear Power Program from 1985 to 1992.

Brian S. Anderson has served as our Vice President, Controller and principal accounting officer since December 2006. From June 2005 to October 2005, Mr. Anderson served as a consultant to our company and as a consultant to GMAC RFC, a real estate finance company, from November 2005 to December 2006. From December 2000 to June 2005, Mr. Anderson served as the Chief Financial Officer, Treasurer, and Secretary of Orbit Systems, Inc., a privately-held information technology company. From 1990 to June of 2000, Mr. Anderson served in positions of increasing responsibility with Arcadia Financial, Ltd., most recently as Senior Vice President-Corporate Controller. From 1988 to 1990, he served as Assistant Controller for Walden Leasing, Inc., a vehicle leasing company. From 1978 to 1988, he served in various accounting and tax positions of increasing responsibility with National Car Rental Systems, Inc., an international vehicle rental and commercial leasing company.

Directors

Our Board of Directors currently consists of six members. The members of our Board of Directors serve until the next annual meeting of shareholders, or until their successors have been elected. In addition to complying with the independent director requirements of the Nasdaq Stock Market, we have and will maintain at least two directors who satisfy the independence requirements set forth in the North American Securities Administrators Association Statement of Policy Regarding Corporate Securities Definitions. Our Board of Directors has an Executive Committee, Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee.

Jeffrey C. Mack. See biography above.

William F. Schnell joined our Board of Directors in July 2005. Dr. Schnell also serves on the Board of Directors of National Bank of Commerce. Since 1990, Dr. Schnell has been an orthopedic surgeon with Orthopedic Associates of Duluth, and currently serves as its President.

Carl B. Walking Eagle Sr. joined our Board of Directors in July 2005. Since 1981, Mr. Walking Eagle has served as Vice Chairman of the Spirit Lake Tribal Council. See “Certain relationships and transactions and corporate governance.”

Gregory T. Barnum joined our Board of Directors in February 2006. Since February 2006, Mr. Barnum has been Vice President of Finance and Chief Financial Officer for Datalink Corporation. From July 1997 to June 2005, Mr. Barnum was Chief Financial Officer and Secretary of CNT Corporation. Prior to employment with CNT Corporation, he served as Senior Vice President of Finance and Administration, Chief Financial Officer and Secretary of Tricord Systems, Inc. and held similar senior financial positions with Cray Computer Corporation and Cray Research, Inc. Mr. Barnum is a member of the Board of Directors of Electric City Corporation and serves as a member of its Audit Committee.

Thomas J. Moudry joined our Board of Directors in March 2006. Since December 2005, Mr. Moudry has been Chief Executive Officer and Chief Creative Officer of Martin Williams Advertising, Inc., a subsidiary of Omnicom Group, Inc., an

Management and board of directors

advertising and marketing company. Prior to his current position at Martin Williams, Mr. Moudry served as such company’s President and Executive Creative Director from June 2005 to December 2005 and such company’s Executive Vice President and Creative Director from July 2003 to June 2005. From April 2000 to May 2003, Mr. Moudry was Executive Vice President and Executive Creative Officer of Omnicom Group Inc.

Brett A. Shockley joined our Board of Directors in March 2006. Since January 2002, Mr. Shockley has been Chairman, Chief Executive Officer and President of Spanlink Communications. From August 2000 to December 2001, Mr. Shockley was Vice President-General Manager of the Customer Contact Business Unit of Cisco Systems.

There are no family relationships between our directors or executive officers.

Limitation of Liability, Indemnification and Commission Position on Indemnification for Securities Act Liabilities

Under the Minnesota Business Corporation Act, our articles of incorporation provide that our directors shall not be personally liable for monetary damages to us or our shareholders for a breach of fiduciary duty to the full extent that the law permits the limitation or elimination of the personal liability of directors.

The underwriting agreement filed as an exhibit to the registration statement of which this prospectus is a part provides for indemnification by the underwriters of us and our officers and directors for certain liabilities arising under the Securities Act, or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Executive compensation

The following table shows, for our Chief Executive Officer and each of our two other most highly compensated executive officers, who are referred to as the named executive officers, information concerning compensation earned for services in all capacities during the year ended December 31, 2006.

Summary Compensation Table

							Change in
							pension
							value and
						Non-equity	non-qualified
						incentive	deferred
				Stock	Option	plan	compensation	All other
Name and principal		Salary	Bonus	awards	awards	compensation	earnings	compensation	Total
position	Year	($)(1)	($)	($)(2)	($)(2)	($)	($)	($)(3)	($)

Jeffrey C. Mack	2006	171,769	100,000	—	173,747	—	—	804	446,320
Chairman, Chief, Executive Officer, President and Director
John A. Witham	2006	127,596	60,000	—	145,197	—	—	—	332,793
Executive Vice President and Chief Financial Officer
Scott W. Koller	2006	169,425	30,000	—	48,128	—	—	—	247,553
Executive Vice President of Sales and Marketing

(1)	Effective January 1, 2007, the annual base salaries of the named executive officers were adjusted as follows: Mr. Mack — $225,000; Mr. Witham — $175,000; and Mr. Koller — $160,000.
(2)	Represents the dollar amount recognized for financial statement reporting purposes with respect to fiscal year 2006 in accordance with FAS 123R. See “Management’s discussion and analysis or plan of operation — Critical Accounting Policies and Estimates — Accounting for Stock-Based Compensation.”
(3)	Represents the amount we paid in premiums for a $500,000 life insurance policy for Mr. Mack, of which the beneficiary is Mr. Mack’s spouse.

Executive Employment Agreements

We have Executive Employment Agreements with our current executive officers, Messrs. Mack, Witham, Ebbert and Koller, effective as of April 1, 2006. We also entered into an Amended and Restated Executive Employment Agreement with Mr. Anderson, effective as of December 13, 2006. The agreements are all for an initial term ending April 1, 2008, and will be automatically extended for successive one year periods unless either we or the officer elects not to extend employment. The annual base salary payable under these agreements may be increased, but not decreased, in the sole discretion of our Board. The initial annual base salaries are: Mr. Mack — $172,000; Mr. Witham — $137,000; Mr. Ebbert — $152,000; Mr. Koller — $137,000; and Mr. Anderson — $137,000. Mr. Mack became entitled to one-time $25,000 cash bonuses as a consequence of the completion of our initial public offering. Messrs. Witham and Ebbert received one-time cash bonuses upon the completion of our initial public offering in the amount of $20,000 each. Mr. Anderson is entitled to receive a performance-based cash award in 2007 of up to $25,000, based upon reaching agreed-upon goals and objectives. These agreements prohibit each officer from competing with us during his employment and for a period of time thereafter, two

Executive compensation

years for Mr. Mack and one year for each other officer. If we terminate the officer’s employment without cause, the officer is entitled to receive a severance payment based on his base salary. For Mr. Mack, this payment is 2 times his base salary, for Mr. Witham, this payment is 1.5 times his base salary, and for each other officer, the payment is equal to his base salary. In addition, in a termination without cause, Mr. Koller is entitled to a payment equal to his earned commission, and each other officer is entitled to a payment equal to the performance bonus paid in the prior year, if any, except that Mr. Witham would be entitled to 1.5 times the performance bonus earned for the prior year. If there has been a change of control in our company and the officer’s employment is involuntarily terminated or the officer leaves for good reason within 12 months following the change of control, we would pay the officer the severance payments described above, except that Mr. Witham’s severance payment would be 2 times his base salary and 2 times the performance bonus earned for the prior year.

Warrant Repricing

In February 2006, our Board of Directors determined that $9.00 more properly reflected the market value of our common stock and approved a repricing, from $13.50 per share to $9.00 per share, of the following warrants:

Warrant
Name	Shares

Jeffrey C. Mack	21,666
Stephen E. Jacobs(1)	23,333
Christopher F. Ebbert	15,000
Marshall Group	4,444
Barry W. Butzow	16,667
Michael Frank	22,222

(1)	Mr. Jacobs served as our Executive Vice President and Secretary from February 2006 through March 2007.

The repricing was effected to provide ongoing incentives to our named executive officers, our other executive officers, our directors, our strategic partner, the Marshall Group, and Michael Frank, a former director. Going forward, our policy will be not to reprice derivative securities. The incremental compensation expense recognized during fiscal year 2006 in connection with this repricing in accordance with FAS 123R is included in the Summary Compensation Table above under the caption “Option Awards.”

2006 Equity Incentive Plan

Our Board of Directors has adopted the 2006 Equity Incentive Plan, which was approved by our shareholders in February 2007. Participants in the plan may include our employees, officers, directors, consultants, or independent contractors who our compensation committee determines shall receive awards under the plan. The plan authorizes the grant of options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, the grant of options that do not qualify as incentive stock options, restricted stock, restricted stock units, stock bonuses, cash bonuses, stock appreciation rights, performance awards, dividend equivalents, warrants and other equity based awards. The number of shares of common stock originally reserved for issuance under the plan was 1,000,000 shares. As of May 1, 2007, we had 213,507 shares available for issuance under such plan. The plan expires on March 30, 2016.

Executive compensation

The plan is administered by a committee appointed by our Board of Directors. The compensation committee of our Board of Directors serves as the committee. The committee has the sole authority to determine which of the eligible individuals shall be granted awards, authorize the grant and terms of awards, to adopt, amend and rescind such rules and regulations as may be advisable in the administration of the plan, construe and interpret the plan and to make all determinations deemed necessary or advisable for the administration of the plan.

Incentive options may be granted only to our officers and other employees or our corporate affiliates. Non-statutory options may be granted to employees, consultants, directors or independent contractors who the committee determines shall receive awards under the plan. We will not grant non-statutory options under the 2006 Equity Incentive Plan with an exercise price of less than 100% of the fair market value of our company’s common stock on the date of grant.

Generally, awards are non-transferable except by will or the laws of descent and distribution, however, the committee may in its discretion permit the transfer of certain awards to immediate family members or trusts for the benefit of immediate family members. If the employment of a participant is terminated by our company for cause, then the committee shall have the right to cancel any awards granted to the participant whether or not vested under the plan.

The following table shows the awards that have been granted under the 2006 Equity Incentive Plan as of May 1, 2007. The outstanding awards to our principal executive officer, our principal financial officer, the other named executive officer, our executive officers as a group, our non-executive directors as a group, and our non-executive officers as a group are set forth in the following table and the related footnotes.

Name and Position	Number of Shares

Jeffrey C. Mack	291,666	(1)
Chairman, Chief Executive Officer, President and Director
John A. Witham	141,666	(2)
Chief Financial Officer and Executive Vice President
Scott W. Koller	95,000	(3)
Executive Vice President of Sales and Marketing
Executive Group	699,332	(4)
Non-Executive Director Group	—
Non-Executive Officer Employee Group	87,161

(1)	Represents (a) a five-year option for the purchase of 166,666 shares of common stock at $4.00 per share, which vested 25% on March 30, 2006 and vests 25% on each of March 30, 2007, March 30, 2008 and March 30, 2009, and (b) a five-year option for the purchase of 125,000 shares of common stock at $5.65, which vests 25% on each of January 1, 2008, January 1, 2009, January 1, 2010 and January 1, 2011.
(2)	Represents (a) a five-year option for the purchase of 66,666 shares of common stock at $4.00 per share, which vested 25% on March 30, 2006 and vests 25% on each of March 30, 2007, March 30, 2008 and March 30, 2009, and (b) a five-year option for the purchase of 75,000 shares of common stock at $5.65, which vests 25% on each of January 1, 2008, January 1, 2009, January 1, 2010 and January 1, 2011.
(3)	Represents a five-year option for the purchase of 95,000 shares of common stock at $5.65 per share, which vests 25% on each of January 1, 2008, January 1, 2009, January 1, 2010 and January 1, 2011.

(4)	In addition to the awards specifically listed in this table, this entry includes (a) a five-year option for the purchase of 75,000 shares of common stock at $5.65 per share held by Christopher F. Ebbert, our Executive Vice President and Chief Technology Officer, which vests 25% on each of January 1, 2008, January 1, 2009, January 1, 2010 and January 1, 2011, (b) an option for the purchase of 15,000 shares of common stock at $5.65 per share held by Stephen E. Jacobs, our former Executive Vice President and Secretary, which vested in full on February 2, 2007,

Executive compensation

and expires on December 31, 2007, (c) a five-year option for the purchase of 50,000 shares of common stock at $5.65 per share held by Brian S. Anderson, our Vice President and Controller, which vests 25% on each of January 1, 2008, January 1, 2009, January 1, 2010 and January 1, 2011, (d) a five-year option for the purchase of 25,000 shares of common stock at $6.25 per share held by Mr. Anderson, which vested 25% on December 11, 2006 and vests 25% on each of December 11, 2007, December 11, 2008 and December 11, 2009, and (e) a restricted stock award for 6,000 shares held by Mr. Anderson, which vests in full on January 1, 2008, subject to Mr. Anderson being employed by us on such date.

Details regarding the specific terms and conditions of each outstanding equity award at the end of 2006 are set forth below in the Outstanding Equity Awards at Fiscal Year End table and the related narrative.

Performance Bonus Plan for 2007

Our compensation committee established that the following executive officers will have the following cash bonus potential upon achieving performance objectives for 2007:

Name and Position of Executive Officer	2007 Bonus Potential

Jeffrey C. Mack
Chairman, Chief Executive Officer, President and Director	$175,000
John A. Witham
Executive Vice President and Chief Financial Officer	$70,000
Scott W. Koller
Executive Vice President of Sales and Marketing	$25,000
Christopher F. Ebbert
Executive Vice President and Chief Technology Officer	$30,000
Brian S. Anderson
Vice President and Controller	$25,000

The committee set a certain performance objective for 2007. If 100% of such objective is met, 100% of each potential bonus will be paid. If at least 85% (but not 100%) of such objective is met, 50% of each potential bonus will be paid. If at least 75% (but not 85%) of such objective is met, 20% of each potential bonus will be paid. If less than 75% of such objective is met, no bonuses will be paid.

Executive compensation

Outstanding Equity Awards At Fiscal Year End

The following table sets forth certain information concerning unexercised options for each named executive officer outstanding as of the end of 2006.

	Option Awards
					Equity Incentive
					Plan Awards:
	Number of		Number of		Number of
	Securities		Securities		Securities
	Underlying		Underlying		Underlying	Option
	Unexercised		Unexercised		Unexercised	Exercise	Option
	Options (#)		Options (#)		Unearned Options	Price	Expiration
Name	Exercisable(1)		Unexercisable(1)		(#)	($)	Date

Jeffrey C. Mack,	35,354	(2)	—		—	2.25	07/12/2009
Chairman, President	18,333	(2)	—			6.75	09/02/2010
Chief Executive Officer	21,666	(2)	—			9.00	03/31/2011
and Director	41,666	(3)	125,000	(3)		4.00	03/30/2011
	—		125,000	(4)		5.65	09/27/2011
John A. Witham,	22,222	(2)	—		—	9.00	01/18/2011
Executive Vice President	16,666	(3)	50,000	(3)		4.00	03/30/2011
and Chief Financial Officer	—		75,000	(4)	—	5.65	09/27/2011
Scott W. Koller,	1,388	(2)	—		—	6.75	12/15/2009
Executive Vice President	5,555	(2)	—			6.75	08/04/2010
of Sales and Marketing	2,777	(2)	—			11.25	10/10/2010
	1,851	(2)	—			9.00	02/06/2011
	11,111	(2)	—			9.00	03/24/2011
	—		95,000	(4)		5.65	09/27/2011

(1)	Unless otherwise indicated, represents shares issuable upon the exercise of stock options awarded under our 2006 Equity Incentive Plan.
(2)	Represents shares purchasable upon the exercise of warrants.
(3)	These options vest 25% on March 30, 2006 and an additional 25% on of March 30, 2007, March 30, 2008 and March 30, 2009.

(4)	These options vest 25% on January 1, 2008 and an additional 25% on each of January 1, 2009, January 1, 2010 and January 1, 2011.

The Executive Employment Agreements described in the narrative to the Summary Compensation section above set forth all arrangements between our company and each of our named executive officers in connection with termination of employment, change of control of our company, and any changes to the named executive officer’s responsibilities following a change of control.

Executive compensation

Non-Employee Director Compensation

The following table sets forth, for each director who is not a named executive officer and for each former director who served on our Board during the year ended December 31, 2006, information concerning compensation earned for services in all capacities during the year ended December 31, 2006.

Compensation of Directors

	Fees
	Earned			Non-Equity	Nonqualified
	or Paid	Stock	Option	Incentive Plan	Deferred	All Other
	in Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)	($)	($)(1)	($)	Earnings	($)	($)

Dr. William F. Schnell	—	—	37,617	—	—	—	37,617
Carl B. Walking Eagle Sr.	—	—	37,617	—	—	—	37,617
Gregory T. Barnum	—	—	37,617	—	—	—	37,617
Thomas J. Moudry	—	—	37,617	—	—	—	37,617
Brett A. Shockley	—	—	37,617	—	—	—	37,617
Michael Frank(2)	—	—	37,617	—	—	—	37,617
Barry W. Butzow(2)	—	—	37,617	—	—	—	37,617
Susan K. Haugerud(2)	—	—	37,617	—	—	—	37,617
Michael J. Hopkins(3)	—	—		—	—	—	—

(1)	Each of the options awarded to directors has a five-year term, was granted on February 27, 2006 and is exercisable at $4.00 per share. Compensation expense recognized for these option awards during 2006 under FAS 123R is set forth in the above table.
(2)	Mr. Frank, Mr. Butzow and Ms. Haugerud resigned from the Board during 2006.
(3)	Mr. Hopkins, who continues to serve as an employee of our company, resigned from the Board during 2006. Although Mr. Hopkins was not compensated for his Board service, we paid $92,343 in total compensation to Mr. Hopkins for his service as an employee during the year ended December 31, 2006.

2006 Non-Employee Director Stock Option Plan

Our Board of Directors has adopted the 2006 Non-Employee Director Stock Option Plan which provides for the grant of options to members of our Board of Directors who are not employees of our company or its subsidiaries. Our shareholders approved this plan in February 2007. Our non-employee directors have been granted awards under the 2006 Non-Employee Director Stock Option Plan. Under the plan, non-employee directors as of February 27, 2006 and each non-employee director thereafter elected to the Board is automatically entitled to a grant of a five-year option for the purchase of 40,000 shares of common stock, 10,000 of which vest and become exercisable on the date of grant, and additional increments of 10,000 shares become exercisable and vest upon each director’s reelection to the board. The plan is administered by the compensation committee of our board. The compensation committee is authorized to interpret the plan, amend and modify rules and regulations relating to the plan and amend the plan unless amendment is required to be approved by our shareholders pursuant to rules of any stock exchange or NASDAQ.

The number of shares originally reserved for awards under the 2006 Non-Employee Director Stock Option Plan was 510,000 shares. As of May 1, 2007, we had 280,000 shares available for issuance under such plan. Options are required

Executive compensation

to be granted at fair market value. As of May 1, 2007, outstanding options granted to our current and former directors under the 2006 Non-Employee Director Stock Option Plan were as follows:

Michael Frank(1)	10,000 shares
Carl B. Walking Eagle Sr	40,000 shares
Barry W. Butzow(1)	10,000 shares
Gregory T. Barnum	40,000 shares
Thomas J. Moudry	40,000 shares
Brett A. Shockley	40,000 shares
William F. Schnell	40,000 shares
Susan K. Haugerud(1)	10,000 shares

(1)	Mr. Frank, Mr. Butzow and Ms. Haugerud resigned from the Board since receiving a grant of options, but are entitled to exercise such options for 10,000 shares.

Each non-employee director option referenced above has an exercise price of $4.00 per share. Options for 10,000 shares vested immediately upon shareholder approval in February 2007 and expire in February 2008. Options for 40,000 shares vest at the rate of 10,000 shares effective February 27, 2006 for incumbent directors or upon election to the board for new directors, and 10,000 shares upon re-election to the board each year thereafter, and have a five-year term.

Certain relationships and transactions and
corporate governance

We believe that the terms of each of the following related party transactions were no less favorable to us than could have been obtained from an unaffiliated third party. With respect to the following transactions, each was ratified by a majority of our independent directors who did not have an interest in the transaction or who had access, at our expense, to our or independent legal counsel.

We will enter into all future material affiliated transactions and loans with officers, directors and significant shareholders on terms that are no less favorable to us than those that can be obtained from unaffiliated, independent third parties. All future material affiliated transactions and loans, and any forgiveness of loans, must be approved by a majority of our independent directors who do not have an interest in the transactions and who had access, at our expense, to our independent legal counsel.

Convertible Notes

Prior to our November 2006 initial public offering, we financed our company primarily through the sale of convertible notes, some of which were purchased by certain of our directors, executive officers or their affiliates. We entered into agreements with each of the holders of our outstanding convertible notes pursuant to which, among other things, the outstanding principal balances (plus, at the option of each holder, interest through the closing of our initial public offering) converted into shares of our common stock at $3.20 per share (80% of the initial public offering price) simultaneously with the closing of our initial public offering.

Between May 20, 2003 and November 24, 2003, we borrowed an aggregate of $300,000 from Barry W. Butzow, a former director and a beneficial owner of more than 5% of our outstanding common stock, pursuant to four separate convertible notes. The notes had various maturities ranging from December 20, 2008 to June 26, 2009. Interest accrued at the rate of 10% per annum and was payable quarterly. Under the terms of the notes, Mr. Butzow had the option, prior to the maturity date, to convert the principal amount, in whole or in part, into shares of our capital stock at a price of $1.00 per share or the then-current offering price, whichever was less. We had the option to call the notes, in whole or in part, prior to the maturity date. In connection with the issuance of the notes, we issued to Mr. Butzow 16,666 shares of our common stock and a five-year warrant to purchase 26,389 shares of our common stock at $9.00 per share. The outstanding principal amount of the notes and accrued interest of $103,908 were converted into 126,220 shares of common stock simultaneously with the closing of our initial public offering.

Between June 16, 2003 and November 24, 2003, we sold three separate convertible notes in an aggregate amount of $250,000 to Jack Norqual, a former beneficial owner of more than 5% of our outstanding common stock. The notes had five-year maturities ranging from September 10, 2009 to October 24, 2009. Interest accrued at the rate of 10% per annum and was payable quarterly. Under the terms of the notes, Mr. Norqual had the option, prior to the maturity date, to convert the principal amount, in whole or in part, into shares of our capital stock at a price of $1.00 per share or the then-current offering price, whichever was less. We had the option to call the notes, in whole or in part, prior to the maturity date. In connection with the issuance of the notes, we issued to Mr. Norqual 13,887 shares of our common stock and a five-year warrant to purchase 25,000 shares of our common stock at $9.00 per share. The outstanding principal amount of the notes was converted into 78,125 shares of common stock, and we paid Mr. Norqual accrued interest on the notes of $85,103, simultaneously with the closing of our initial public offering.

Certain relationships and transactions and corporate governance

On July 11, 2003, we sold a convertible note in the principal amount of $100,000 to Don Dorsey, a former beneficial owner of more than 5% of our outstanding common stock. The note had a maturity date of June 14, 2009. Interest accrued at the rate of 10% per annum and was payable quarterly. Under the terms of the note, Mr. Dorsey had the option, prior to the maturity date, to convert the principal amount, in whole or in part, into shares of our capital stock at a price of $1.00 per share or the then-current offering price, whichever was less. We had the option to call this note, in whole or in part, prior to the maturity date. In connection with the issuance of this note, we issued to Mr. Dorsey 5,555 shares of our common stock and a five-year warrant to purchase 8,333 shares of our common stock at $9.00 per share. The outstanding principal amount of the note was converted into 31,250 shares of common stock, and we paid Mr. Dorsey accrued interest on the note of $36,739, simultaneously with the closing of our initial public offering.

On October 31, 2003, we sold a convertible note in the principal amount of $100,000 to Stephen E. Jacobs, one of our former officers. The notes had a maturity date of May 28, 2009 and accrued interest at the rate of 10% per annum and was due quarterly. Under the terms of the note, Mr. Jacobs had the option, prior to the maturity date, to convert the principal amount, in whole or in part, into shares of our capital stock at a price of $1.00 per share or the then-current offering price, whichever was less. We had the option to call this note, in whole or in part, prior to the maturity date. In connection with the issuance of the note, we issued to Mr. Jacobs 5,555 shares of our common stock and a five-year warrant to purchase 8,333 shares of our common stock at $9.00 per share. The outstanding principal amount of the note was converted into 31,250 shares of common stock, and we paid Mr. Jacobs accrued interest on the note of $33,000, simultaneously with the closing of our initial public offering.

On October 31, 2003, we sold a convertible note in the principal amount of $25,000 to Steve Meyer, a former beneficial owner of more than 5% of our outstanding common stock. The note had a maturity date of May 28, 2009. Interest accrued at the rate of 10% per annum and was payable quarterly. Under the terms of the note, Mr. Meyer had the option, prior to the maturity date, to convert the principal amount, in whole or in part, into shares of our capital stock at a price of $1.00 per share or the then-current offering price, whichever was less. We had the option to call this note, in whole or in part, prior to the maturity date. In connection with the issuance of this note, we issued to Mr. Meyer 1,388 shares of our common stock and a five-year warrant to purchase 2,083 shares of our common stock at $9.00 per share. The outstanding principal amount of the note was converted into 7,812 shares of common stock, and we paid Mr. Meyer accrued interest on the note of $5,125, simultaneously with the closing of our initial public offering.

On November 24, 2003, we sold a convertible note in the principal amount of $100,000 to Mr. Dorsey. The note had a maturity date of June 26, 2009. Interest accrued at the rate of 10% per annum and was payable quarterly. Under the terms of the note, Mr. Dorsey had the option, prior to the maturity date, to convert the principal amount, in whole or in part, into shares of our capital stock at a price of $1.00 per share or the offering price, whichever was less. We had the option to call this note, in whole or in part, prior to the maturity date. In connection with the issuance of this note, we issued to Mr. Dorsey 5,555 shares of our common stock and a five-year warrant to purchase 8,333 shares of our common stock at $9.00 per share. The outstanding principal amount of the note was converted into 31,250 shares of common stock, and we paid Mr. Dorsey accrued interest on the note of $31,105, simultaneously with the closing of our initial public offering.

On March 12, 2004, we sold a convertible note in the principal amount of $100,000 to Mr. Meyer. The note had a maturity date of September 30, 2006. Interest accrued at the rate of 10% per annum and was payable at maturity. Under the terms of the note, Mr. Meyer had the option, prior to the maturity date, to convert the principal amount, in whole or in part, into shares of our capital stock at a price of $1.00 per share or the then-current offering price, whichever was less. We had the option to call this note, in whole or in part, prior to the maturity date. In connection with the issuance of this note, we issued to Mr. Meyer 5,555 shares of our common stock and a five-year warrant to purchase 8,333 shares of our common stock at $9.00 per share. The outstanding principal amount of the note was converted into 31,250 shares of common

Certain relationships and transactions and corporate governance stock, and we paid Mr. Meyer accrued interest on the note of $15,094, simultaneously with the closing of our initial public offering.

On July 22, 2004, we sold a convertible note in the principal amount of $200,000 to R.A. Stinski, a former beneficial owner of more than 5% of our outstanding common stock. The note had a maturity date of July 22, 2006. In connection with the issuance of this note, we issued to Mr. Stinski 11,111 shares of our common stock and a five-year warrant to purchase 16,667 shares of our common stock at $13.50 per share. On August 25, 2006, Mr. Stinski exchanged this promissory note for $237,933 in principal amount of our 12% convertible bridge notes together with warrants to purchase 47,586 shares of our common stock. In connection with this exchange, we also issued to Mr. Stinski 20,000 shares of our common stock. Subsequent to our initial public offering in November 2006, the promissory note and the accrued interest were converted into an aggregate of 77,501 shares of common stock.

On December 22, 2004, we sold a convertible note in the principal amount of $33,550 to Christopher F. Ebbert, an executive officer of our company. The note had a maturity date of July 22, 2010 and was convertible into shares of our capital stock at a price of $1.00 per share or the then-current offering price, whichever was less. Interest accrued at the rate of 10% per annum and is due quarterly. In connection with the issuance of the note, we issued to Mr. Ebbert a five-year warrant to purchase 3,727 shares of our common stock at $9.00 per share. The outstanding principal amount of the note was converted into 10,484 shares of common stock, and we paid Mr. Ebbert accrued interest on the note of $7,291, simultaneously with the closing of our initial public offering.

At the closing of our initial public offering, pursuant to the terms of convertible debenture agreements which we entered into with the Spirit Lake Tribe, a federally recognized Native American tribe and a beneficial owner of more than 5% of our outstanding common stock, our indebtedness to the Spirit Lake Tribe incurred in 2005 aggregating $3,000,000 automatically converted into 1,302,004 shares of common stock, representing 30% of our issued and outstanding shares on a fully diluted basis, determined without giving effect to shares issued in connection with our public offering, or shares issued or issuable upon conversion of our outstanding 12% convertible bridge notes or the exercise of warrants issued to purchasers of the bridge notes between March 2006 and August 2006. Certain of those shares are offered by Spirit Lake Tribe pursuant to this prospectus. Mr. Carl B. Walking Eagle, Sr., a director, is an officer and member of the Spirit Lake Tribal Council.

Non-Convertible Notes

On January 30, 2004, we entered into a note in the principal amount of $26,700 with Mr. Butzow. As of May 12, 2006, the balance of this non-convertible note was $13,750 and it matures on December 31, 2009. Interest accrues at the rate of 10% per annum and is due quarterly. In connection with this note, we issued to Mr. Butzow a five-year warrant to purchase 2,967 shares of our common stock at $9.00 per share. This note was repaid in November 2006.

Other Financing Agreements

On November 2, 2004, we entered into a business loan agreement with Signature Bank that provided us with a variable rate revolving line of credit of $300,000 personally guaranteed by Barry W. Butzow. As of December 31, 2006, we had no amounts outstanding under this line. Interest accrued at a variable interest rate of 1.5 percentage points over the U.S. Bank index rate and was payable the first day of each month. We were able to prepay all or a portion of the loan early without penalty. In consideration for Mr. Butzow’s personal guarantee, we issued to Mr. Butzow a five-year warrant to purchase 16,667 shares of our common stock at $13.50 per share. These warrants were subsequently repriced to $9.00 per share as described under “Warrant Repricing” below.

Certain relationships and transactions and corporate governance

On December 8, 2004, we entered into a 36-month lease agreement with Winmark Capital Corporation for office equipment and furniture. As of December 31, 2006, we had a remaining lease obligation of $65,695. Our payment obligations under the lease are approximately $4,292 per month. This lease has been personally guaranteed by Stephen Jacobs, one of our former officers. In consideration for his personal guarantee, we issued to Mr. Jacobs a five-year warrant to purchase 8,333 shares of our common stock at $13.50 per share. These warrants were subsequently repriced to $9.00 per share as described under “Warrant Repricing” below.

On November 10, 2005, we entered into a business loan agreement with Signature Bank that provided us with a variable rate revolving line of credit of $200,000 personally guaranteed by Mr. Butzow. As of December 31, 2006, we had no amounts outstanding under this line. Interest accrued at a variable interest rate of 1.5 percentage points over the U.S. Bank index rate and was payable the first day of each month. We were able to prepay all or a portion of the loan early without penalty. In consideration for his personal guarantee, we issued to Mr. Butzow a five-year warrant to purchase 5,556 shares of our common stock at $9.00 per share.

On May 23, 2005, we entered into a factoring agreement with Stephen E. Jacobs and Barry W. Butzow, whereby we agreed to assign and sell to Mr. Jacobs and Mr. Butzow certain of our receivables. They had the ability to limit their purchases to receivables arising from sales to any one customer or a portion of the net amount of the receivable. We granted a continuing security interest in all receivables purchased under the agreement. We paid interest equal to two times the prime rate of interest published by Signature Bank in effect at the time of purchase. The interest rate applied to all receivables purchased under the agreement. The interest amount was based on the receivable balance until collected and was subject to change based on changes in the prime rate. In consideration for this agreement, we agreed to issue to Mr. Jacobs and Mr. Butzow five-year warrants to purchase shares of our common stock at $9.00 per share in an amount equal to 100% of the net dollar amount of receivables sold to Mr. Jacobs and Mr. Butzow. As of December 31, 2006, we had issued warrants to purchase an aggregate of 39,492 shares at $9.00 per share relating to this agreement. As of December 31, 2006, we had no amounts outstanding under this agreement. On March 22, 2007, we terminated the factoring agreement with Mr. Jacobs and Mr. Butzow. We refer you to Note H of our financials for a discussion of our accounting treatment.

On November 11, 2005, we sold a 90-day promissory note to SHAG LLC in the principal amount of $100,000. Dr. William Schnell, one of our non-employee directors, is a member of SHAG LLC. The interest rate of the note was 10% per year. As additional consideration, we issued to SHAG LLC a five-year warrant to purchase 2,778 shares of our common stock at $9.00 per share. We agreed with SHAG LLC to increase the amount of the note to $107,500 and extend the term in exchange for the right to convert amounts outstanding under the note into shares of our common stock at a conversion rate equal to 80% of the initial public offering price. The outstanding principal amount of the note and accrued interest of $8,630 was converted into 36,289 shares of common stock simultaneously with the closing of our initial public offering.

On December 27, 2005, we sold a 90-day promissory note to Mr. Butzow in the principal amount of $300,000. The interest rate of the note is 10% per year. As additional consideration, we issued to Mr. Butzow a five-year warrant to purchase 25,000 shares of our common stock at $6.30 per share. On March 27, 2006, we extended the maturity date of this note for 90 days. As additional consideration, we issued to Mr. Butzow a six-year warrant to purchase 25,000 shares of our common stock at $6.30 per share. On June 27, 2006, Mr. Butzow agreed to extend the maturity date of his promissory note to July 31, 2006 and to exchange the promissory note for our 12% convertible bridge notes in the principal amount of the promissory note, plus accrued interest, together with warrants to purchase shares of our common stock. In consideration for the extension, we agreed to issue to Mr. Butzow 22,666 shares of our common stock. On July 27, 2006, we issued to Mr. Butzow 12% convertible bridge notes in the principal amount of $315,625 and warrants to purchase 63,125 shares of our common stock in exchange for this promissory note. Subsequent to our initial public

Certain relationships and transactions and corporate governance offering in November 2006, the promissory note and the accrued interest were converted into an aggregate of 103,761 shares of common stock.

On January 12, 2006, we entered into a business loan agreement with Signature Bank that provides us with a variable rate revolving line of credit of $250,000 personally guaranteed by Michael J. Hopkins, one of our employees and a former director. As of December 31, 2006, we had no amounts outstanding under this line. Interest accrues at a variable interest rate of 1.5 percentage points over the U.S. Bank index rate and is payable the first day of each month. We may prepay all or a portion of the loan early without penalty. In consideration for his personal guarantee, we issued to Mr. Hopkins a five-year warrant to purchase 6,944 shares of our common stock at $9.00 per share. This note was repaid in November 2006.

On February 14, 2006, we entered into a 36-month lease agreement with Winmark Capital Corporation for office equipment and furniture. As of December 31, 2006, we had a remaining lease obligation of $43,420. Our payment obligations under the lease are approximately $1,855 per month.

On December 30, 2006, we entered into a 36 month lease agreement with Winmark Capital Corporation for office equipment and furniture. As of December 31, 2006, we had a remaining lease obligation of $152,651. Our payment obligations under the lease are approximately $5,296 per month.

Warrant Repricing

In February 2006, our Board of Directors determined that $9.00 more properly reflected the market value of our common stock and approved a repricing, from $13.50 per share to $9.00 per share, of the following warrants:

Warrant
Name	Shares

Jeffrey C. Mack	21,666
Stephen E. Jacobs(1)	23,333
Christopher F. Ebbert	15,000
Marshall Group	4,444
Barry W. Butzow	16,667
Michael Frank	22,222

(1)	Mr. Jacobs served as our Executive Vice President and Secretary from February 2006 through March 2007.

The repricing was effected to provide ongoing incentives to our named executive officers, our other executive officers, our directors, our strategic partner, the Marshall Group, and Michael Frank, a former director. Going forward, our policy will be not to reprice equity instruments.

Executive Employment Agreements

The terms of the Executive Employment Agreement between our company and our current officers is set forth in the narrative following the Summary Compensation Table above.

Certain relationships and transactions and corporate governance

Agreement with Spanlink Communications, Inc.

On June 11, 2007, we executed a statement of work with Spanlink Communications, Inc. relating to the acquisition of a communications system for a new office location. The statement of work specifies a Cisco Unified Communications system, including hardware, software and services in connection with the installation and maintenance of the system, and arises out of a proposal from Spanlink and a master services agreement signed by the parties in April 2007. Brett A. Shockley, one of our directors, is the President, Chairman, a Director and principal shareholder of Spanlink Communications, Inc. We estimate that the amount of the contract will be $206,000. We believe the communication system to be acquired from Spanlink and the cost thereof to be competitive with systems that could be provided by unrelated parties.

Director Independence

The Board is comprised of a majority of “independent” directors as defined in Rule 4200(a)(15) of the NASDAQ Stock Market. The independent directors are identified by name in the chart that appears in “Management and board of directors.”

As noted above, our Board of Directors has an Executive Committee, Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee. Each committee consists solely of members who are independent as defined in Rule 4200(a)(15) of the Marketplace Rules of the NASDAQ Stock Market. In addition, each member of the Audit Committee is independent as defined in Exchange Act Rule 10A-3 and each member of the Compensation Committee is a non-employee director and is an outside director under the rules of the SEC and the IRS, respectively.

Mr. Frank, Mr. Butzow, Mr. Hopkins and Ms. Haugerud resigned from the Board during 2006. Mr. Frank and Ms. Haugerud were independent directors.

Principal and selling shareholders

The following table sets forth certain information known to us regarding beneficial ownership of our common stock as of May 1, 2007, and after the sale of shares in this offering, by (a) each person who is known to us to own beneficially more than five percent of our common stock, (b) each director, (c) each executive officer, (d) all current executive officers and directors as a group, and (e) each selling shareholder. The percentage of beneficial ownership is based on 9,910,151 shares outstanding as of June 14, 2007. As indicated in the footnotes, shares issuable pursuant to warrants and options are deemed outstanding for computing the percentage of the person holding such warrants or options but are not deemed outstanding for computing the percentage of any other person. Unless otherwise noted, each person identified below has sole voting and investment power with respect to such shares. Except as otherwise noted below and pursuant to applicable community property laws, the named individual has sole voting and investment power with respect to the listed shares. None of the listed shares has been pledged as security, except that Mr. Mack has pledged 2,000 shares as security for a loan. Unless otherwise indicated, the address for each listed shareholder is c/o Wireless Ronin Technologies, Inc., 14700 Martin Drive, Eden Prairie, Minnesota 55344.

	Shares Beneficially				Shares Beneficially
	Owned				Owned
Name and Address of	Prior to Offering(1)			Shares	After Offering(1)
Beneficial Owner(1)	Number		Percentage	Offered	Number	Percentage

Carl B. Walking Eagle Sr.	1,356,446	(2)	13.7%	1,000,000	356,446	2.6%
Spirit Lake Tribe	1,346,446	(3)	13.6%	1,000,000	346,446	2.6%
Perkins Capital Management, Inc.	1,156,613	(4)	11.7%	—	1,156,613	8.6%
Gruber and McBaine Capital Management, LLC	723,350	(5)	7.3%	—	723,350	5.4%
Heartland Advisors, Inc.	723,000	(6)	7.3%	—	723,000	5.4%
Barry W. Butzow	594,499	(7)	5.9%	—	594,499	4.3%
Jeffrey C. Mack	160,686	(8)	1.6%	—	160,686	1.2%
Christopher F. Ebbert	140,316	(9)	1.4%	—	140,316	1.0%
Dr. William F. Schnell	111,147	(10)	1.1%	—	111,147	*
John A. Witham	55,555	(11)	*	—	55,555	*
Scott W. Koller	24,307	(12)	*	—	24,307	*
Thomas J. Moudry	15,000	(13)	*	—	15,000	*
Gregory T. Barnum	10,000	(14)	*	—	10,000	*
Brett A. Shockley	10,000	(14)	*	—	10,000	*
Brian S. Anderson	8,472	(15)	*	—	8,472	*
All current executive officers and directors as a group (10 persons)	1,891,929	(16)	18.3%	1,000,000	891,929	6.4%

*	Represents less than one percent.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to securities. Securities “beneficially owned” by a person may include securities owned by or for, among others, the spouse, children, or certain other relatives of such person as well as other securities as to which the person has or shares voting or investment power or has the option or right to acquire within 60 days of May 1, 2007.
(2)	Includes shares owned by Spirit Lake Tribe. Carl B. Walking Eagle Sr. is the Vice Chairman of the Spirit Lake Tribal Council and may be deemed to beneficially own the shares held by Spirit Lake Tribe. Mr. Walking Eagle disclaims beneficial ownership of the shares owned by Spirit Lake Tribe except to the extent of his pecuniary interest in such

Principal and selling shareholders

shares. Includes 10,000 shares issuable upon exercise of options granted under the 2006 Non-Employee Director Stock Option Plan. The address for the shareholder is P.O. Box 359, Main Street, Fort Totten, ND 58335.

(3)	The address for the shareholder is P.O. Box 359, Main Street, Fort Totten, ND 58335.
(4)	As set forth in the Schedule 13G filed on January 12, 2007 by Perkins Capital Management, Inc. The Schedule 13G reports that these shares are owned by investment advisory clients of Perkins Capital Management, Inc. The Schedule 13G reports that these shares represent 247,038 shares over which such entity has sole voting power and 1,156,613 shares over which such entity has sole dispositive power (representing 846,613 common equivalents and 310,000 warrants to purchase common stock). The address of this shareholder is 730 East Lake Street, Wayzata, MN 55391.
(5)	As set forth in the Schedule 13G filed on February 12, 2007 by Gruber and McBaine Capital Management, LLC, Jon D. Gruber, J. Patterson McBaine and Eric Swergold. The Schedule 13G reports that Gruber and McBaine Capital Management, LLC (“GMCM”) is a registered investment advisor whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of these shares. Messrs. Gruber and McBaine are the managers, controlling persons and portfolio managers of GMCM. GMCM has shared voting power and shared dispositive power over 723,350 shares. Mr. Gruber has sole voting power over 23,200 shares and shared voting power and shared dispositive power over 723,350 shares. Mr. McBaine has sole voting power over 3,000 shares and shared voting power and shared dispositive power over 723,350 shares. Mr. Swergold has shared voting power and share dispositive power of 723,350 shares. The address of this shareholder is 50 Osgood Place, Penthouse, San Francisco, CA 94133.
(6)	As set forth in the Schedule 13G filed on February 9, 2007 by Heartland Advisors, Inc. and William O. Nasgovitz. The Schedule 13G reports that Heartland Advisors, Inc. (“HA”) is a registered investment advisor whose clients have the right to receive or the power to direct the receipt of dividends and proceeds from the sale of these shares. Mr. Nasgovitz is the president and principal shareholder of HA. The Heartland Value Fund, a series of the Heartland Group, Inc., a registered investment company, owns 723,000 shares or 9.9% of the class of securities reported herein. The remaining shares disclosed in this filing are owned by various other accounts managed by HA on a discretionary basis. The Schedule 13G reports that these shares represent 723,000 shares over which such entity has shared voting power and 723,000 shares over which such entity has shared dispositive power. The address of this shareholder is 789 North Water Street, Milwaukee, WI 53202.
(7)	Includes 10,000 shares purchasable upon exercise of options granted under the 2006 Non-Employee Director Stock Option Plan, and 232,770 shares purchasable upon exercise of warrants. The address for the shareholder is 9714 Brassie Circle, Eden Prairie, MN 55437.
(8)	Includes 75,353 shares purchasable upon exercise of warrants and 41,666 shares issuable upon exercise of options granted under the 2006 Equity Incentive Plan. Mr. Mack has pledged 2,000 shares as security for a loan.
(9)	Includes 92,055 shares purchasable upon exercise of warrants.
(10)	Includes 2,083 shares purchasable upon exercise of warrants, 10,000 shares issuable upon the exercise of options granted under the 2006 Non-Employee Director Stock Option Plan, and 80,731 shares beneficially owned by SHAG LLC (of which 11,109 shares are purchasable upon exercise of warrants.) Dr. Schnell is an owner of SHAG LLC and may be deemed to beneficially own the shares held by SHAG LLC. Dr. Schnell disclaims beneficial ownership of the shares held by SHAG LLC except to the extent of his pecuniary interest in such shares. The address for the shareholder is 1000 East 1st St, Duluth, MN 55805.
(11)	Represents 22,222 shares purchasable upon exercise of warrants and 33,333 shares issuable upon exercise of options granted under the 2006 Equity Incentive Plan.
(12)	Includes 22,682 shares purchasable upon exercise of warrants.
(13)	Includes 10,000 shares issuable upon exercise of options granted under the 2006 Non-Employee Director Stock Option Plan.
(14)	Represents shares issuable upon exercise of options granted under the 2006 Non-Employee Director Stock Option Plan.

Principal and selling shareholders

(15)	Represents 6,250 shares issuable upon the exercise of options granted under the 2006 Equity Incentive Plan and 2,222 shares purchasable upon exercise of warrants.
(16)	Includes 216,617 shares purchasable upon exercise of warrants, 172,916 shares issuable upon exercise of options and shares beneficially owned by entities related to two of our directors (of which 11,109 shares are purchasable upon exercise of warrants).

Relationship with the Selling Shareholder

At the closing of our initial public offering, pursuant to the terms of convertible debenture agreements which we entered into with the Spirit Lake Tribe, a federally recognized Native American tribe and a beneficial owner of more than 5% of our outstanding common stock, our indebtedness to the Spirit Lake Tribe incurred in 2005 aggregating $3,000,000 automatically converted into 1,302,004 shares of common stock, representing 30% of our issued and outstanding shares on a fully diluted basis, determined without giving effect to shares issued in connection with our public offering, or shares issued or issuable upon conversion of our outstanding 12% convertible bridge notes or the exercise of warrants issued to purchasers of the bridge notes between March 2006 and August 2006. Certain of those shares are offered by Spirit Lake Tribe pursuant to this prospectus. Mr. Carl B. Walking Eagle, Sr., a director, is an officer and member of the Spirit Lake Tribal Council.

Description of securities

Our authorized capital stock consists of 66,666,666 shares, par value $0.01 per share, consisting of 50,000,000 shares of common stock and 16,666,666 shares of preferred stock, par value $0.01 per share. As of June 14, 2007, we had 9,910,151 shares of common stock outstanding held by 215 holders, and no outstanding shares of preferred stock.

Common Stock

The holders of our common stock:

➢	have the right to receive ratably any dividends from funds legally available therefor, when, as and if declared by our Board of Directors;

➢	are entitled to share ratably in all of our assets available for distribution to holders of our common stock upon liquidation, dissolution or winding up of the affairs of our company; and

➢	are entitled to one vote per share on all matters which shareholders may vote on at all meetings of shareholders.

All shares of our common stock now outstanding are fully paid and nonassessable. There are no redemption, sinking fund, conversion or preemptive rights with respect to the shares of our common stock.

The holders of our common stock do not have cumulative voting rights. Subject to the rights of any future series of preferred stock, the holders of a plurality of outstanding shares voting for the election of our directors can elect all of the directors to be elected, if they so choose. In such event, the holders of the remaining shares will not be able to elect any of our directors.

Undesignated Preferred Stock

Under governing Minnesota law and our amended and restated articles of incorporation, no action by our shareholders is necessary, and only action of our Board of Directors is required, to authorize the issuance of up to 16,666,666 shares of undesignated preferred stock. Our Board of Directors is empowered to establish, and to designate the name of, each class or series of the undesignated preferred shares and to set the terms of such shares, including terms with respect to redemption, sinking fund, dividend, liquidation, preemptive, conversion and voting rights and preferences. Accordingly, our Board of Directors, without shareholder approval, may issue preferred stock having rights, preferences, privileges or restrictions, including voting rights, that may be greater than the rights of holders of common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until our Board of Directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things, restricting dividends on our common stock, diluting the voting power of our common stock, impairing the liquidation rights of our common stock and delaying or preventing a change in control of our company without further action by our shareholders. Our Board of Directors has no present plans to issue any shares of preferred stock.

We will not issue preferred stock to our officers, directors, significant shareholders or others deemed to be “promoters” under the North American Securities Administrators Association Statement of Policy Regarding Corporate Securities Definitions unless we offer it to all other existing shareholders or to new shareholders on the same terms, or the issuance

Description of securities

is approved by a majority of our independent directors who do not have an interest in the issuance and who have access, at our expense, to our counsel or independent counsel.

Warrants and Registration Rights

In connection with convertible notes and other debt agreements issued to private investors and to other individuals for services rendered, we have issued certain warrants. As of May 1, 2007, we had outstanding five-year warrants to purchase an aggregate of 2,519,583 shares of our common stock and outstanding six-year warrants to purchase an aggregate of 50,000 shares of our common stock. The warrants are currently exercisable at prices ranging from $.09 to $45.00 per share, subject to adjustment pursuant to antidilution provisions contained in the warrant agreements.

Of the 2,521,996 shares issuable upon exercise of warrants outstanding as of June 14, 2007, 450,000 shares are issuable upon exercise of a warrant we issued to the underwriter of our initial public offering. This warrant is eligible to participate on a “piggy-back” basis in any registration by us for the duration of the warrant and two years thereafter, and for a one time “demand” registration if and when we are eligible to use Form S-3. We have been advised that the holder of such warrant has elected not to participate in this offering as a selling shareholder.

Restrictions on Issuance of Options and Warrants

As required by certain state securities regulators, we have agreed that during the one-year period commencing on the effective date of our initial public offering, we will not have outstanding options or warrants to purchase more than an aggregate of 1,096,610 shares of common stock with an exercise price of less than $4.00 per share. This limit represents 15% of the shares of our common stock outstanding upon completion of our initial public offering.

Anti-Takeover Provisions

Certain provisions of Minnesota law and our articles of incorporation and bylaws described below could have an anti-takeover effect. These provisions are intended to provide management with flexibility in responding to an unsolicited takeover offer and to discourage certain types of unsolicited takeover offers for our company. However, these provisions could have the effect of discouraging attempts to acquire us, which could deprive our shareholders of opportunities to sell their shares at prices higher than prevailing market prices.

Section 302A.671 of the Minnesota Business Corporation Act applies, with certain exceptions, to any acquisition of our voting stock from a person, other than us and other than in connection with certain mergers and exchanges to which we are a party, that results in the acquiring person owning 20% or more of our voting stock then outstanding. Similar triggering events occur at the one-third and majority ownership levels. Section 302A.671 requires approval of any such acquisition by a majority vote of our disinterested shareholders and a majority vote of all of our shareholders. In general, shares acquired in excess of the applicable percentage threshold in the absence of such approval are denied voting rights and are redeemable at their then fair market value by us during a specified time period.

Section 302A.673 of the Minnesota Business Corporation Act generally prohibits us or any of our subsidiaries from entering into any business combination transaction with a shareholder for a period of four years after the shareholder acquires 10% or more of our voting stock then outstanding. An exception is provided for circumstances in which, before the 10% share-ownership threshold is reached, either the transaction or the share acquisition is approved by a committee of our Board of Directors composed of one or more disinterested directors.

Description of securities

The Minnesota Business Corporation Act contains a “fair price” provision in Section 302A.675. This provision provides that no person may acquire any of our shares within two years following the person’s last purchase of our shares in a takeover offer unless all shareholders are given the opportunity to dispose of their shares to the person on terms that are substantially equivalent to those in the earlier takeover offer. This provision does not apply if the acquisition is approved by a committee of disinterested directors before any shares are acquired in the takeover offer.

Section 302A.553, subdivision 3, of the Minnesota Business Corporation Act prohibits us from purchasing any voting shares owned for less than two years from a holder of more than 5% of our outstanding voting stock for more than the market value of the shares. Exceptions to this provision are provided if the share purchase is approved by a majority of our shareholders or if we make a repurchase offer of equal or greater value to all shareholders.

Our articles of incorporation provide that the holders of our common stock do not have cumulative voting rights. For the shareholders to call a special meeting, our bylaws require that at least 10% of the voting power must join in the request. Our articles of incorporation give our Board of Directors the power to issue any or all of the shares of undesignated preferred stock, including the authority to establish one or more series and to fix the powers, preferences, rights and limitations of such class or series, without seeking shareholder approval. Our Board of Directors also has the right to fill vacancies of the board, including a vacancy created by an increase in the size of the Board of Directors.

Our bylaws provide for an advance notice procedure for the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors, as well as for other shareholder proposals to be considered at annual meetings of shareholders. In general, notice of intent to nominate a director or raise matters at such meetings will have to be received by us not less than 90 days prior to the date fixed for the annual meeting, and must contain certain information concerning the persons to be nominated or the matters to be brought before the meeting and concerning the shareholders submitting the proposal.

Transfer Agent and Registrar

The transfer agent and registrar with respect to our common stock is Registrar and Transfer Company.

Listing

Our common stock is listed on the NASDAQ Capital Market under the symbol “RNIN.” We intend to apply for listing of our common stock on the NASDAQ Global Market under the symbol “RNIN” assuming we meet the listing requirements of the Nasdaq Global Market following this offering.

Underwriting

The underwriters named below, for which ThinkEquity Partners LLC and Feltl and Company are acting as representatives, have severally agreed, subject to the terms and conditions of the underwriting agreement to purchase from our company and the selling shareholder the 4,600,000 shares of common stock offered hereby. The number of shares that each underwriter has agreed to purchase is set forth opposite its name below:

Number of
Underwriter	Shares

ThinkEquity Partners LLC	2,070,000
Feltl and Company	2,070,000
Barrington Research Associates, Inc.	460,000

Total	4,600,000

The underwriters are obligated to purchase all of the shares (other than those covered by the over-allotment option described below) if they purchase any shares. The obligation of the underwriters to purchase the shares is several and not joint meaning that, subject to the terms of the underwriting agreement, each underwriter is obligated to purchase only the number of shares set forth opposite its name.

Commissions and Expenses

The underwriters propose to offer the shares to the public at the public offering price set forth on the cover of this prospectus. The underwriters may offer the shares to securities dealers at the price to the public less a concession not in excess of $0.294 per share. After the shares are released for sale to the public, the underwriters may vary the offering price and other selling terms from time to time.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming no exercise and full exercise of the underwriters’ over-allotment option to purchase additional shares.

	Payable by Us
	No exercise	Full Exercise

Per Share	$0.49	0.49
Total	$1,764,000	2,102,100

We estimate that the total expenses of this offering will be approximately $210,000, excluding underwriting discounts and commissions, reimbursement of up to $50,000 for fees and expenses of legal counsel for the underwriters and a non-accountable expense allowance equal to one percent of the gross proceeds from the sale of the 4,600,000 shares in this offering, or $322,000. The non-accountable expense allowance represents an amount based upon a percentage of the gross offering proceeds that is payable to the underwriters in respect of expenses that need not be itemized.

Underwriting

Over-Allotment Option

We have granted to the underwriters an option, exercisable not later than 45 days after the date of the final prospectus related to this offering, to purchase up to an aggregate of 690,000 additional shares at the public offering price set forth on the cover page of this prospectus less the underwriting discounts and commissions. The underwriters may exercise this option only to cover over-allotments, if any, made in connection with the sale of shares offered hereby.

Lock-Up Agreement

Except as noted below, our directors, executive officers and the Spirit Lake Tribe, which is a selling shareholder under this prospectus, have agreed with the underwriters that for a period of 180 days following the date of the final prospectus related to this offering, they will not offer, sell, assign, transfer, pledge, contract to sell or otherwise dispose of or hedge any of our shares of common stock or any securities convertible into or exchangeable for our shares of common stock. We have also agreed with the underwriters that we will not issue additional shares (with the exception of shares pursuant to the over-allotment option) of our common stock before the end of the 180-day period following the date of the final prospectus related to this offering, other than with respect to our issuing shares pursuant to employee benefit plans, qualified option plans or other employee compensation plans already in existence, or pursuant to currently outstanding options, warrants or other rights to acquire shares of our common stock. There was a similar restriction in underwriting agreement of our initial public offering which was waived by Feltl and Company to facilitate this offering. The lock-up restrictions applicable to this offering will be extended for up to 15 calendar days plus three business days in the event we issue an earnings release or material news (or announce an intent to do so) during the final 15 calendar days plus three business days of the 180-day lock-up period. The underwriters may, in their sole discretion, at any time without prior notice, release all or any portion of the shares from the restrictions in any such agreements. In determining whether to release shares from the restrictions, the underwriters may consider, among other factors, the financial circumstances applicable to a director’s or an executive officer’s request to release shares and the number of shares that such director or executive officer requests to be released. There are no agreements between the underwriters and us or any of our directors or executive officers releasing us or them from such agreements before the expiration of the applicable period.

Indemnification

We have agreed to indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, and to contribute to payments the underwriters may be required to make in respect of any such liabilities.

Stabilization; Short Positions and Penalty Bids

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, purchases to cover positions created by short sales, stabilizing transactions and passive market making in accordance with Regulation M under the Exchange Act. Short sales by an underwriter involve the sale by the underwriter of a greater number of shares than it is required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than an underwriter’s option to purchase additional shares from the issuer in the offering pursuant to its over-allotment option. An underwriter may close out any covered short position by either exercising its option to purchase additional shares through the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, an underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase additional shares through the over-allotment option. “Naked” short sales are any short sales of shares in

Underwriting

excess of the shares an underwriter may purchase pursuant to the over-allotment option. An underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if an underwriter is concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by an underwriter in the open market prior to the completion of the offering. In passive market making, an underwriter may, subject to certain limitations, make bids for or purchases of the shares of common stock until the time, if any, at which a stabilizing bid is made.

Stabilizing transactions to cover short sale positions may cause the price of the shares of common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be commenced and discontinued at any time.

Legal matters

The validity of the shares of common stock offered by this prospectus and other legal matters will be passed upon for us by Briggs and Morgan, Professional Association, Minneapolis, Minnesota. Certain legal matters in connection with this offering will be passed upon for the underwriters by Maslon Edelman Borman & Brand, LLP.
Experts

The audited financial statements of Wireless Ronin Technologies, Inc. as of December 31, 2005 and 2006 and for the years then ended, included herein and in the registration statement have been audited by Virchow, Krause & Company, LLP, independent registered public accounting firm. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.
Where you can find more information

We are subject to the information requirements of the Exchange Act. Accordingly, we file reports, proxy statements and other information with the SEC. The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Our website is located at www.wirelessronin.com. The information on, or that can be accessed through, our website is not part of this prospectus.

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act. This prospectus does not contain all of the information, exhibits and undertakings set forth in the registration statement, certain parts of which are omitted as permitted by the rules and regulations of the SEC. For further information, please refer to the registration statement which may be read and copied in the manner and at the sources described above.

Report of independent registered public accounting firm

The Board of Directors and Shareholders
Wireless Ronin Technologies, Inc.
Eden Prairie, Minnesota

We have audited the accompanying balance sheets of Wireless Ronin Technologies, Inc. as of December 31, 2005 and 2006, and the related statements of operations, shareholders’ equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wireless Ronin Technologies, Inc. as of December 31, 2005 and 2006 and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

As discussed in Note A to the financial statements, effective January 1, 2006, the Company adopted Financial Accounting Standards Board Statement No.  123(R), “Share Based Payment.”

/s/  Virchow, Krause & Company, LLP

Minneapolis, Minnesota
March 15, 2007

Balance sheets

	December 31,	December 31,
	2005	2006

Assets
Current assets
Cash and cash equivalents	$134,587	$8,273,388
Marketable securities – available for sale	—	7,193,511
Accounts receivable, net	216,380	1,128,730
Inventories	391,503	255,850
Prepaid expenses and other current assets	25,717	148,024

Total current assets	768,187	16,999,503

Property and equipment, net	384,221	523,838

Other assets
Deposits	17,591	22,586
Deferred financing costs, net	143,172	—

Total other assets	160,763	22,586

Total assets	$1,313,171	$17,545,927

Liabilities and shareholders’ equity (deficit)
Current liabilities
Bank lines of credit and notes payable	$844,599	$—
Short-term notes payable – related parties	64,605	—
Current maturities of long-term obligations	1,402,616	106,311
Current maturities of long-term obligations – related parties	3,000,000	—
Accounts payable	306,528	948,808
Deferred revenue	1,087,426	202,871
Accrued liabilities	544,704	394,697

Total current liabilities	7,250,478	1,652,687
Long-term liabilities
Notes payable, less current maturities	970,861	155,456
Notes payable – related parties, less current maturities	697,300	—

Total long-term liabilities	1,668,161	155,456

Total liabilities	8,918,639	1,808,143

Commitments and contingencies
Shareholders’ equity (deficit)
Capital stock, $0.01 par value, 66,666,666 shares authorized
Preferred stock, 16,666,666 shares authorized, no shares issued and outstanding at December 31, 2005 and 2006	—	—
Common stock, 50,000,000 shares authorized; 784,037 and 9,825,621 shares issued and outstanding at December 31, 2005 and 2006, respectively	7,840	98,256
Additional paid-in capital	11,032,668	49,056,509
Accumulated deficit	(18,645,976)	(33,433,713)
Accumulated other comprehensive income	—	16,732

Total shareholders’ equity (deficit)	(7,605,468)	15,737,784

Total liabilities and shareholders’ equity (deficit)	$1,313,171	$17,545,927

See accompanying Notes to financial statements.

Statements of operations

	Year Ended	Year Ended
	December 31,	December 31,
	2005	2006

Sales
Hardware	$576,566	$1,852,678
Software	66,572	1,107,913
Services and other	67,078	184,798

Total sales	710,216	3,145,389
Cost of sales
Hardware	517,503	1,429,585
Software	—	—
Services and other	32,156	78,272
Inventory lower of cost or market adjustment	390,247	37,410

Total cost of sales	939,906	1,545,267

Gross profit (loss)	(229,690)	1,600,122
Operating expenses:
Sales and marketing expenses	1,198,629	1,462,667
Research and development expenses	881,515	875,821
General and administrative expenses	1,690,601	3,579,968

Total operating expenses	3,770,745	5,918,456

Operating loss	(4,000,435)	(4,318,334)
Other income (expenses):
Interest expense	(804,665)	(10,124,216)
Loss on debt modification	—	(367,153)
Interest income	1,375	21,915
Other	13,800	51

	(789,490)	(10,469,403)

Net loss	$(4,789,925)	$(14,787,737)

Basic and diluted loss per common share	$(7.18)	$(9.71)

Basic and diluted weighted average shares outstanding	666,712	1,522,836

See accompanying Notes to financial statements.

Statements of shareholder’s equity (deficit)

	Years ended December 31, 2005 and 2006
					Accumulated	Total
	Common Stock		Additional		Other	Shareholders’
		Par	Paid-In	Accumulated	Comprehensive	Equity
	Shares	Value	Capital	Deficit	Income	(Deficit)

Balances at December 31, 2004	583,659	$5,837	$9,154,627	$(13,856,051)	$—	$(4,695,587)
Sales of equity instruments for cash consideration:
Equity units sold at $9.00 per unit	113,884	1,139	1,023,861	—	—	1,025,000
Common stock sold at $9.00 per share	9,998	100	89,900	—	—	90,000
Common stock sold at $4.50 per share	22,222	222	99,778	—	—	100,000
Common stock issued to related parties for:
Short-term notes payable to related parties at $2.19 per share	33,332	333	72,799	—	—	73,132
Payment of accrued interest to related party at $9.00 per share	19,443	194	174,806	—	—	175,000
Common stock issued for:
Services at $1.80 per share	833	8	1,492	—	—	1,500
Services at $9.00 per share	666	7	5,993	—	—	6,000
Warrants issued to related parties for:
Short-term notes payable – related parties	—	—	65,925	—	—	65,925
Notes payable – related parties	—	—	33,954	—	—	33,954
Short-term borrowings – related parties	—	—	115,628	—	—	115,628
Deferred financing costs – related party	—	—	28,479	—	—	28,479
Warrants issued for:
Short-term notes payable	—	—	12,465	—	—	12,465
Notes payable	—	—	48,409	—	—	48,409
Deferred financing costs	—	—	25,782	—	—	25,782
Services	—	—	78,770	—	—	78,770
Net loss	—	—	—	(4,789,925)	—	(4,789,925)

Balances at December 31, 2005	784,037	$7,840	$11,032,668	$(18,645,976)	$—	$(7,605,468)

Statements of shareholder’s equity (deficit)

	Years ended December 31, 2005 and 2006
					Accumulated	Total
	Common Stock		Additional		Other	Shareholders’
		Par	Paid-In	Accumulated	Comprehensive	Equity
	Shares	Value	Capital	Deficit	Income	(Deficit)

Balances at December 31, 2005	784,037	$7,840	$11,032,668	$(18,645,976)	$—	$(7,605,468)
Stock issued to related parties for:
Interest expense to related party at $9.00 per share	24,999	250	224,750	—	—	225,000
Stock issued to related parties for short-term notes payable	45,332	453	202,192	—	—	202,645
Stock issued for short-term notes payable	20,000	200	58,662	—	—	58,862
Warrants issued to related parties for:
Short-term notes payable	—	—	268,872	—	—	268,872
Deferred financing costs	—	—	39,499	—	—	39,499
Warrants issued for:
Notes payable	—	—	18,697	—	—	18,697
Bridge notes	—	—	1,893,500	—	—	1,893,500
Compensation expense	—	—	405,151	—	—	405,151
Directors	—	—	300,937	—	—	300,937
Beneficial conversion of short-term notes payable	—	—	5,700,290	—	—	5,700,290
Repricing of warrants	—	—	81,126	—	—	81,126
Proceeds from initial public offering of common stock, less offering costs	5,175,000	51,750	17,951,804	—	—	18,003,554
Conversion of long-term obligations into common stock	3,628,056	36,281	10,407,123	—	—	10,443,404
Conversion of accrued interest into common stock	147,642	1,476	470,994	—	—	472,470
Exercise of warrants	555	6	244	—	—	250
Comprehensive income
Net loss	—	—	—	(14,787,737)	—	(14,787,737)
Unrealized income on investments	—	—	—	—	16,732	16,732

Total comprehensive income	—	—	—	(14,787,737)	16,732	14,804,469

Balances at December 31, 2006	9,825,621	$98,256	$49,056,509	$(33,433,713)	$16,732	$15,737,784

See accompanying Notes to financial statements.

Statements of cash flows

	Year Ended	Year Ended
	December 31,	December
	2005	2006

Cash flows from operating activities
Net loss	$(4,789,925)	$(14,787,737)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	151,830	1,196,027
Loss on disposal of property and equipment	7,355	—
Allowance for doubtful receivables	2,500	21,000
Inventory lower of cost or market adjustment	390,247	37,410
Debt discount amortization	63,647	3,569,509
Debt discount amortization – related party	37,617	606,912
Common stock issued for interest expense – related party	175,000	225,000
Common stock issued for services	7,500	—
Issuance of warrants for short-term borrowings – related party	115,628	39,499
Issuance of warrants for services	78,770	—
Issuance of warrants as compensation expense	—	706,088
Repricing of warrants	—	81,126
Beneficial conversion of notes payable	—	4,107,241
Change in assets and liabilities
Accounts receivable	(191,332)	(933,350)
Inventories	(52,289)	95,595
Prepaid expenses and other current assets	787	(122,307)
Deposits	(3,485)	(4,995)
Accounts payable	154,000	697,280
Deferred revenue	6,593	(884,555)
Accrued liabilities	460,683	390,516

Net cash used in operating activities	(3,384,874)	(4,959,741)
Cash flows used in investing activities
Purchases of property and equipment	(272,114)	(310,926)
Purchases of marketable securities	—	(7,176,779)

Net cash used in investing activities	(272,114)	(7,487,705)
Cash flows provided by financing activities
Net proceeds from (payments on) bank lines of credit and short-term notes payable	400,000	(350,000)
Payment for deferred financing costs	(100,000)	(864,509)
Proceeds from short-term notes payable – related parties	200,000	4,825,000
Payments on short-term notes payable – related parties	—	(335,601)
Proceeds from long-term notes payable	—	194,242
Proceeds from long-term notes payable – related parties	3,000,000	—
Payments on long-term notes payable	(1,023,069)	(872,939)
Proceeds (Payments) on long-term notes payable – related parties	1,215,000	(13,750)
Proceeds from issuance of common stock and equity units	—	18,003,554
Proceeds from exercise of warrants	—	250

Net cash provided by financing activities	3,691,931	20,586,247

Increase in cash and cash equivalents	34,943	8,138,801
Cash and cash equivalents at beginning of year	99,644	134,587

Cash and cash equivalents at end of year	$134,587	$8,273,388

See accompanying Notes to financial statements.

Notes to financial statements

Note A — Summary of Significant Accounting Policies

Nature of Business and Operations

Overview

Wireless Ronin Technologies, Inc. (the Company) is a Minnesota corporation that has designed and developed application-specific wireless business solutions.

The Company provides dynamic digital signage solutions targeting specific retail and service markets. The Company has designed and developed RoninCast®, a proprietary content delivery system that manages, schedules and delivers digital content over a wireless or wired network. The solutions, the digital alternative to static signage, provide customers with a dynamic and interactive visual marketing system designed to enhance the way they advertise, market and deliver their messages to targeted audiences. The Company sells its products throughout North America.

Summary of Significant Accounting Policies

A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

1.	Revenue Recognition

The Company recognizes revenue primarily from these sources:

➢	Software and software license sales

➢	System hardware sales

➢	Content development services

➢	Training and implementation

➢	Maintenance and support contracts

The Company applies the provisions of Statement of Position (“SOP”) 97-2, “Software Revenue Recognition,” as amended by SOP 98-9 “Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions” to all transactions involving the sale of software license. In the event of a multiple element arrangement, the Company evaluates if each element represents a separate unit of accounting taking into account all factors following the guidelines set forth in Emerging Issues Task Force Issue No. 00-21 (“EITF 00-21”) “Revenue Arrangements with Multiple Deliverables”.

The Company recognizes revenue when (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred, which is when product title transfers to the customer, or services have been rendered; (iii) customer payment is deemed fixed or determinable and free of contingencies and significant uncertainties; and (iv) collection is probable.

Notes to financial statements

Multiple-Element Arrangements — The Company enters into arrangements with customers that include a combination of software products, system hardware, maintenance and support, or installation and training services. The Company allocates the total arrangement fee among the various elements of the arrangement based on the relative fair value of each of the undelivered elements determined by vendor-specific objective evidence (VSOE). In software arrangements for which the Company does not have VSOE of fair value for all elements, revenue is deferred until the earlier of when VSOE is determined for the undelivered elements (residual method) or when all elements for which the Company does not have VSOE of fair value have been delivered.

The Company has determined VSOE of fair value for each of its products and services. The fair value of maintenance and support services is based upon the renewal rate for continued service arrangements. The fair value of installation and training services is established based upon pricing for the services. The fair value of software and licenses is based on the normal pricing and discounting for the product when sold separately. The fair value of its hardware is based on a stand-alone market price of cost plus margin.

Each element of the Company’s multiple element arrangement qualifies for separate accounting with the exception of undelivered maintenance and service fees. The Company defers revenue under the residual method for undelivered maintenance and support fees included in the price of software and amortizes fees ratably over the appropriate period. The Company defers fees based upon the customer’s renewal rate for these services.

Software and Software License Sales

The Company recognizes revenue when a fixed fee order has been received and delivery has occurred to the customer. The Company assesses whether the fee is fixed or determinable and free of contingencies based upon signed agreements received from the customer confirming terms of the transaction. Software is delivered to customers electronically or on a CD-ROM, and license files are delivered electronically. The Company assesses collectibility based on a number of factors, including the customer’s past payment history and its current creditworthiness. If it is determined that collection of a fee is not reasonably assured, the Company defers the revenue and recognizes it at the time collection becomes reasonably assured, which is generally upon receipt of cash payment. If an acceptance period is required, revenue is recognized upon the earlier of customer acceptance or the expiration of the acceptance period.

System Hardware Sales

The Company recognizes revenue on system hardware sales generally upon shipment of the product to the customer. Shipping charges billed to customers are included in sales and the related shipping costs are included in cost of sales.

Professional Service Revenue

Included in services and other revenue are revenue derived from implementation, maintenance and support contracts, content development and training. The majority of consulting and implementation services and accompanying agreements qualify for separate accounting. Implementation and content development services are bid either on a fixed-fee basis or on a time-and-materials basis. Substantially all of the Company’s contracts are on a time-and-materials basis. For time-and-materials contracts, the Company recognizes revenue as services are performed. For a fixed-fee contract, the Company recognizes revenue upon completion of specific contractual milestones or by using the percentage of completion method.

Training revenue is recognized when training is provided.

Notes to financial statements

Maintenance and Support Revenue

Included in services and other revenue are revenue derived from maintenance and support. Maintenance and support consists of software updates and support. Software updates provide customers with rights to unspecified software product upgrades and maintenance releases and patches released during the term of the support period. Support includes access to technical support personnel for software and hardware issues.

Maintenance and support revenue is recognized ratably over the term of the maintenance contract, which is typically one to three years. Maintenance and support is renewable by the customer. Rates for maintenance and support, including subsequent renewal rates, are typically established based upon a specified percentage of net license fees as set forth in the arrangement.

2.  Cash and Cash Equivalents

Cash equivalents consist of certificates of deposit and all other liquid investments with original maturities of three months or less when purchased. The Company maintains its cash balances in several financial institutions in Minnesota. These balances are insured by the Federal Deposit Insurance Corporation up to $100,000.

3.  Accounts Receivable

Accounts receivable are unsecured and stated at net realizable value and bad debts are accounted for using the allowance method. The Company performs credit evaluations of its customers’ financial condition on an as-needed basis and generally requires no collateral. Payment is generally due 90 days or less from the invoice date and accounts past due more than 90 days are individually analyzed for collectibility. In addition, an allowance is provided for other accounts when a significant pattern of uncollectibility has occurred based on historical experience and management’s evaluation of accounts receivable. When all collection efforts have been exhausted, the account is written off against the related allowance. The allowance for doubtful accounts was $2,500 and $23,500 at December 31, 2005 and December 31, 2006, respectively.

4.  Inventories

The Company records inventories using the lower of cost or market on a first-in, first-out (FIFO) method. Inventories consist principally of finished goods, product components and software licenses. Inventory reserves are established to reflect slow-moving or obsolete products.

5.  Depreciation and Amortization

Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over the estimated service lives, principally using straight-line methods. Leased equipment is depreciated over the term of the capital lease. Leasehold improvements are amortized over the shorter of the life of the improvement or the lease term, using the straight-line method. Intangible assets consist of deferred financing costs for fees paid related to the financing of the Company’s notes payable and are being amortized using the straight-line method over the term of the associated financing arrangement (which approximates the interest method).

Notes to financial statements

The estimated useful lives used to compute depreciation and amortization are as follows:

Property and equipment
Equipment	3-5 years
Demonstration equipment	3-5 years
Furniture and fixtures	7 years
Purchased software	3 years
Leased equipment	3 years
Leasehold improvements	5 years
Intangible assets
Deferred financing costs	1-5 years

Depreciation expense was $120,602 and $188,346 for the years ended December 31, 2005 and December 31, 2006, respectively. Amortization expense related to the deferred financing costs was $31,228 and $69,505 for the years ended December 31, 2005 and December 31, 2006, respectively, and is recorded as a component of interest expense.

6.  Advertising Costs

Advertising costs are charged to operations when incurred. Advertising costs were $212,262 and $352,849 for the years ended December 31, 2005 and December 31, 2006, respectively.

7.  Software Development Costs

Statement of Financial Accounting Standards (SFAS) No. 86 “Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed” requires certain software development costs to be capitalized upon the establishment of technological feasibility. The establishment of technological feasibility and the ongoing assessment of the recoverability of these costs requires considerable judgment by management with respect to certain external factors such as anticipated future revenue, estimated economic life, and changes in software and hardware technologies. Software development costs incurred beyond the establishment of technological feasibility have not been significant. No software development costs were capitalized during the years ended December 31, 2005 and 2006. Software development costs have been recorded as research and development expense.

8.  Basic and Diluted Loss per Common Share

Basic and diluted loss per common share for all periods presented is computed using the weighted average number of common shares outstanding. Basic weighted average shares outstanding include only outstanding common shares. Diluted net loss per common share is computed by dividing net loss by the weighted average common and potential dilutive common shares outstanding computed in accordance with the treasury stock method. Shares reserved for outstanding stock warrants, options and convertible notes are not considered because the impact of the incremental shares is antidilutive.

9.  Deferred Income Taxes

Deferred income taxes are recognized in the financial statements for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates. Temporary differences arise from net operating losses, reserves for uncollectible accounts receivables

Notes to financial statements

and inventory, differences in depreciation methods, and accrued expenses. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

10.  Accounting for Stock-Based Compensation

In the first quarter of 2006, the Company adopted Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (SFAS 123R), which revises SFAS 123, “Accounting for Stock-Based Compensation” (SFAS 123) and supersedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25). SFAS 123R requires that share-based payment transactions with employees be recognized in the financial statements based on their fair value and recognized as compensation expense over the vesting period. Prior to SFAS 123R, the Company disclosed the pro forma effects of SFAS 123 under the minimum value method. The Company adopted SFAS 123R effective January 1, 2006, prospectively for new equity awards issued subsequent to January 1, 2006. The adoption of SFAS 123R for the year ended December 31, 2006 resulted in the recognition of stock-based compensation expense of $787,214. No tax benefit has been recorded due to the full valuation allowance on deferred tax assets that the Company has recorded.

Prior to January 1, 2006, the Company accounted for employee stock-based compensation in accordance with provisions of APB 25, and Financial Accounting Standards Board Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation — an Interpretation of APB No. 25”, and complied with the disclosure provisions of SFAS 123 and SFAS No. 148, “Accounting for Stock-Based Compensation — Transaction and Disclosure” (SFAS 148). Under APB 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of our stock and the exercise price of the option. The Company amortized deferred stock-based compensation using the straight-line method over the vesting period.

SFAS No. 123, as amended by SFAS No. 148, “Accounting for Stock Based Compensation — Transition and Disclosure” (SFAS No. 148), defines a fair value method of accounting for issuance of stock options and other equity instruments. Under the fair value method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period. Pursuant to SFAS No. 123, companies were not required to adopt the fair value method of accounting for employee stock-based transactions. Companies were permitted to account for such transactions under APB 25, but were required to disclose in a note to the financial statements pro forma net loss and per share amounts as if a company had applied the fair methods prescribed by SFAS 123. The Company applied APB Opinion 25 and related interpretations in accounting for its stock awards granted to employees and directors and has complied with the disclosure requirements of SFAS 123 and SFAS 148.

All stock awards granted by the Company have an exercise or purchase price equal to or above market value of the underlying common stock on the date of grant. Prior to the adoption for SFAS 123R, had compensation cost for the grants issued by the Company been determined based on the fair value at the grant dates for grants consistent with the fair value method of SFAS 123, the Company’s cash flows would have remained unchanged; however, net loss and loss

Notes to financial statements

per common share would have been increased for the year ended December 31, 2005 to the pro forma amounts indicated below:

Net loss:
As reported	$(4,789,925)
Add: Employee compensation expense included in net loss	—
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	(13,880)

Pro forma	$(4,803,805)

Basic and diluted loss per common share:
As reported	$(7.18)

Pro forma	$(7.21)

The fair value of each award is estimated on the date of the grant using the Black-Scholes option-pricing model (minimum value method), assuming no expected dividends and the following assumptions:

	2005 Grants	2006 Grants
Expected volatility factors	n/a	61.7%
Approximate risk free interest rates	5.0%	5.0%
Expected lives	5 Years	5 Years

The determination of the fair value of all awards is based on the above assumptions. Because additional grants are expected to be made each year and forfeitures will occur when employees leave the Company, the above pro forma disclosures are not representative of pro forma effects on reported net income (loss) for future years. See Note O for more information regarding the Company’s stock-based compensation plans.

The Company accounts for equity instruments issued for services and goods to non-employees under SFAS 123; EITF 96-18, “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”; and EITF 00-18, “Accounting Recognition for Certain Transactions Involving Equity Instruments Granted to Other Than Employees”. Generally, the equity instruments issued for services and goods are for shares of the Company’s common stock or warrants to purchase shares of the Company’s common stock. These shares or warrants generally are fully-vested, nonforfeitable and exercisable at the date of grant and require no future performance commitment by the recipient. The Company expenses the fair market value of these securities over the period in which the related services are received.

11.  Fair Value of Financial Instruments

SFAS No. 107 “Disclosures about Fair Value of Financial Instruments” (SFAS 107) requires disclosure of the estimated fair value of an entity’s financial instruments. Such disclosures, which pertain to the Company’s financial instruments, do not purport to represent the aggregate net fair value of the Company. The carrying value of cash and cash equivalents, marketable securities, accounts receivable and accounts payable approximated fair value because of the short maturity of those instruments. The carrying value of notes payable approximates fair value based upon the Company’s expected borrowing rate, evaluation of risk factors for debt with similar remaining maturities and comparable risk.

Notes to financial statements

12.  Registration Rights Agreements

The Company has adopted EITF 05-4, “The Effect of Liquidated Damages Clause on a Freestanding Financial Instrument Subject to Issue No. 00-19”, View C to account for its registration rights agreements. The Company has entered into registration rights agreements in association with the issuance of common stock, debt and warrants. View C of EITF 05-4 takes the position that the registration rights should be accounted for separately from the financial instrument as the payoff of the financial instruments is not dependent on the payoff of the registration rights agreement, and according to DIG K-1, registration rights agreements and the financial instruments do not meet the combining criteria as they relate to different risks. The Financial Accounting Standards Board (Board) has postponed further discussion on EITF 05-4. Since the Board has not reached a consensus, the Company’s accounting for the registration rights may change when the Board reaches a consensus.

13.  Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Significant estimates of the Company are the allowance for doubtful accounts, deferred tax assets, deferred revenue, depreciable lives and methods of property and equipment, valuation of warrants and other stock-based compensation. Actual results could differ from those estimates.

14.  Recent Accounting Pronouncements

In May 2005, the FASB issued SFAS 154, “Accounting Changes and Error Corrections” which replaces Accounting Principles Board Opinion (“APB”) 20, “Accounting Changes.” The new standard generally requires retrospective treatment (restatement of comparable prior period information) rather than a cumulative effect adjustment for the effect of a change in accounting principle or method of application. The Company adopted this standard effective January 1, 2006.

In September 2005, the FASB approved EITF Issue 05-8. “Income Tax Consequences of Issuing Convertible Debt with a Beneficial Conversion Feature” (EITF 05-8). EITF 05-8 provides (i) that the recognition of a beneficial conversion feature creates a difference between book basis and tax basis of a convertible debt instrument, (ii) that basis difference is a temporary basis for which a deferred tax liability should be recorded, and (iii) the effect of recognizing the deferred tax liability should be charged to equity in accordance with SFAS No. 109. EITF 05-8 was effective for financial statements for periods beginning after December 15, 2005. The Company applied EITF 05-8 to the 2006 issuance of convertible debt and had no differences in book and tax basis and no deferred tax liability as of December 31, 2006. The Company reduced its net operating loss carryover and valuation allowance by approximately $2.3 million for the non-deductibility of the beneficial conversion feature recorded in 2006. When the valuation allowance related to deferred tax assets reverses, the Company will record a $2.3 million tax benefit related to the beneficial conversion feature with a corresponding decrease to additional paid-in capital.

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” (“FIN 48”) an interpretation of FASB Statement No. 109, “Accounting for Income Taxes”. FIN 48 requires that a position taken or expected to be taken in a tax return be recognized in the financial statements when it is more likely than not (i.e. a likelihood of more than 50%) that the position would be sustained upon examination by tax authorities. A recognized tax position is then measured at the largest amount of benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. FIN 48 also requires expanded disclosures including identification of tax positions for which it is reasonably possible that total amounts of unrecognized tax benefits will

Notes to financial statements

significantly change in the next 12 months, a description of tax years that remain subject to examination by a major tax jurisdiction, a tabular reconciliation of the total amount of unrecognized tax benefits at the beginning and end of each annual reporting period, the total amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate and the total amounts of interest and penalties recognized in the statements of operations and financial position. FIN 48 will be effective for public companies for fiscal years beginning after December 15, 2006. The Company is currently in the process of accessing the impact, if any, of the recognition and measurement requirements of FIN 48 on its existing tax positions.

In September 2006, the SEC issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (SAB 108). SAB 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. Under SAB 108, registrants should quantify errors using both a balance sheet and income statement approach (dual approach) and evaluate whether either approach results in a misstatement that is material when all relevant quantitative and qualitative factors are considered. The Company adopted SAB 108 on December 31, 2006. The adoption of SAB 108 had no impact on the Company’s financial position or results of operations.

Note B — Concentration of Credit Risk

The Company maintains its cash balances with several financial institutions. At times, deposits may exceed federally insured limits.

A significant portion of the Company’s revenue are derived from a few customers. Customers with greater than 10% of total sales are represented on the following table:

	Year ended	Year ended
Customer	December 31, 2005	December 31, 2006
A	*	15.9%
B	*	11.6%
C	*	11.4%
D	10.0%	*

	10.0%	38.9%

*	Sales from this customer were less than 10% of total sales for the period reported.

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. Concentrations of credit risk with respect to trade receivables are limited due to the variety of customers comprising the Company’s customer base.

Notes to financial statements

A significant portion of the Company’s accounts receivable is concentrated with a few customers. Customers with greater than 10% of total accounts receivable are represented on the following table:

Customer	December 31, 2005	December 31, 2006
A	*	17.7%
B	*	13.1%
C	*	11.5%
D	*	11.4%
E	41.1%	*
F	30.8%	*
G	14.3%	*

	86.2%	53.7%

*  Accounts receivable from this customer were less than 10% of total accounts receivable for the period reported.

Note C — Marketable Securities

Marketable securities consist of marketable debt securities. These securities are being accounted for in accordance with Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” Accordingly, the unrealized gains (losses) associated with these securities are reported in the equity section as a component of accumulated other comprehensive income.

Following is a summary of the gross unrealized gains and losses for marketable securities classified as available for sale as of December 31, 2006:

		Gross	Gross
		Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value

Debt securities:
Issued by Federal government agencies (maturing 2007)	$7,176,779	$16,732	$—	$7,193,511
	$7,176,779	$16,732	$—	$7,193,511

Note D — Inventories

Inventories consisted of the following:

	December 31, 2005	December 31, 2006

Finished goods	$143,483	$158,051
Product components and supplies	248,020	97,799

	$391,503	$255,850

Notes to financial statements

The Company has recorded a lower of cost or market adjustments on certain finished goods, product components and supplies. The Company recorded expense of $390,247 and $37,410 during the years ended December 31, 2005 and 2006, respectively related to this adjustment to cost of sales.

Note E — Property and Equipment

Property and equipment consisted of the following:

	December 31, 2005	December 31, 2006

Leased equipment	$180,756	$380,908
Equipment	139,953	162,507
Leasehold improvements	100,430	136,812
Demonstration equipment	59,738	99,839
Purchased software	66,573	70,246
Furniture and fixtures	24,598	30,333

	572,048	880,645
Less: accumulated depreciation and amortization	(187,827)	(356,807)

	$384,221	$523,838

Note F — Other Assets

Other assets consisted of the following:

	December 31, 2005	December 31, 2006

Deposits	$17,591	$22,586
Deferred financing costs, net	143,172	—

	$160,763	$22,586

Deferred Financing Costs

In December 2003, the Company engaged an investment banking firm to assist the Company in raising additional capital through the potential future issuance of the Company’s equity, debt or convertible securities. The firm helped secure a $3,000,000 convertible debenture for the Company and received a fee of $100,000 and 11,111 shares of the Company’s common stock, which were valued at $1.80 per share at the time of issuance. These costs were being amortized over the five year term of the convertible debenture as additional interest expense. The unamortized costs were amortized to interest expense during 2006 upon the conversion of the convertible debenture into common stock.

During 2005, the Company issued a warrant for the purchase of 5,556 shares of the Company’s common stock at $9.00 per share to a related party for the guarantee of a bank line of credit. The fair value of the warrant granted was calculated at $28,479 using the Black-Scholes model. The following assumptions were used to calculate the value of the warrant: dividend yield of 0%, risk-free interest rate of 5%, expected life equal to the contractual life of five years, and

Notes to financial statements

volatility of 61.718%. These costs were amortized over the one year term of the line of credit as additional interest expense.

During 2005, the Company issued a warrant for the purchase of 6,945 shares of the Company’s common stock at $9.00 per share to an employee for the guarantee of a bank line of credit. The fair value of the warrant granted was calculated at $25,782 using the Black-Scholes model. The following assumptions were used to calculate the value of the warrant: dividend yield of 0%, risk-free interest rate of 5%, expected life equal to the contractual life of five years, and volatility of 61.718%. These costs were amortized over the one year term of the line of credit as additional interest expense.

In March 2006, the Company issued additional short-term debt borrowings in connection with the Company’s planned initial public offering of its common stock. The Company incurred $505,202 of professional fees, commissions and other expenses in connection with the borrowings. The Company capitalized these costs and was amortizing them over the one year period of the notes as additional interest expense. The unamortized costs were amortized to interest expense during 2006 upon the conversion of the convertible debenture into common stock.

During July and through August 25, 2006, the Company issued additional short-term debt borrowings in connection with the Company’s planned initial public offering of its common stock. The Company incurred $339,307 of professional fees, commissions and other expenses in connection with the borrowings. The Company capitalized these costs and was amortizing them over the term of the notes as additional interest expense. The unamortized costs were amortized to interest expense during 2006 upon the conversion of the convertible debenture into common stock.

Note G — Bank Lines of Credit and Notes Payable

Bank lines of credit and notes payable consisted of the following:

	December 31, 2005	December 31, 2006

Lines of credit – bank	$750,000	$—
Short-term note payable – shareholder	94,599	—

	$844,599	$—

Lines of Credit — Bank

During 2005, the Company entered into three unsecured revolving line of credit financing agreements with a bank that provide aggregate borrowings of up to $750,000. These lines were repaid and expired during 2006. The lines were unsecured with unlimited personal guarantees of three shareholders. Interest was payable monthly at 1.5% over the bank’s base rate (effective annual rate of 8.25% at December 31, 2005).

Short-term Note Payable — Shareholder

During 2005, the Company entered into a short-term note payable to a shareholder that provided for borrowings of $100,000. The agreement required interest payments of 10% per year at maturity. The note matured in February 2006. As consideration for the note, the shareholder received a warrant to purchase 2,778 shares of the Company’s common stock at $9.00 per share within five years of the note agreement date. The fair value of the warrant granted was calculated at

Notes to financial statements

$12,465 using the Black-Scholes model. The following assumptions were used to calculate the value of the warrant: dividend yield of 0%, risk-free interest rate of 5%, expected life equal to the contractual life of five years, and volatility of 61.718%. The Company reduced the carrying value of the notes by amortizing the fair value of warrants granted in connection with the note payable over the original term of the note as additional interest expense.

In January 2006, the Company extended the note payable plus accrued interest and penalty of $7,500. The extended note provided for monthly interest at 10% per year. As consideration for extending the note, the Company issued the note holder the right to convert amounts outstanding under the note into shares of the Company’s common stock at a conversion rate equal to 80% of the public offering price of the Company’s common stock. During November 2006, the note holder converted the note into shares of the Company’s common stock at $3.20 per share. As a result, the Company recorded additional interest expense of $38,816 for the inducement to convert the debt.

Convertible Bridge Notes Payable

In March 2006, the Company received $2,775,000 in proceeds from the issuance of 12% convertible bridge notes and the issuance of warrants to purchase 555,000 shares of common stock. The notes matured 30 days following the closing of the initial public offering of the Company’s common stock. Interest was payable at 12% per year at maturity of the notes. The notes and interest were convertible and the warrants exercisable into common stock of the Company at the option of the lenders at $3.20 per share. The fair value of the warrants granted was calculated at $923,428 using the Black-Scholes model. The following assumptions were used to calculate the value of the warrant: dividend yield of 0%, risk-free interest rate of 5%, expected life equal to the contractual life of five years, and volatility of 61.718%. The Company reduced the carrying value of the notes by amortizing the fair value of warrants granted in connection with the note payable over the original term of the notes as additional interest expense. The unamortized costs were amortized to interest expense upon the conversion of the notes into common stock. The Company determined that there was a beneficial conversion feature of $749,991 at the date of issuance which was recorded as debt discount at the date of issuance and was amortized into interest expense over the original term of the notes. The unamortized costs were amortized to interest expense upon the conversion of the notes into common stock. During December 2006, note holders converted $2,556,998 of the notes into shares of the Company’s common stock at $3.20 per share. As a result, the Company recorded an expense of $1,101,581 for the inducement to convert the debt, which was recorded as additional interest expense. During December 2006, note holders converted $240,829 of the accrued interest into shares of the Company’s common stock at $3.20 per share. As a result, the Company recorded an expense of $86,956 for the inducement to convert the debt, which was recorded as additional interest expense. The Company repaid the remaining $218,002 of notes and $32,046 of accrued interest during December 2006.

During July and through August 25, 2006, the Company sold an additional $2,974,031 principal amount of 12% convertible bridge notes along with 20,000 shares of common stock and warrants to purchase 594,806 shares of common stock. The notes matured 30 days following the closing of the initial public offering of the Company’s common stock. Interest was payable at 12% per year at maturity of the notes. The notes and interest were convertible and the warrants exercisable into common stock of the Company at the option of the lenders at $3.20 per share. The fair value of the stock issued was calculated at $58,862. The fair value of the warrants granted was calculated at $970,072 using the Black-Scholes model. The following assumptions were used to calculate the value of the warrant: dividend yield of 0%, risk-free interest rate of 5%, expected life equal to the contractual life of five years, and volatility of 61.718%. The Company reduced the carrying value of the notes by amortizing the fair value of warrants granted in connection with the note payable over the original term of the notes as additional interest expense. The unamortized costs were amortized to interest expense upon the conversion of the notes into common stock. The Company determined that there was a beneficial conversion feature of $843,057 at the date of issuance which was recorded as debt discount at the date of issuance and was amortized into interest expense over the original term of the notes. The unamortized costs were amortized to interest expense upon the

Notes to financial statements

conversion of the notes into common stock. During December 2006, note holders converted $2,856,431 of the notes into shares of the Company’s common stock at $3.20 per share. As a result, the Company recorded an expense of $1,102,039 for the inducement to convert the debt, which was recorded as additional interest expense. During December 2006, note holders converted $101,297 of the accrued interest into shares of the Company’s common stock at $3.20 per share. As a result, the Company recorded an expense of $36,575 for the inducement to convert the debt, which was recorded as additional interest expense. The Company repaid the remaining $117,600 of notes and $38,437 of accrued interest during December 2006.

Note H — Short-term Notes Payable — Related Parties

Short-term Notes Payable — Related Parties

During 2005, the Company entered into two short-term notes payable with different related parties. The agreements provided for aggregate borrowings of up to $600,000. As of December 31, 2005, $200,000 had been received on these notes. The remaining $400,000 was received in January and February 2006. These agreements matured in March 2006 and were subsequently extended through July 2006. Interest was payable monthly at a rate of 10% per year.

As consideration for entering into the agreements, the related parties received a total of 33,332 shares of the Company’s common stock valued at $240,000 and warrants to purchase 50,000 shares of the Company’s common stock at $6.30 per share within six years of the note agreement date. The Company valued the common stock at $7.20 per share based on the current offering price of the stock at the date of issuance. The fair value of the warrants granted was calculated at $216,349 using the Black-Scholes model. The following assumptions were used to calculate the value of the warrant: dividend yield of 0%, risk-free interest rate of 5%, expected life equal to the contractual life of six years, and volatility of 61.718%. The Company allocated the value of the warrants and common stock based on their relative fair value as the debt proceeds were received.

The Company reduced the carrying value of the notes by amortizing the fair value of common stock and warrants granted in connection with the notes payable over the term of each original note as additional interest expense. The remaining debt discount to be amortized was $135,395 at December 31, 2005.

In March and June 2006, the Company extended these notes. They provided for monthly interest at 10% per year and matured in July 2006. As consideration for extending the notes, the Company issued 45,332 shares of the Company’s common stock valued at $4.50 per share and six year warrants to purchase 50,000 shares of the Company’s common stock at $6.30 per share. In accordance with EITF 96-19, the Company determined there was a significant modification to the debt. As a result, the Company determined there was a loss on these debt modifications aggregating $367,153 which has been included in other income (expense) on the statement of operations for the year ended December 31, 2006.

During July 2006, the related parties converted the notes and the interest accrued to date into convertible bridge notes (see note G).

Short-term Borrowings — Related Parties

During 2005 and 2006, the Company borrowed funds from two related parties to fund short-term cash needs. The Company agreed to assign and sell certain receivables to the related parties in exchange for these short-term borrowings. The related parties may limit their purchases to receivables arising from sales to any one customer or a portion of the net amount of the receivable. The Company has granted a continuing security interest in all receivables purchased under the

Notes to financial statements

agreement. This agreement expires on May 23, 2007, but automatically renews from year-to-year unless terminated by the Company upon at least 60 days prior written notice. Each related party has the right to terminate the agreement at any time by giving the Company 60 days prior written notice. These transactions were accounted for as sales and as a result the related receivables have been excluded from the accompanying balance sheets. The agreement underlying the sale of receivables contains provisions that indicate the Company is not responsible for end-user customer payment defaults on sold receivables. The borrowings are due when those accounts receivables are paid and require interest payments at twice the prime rate (14.5% per year and 16.5% per year at December 31, 2005 and at December 31, 2006, respectively).

The Company issued the related parties warrants to purchase 39,492 shares of the Company’s common stock at $9.00 per share within five years from the advance date. The fair value of the warrants granted was calculated at $155,127 using the Black-Scholes model. The following assumptions were used to calculate the value of the warrant: dividend yield of 0%, risk-free interest rate of 5%, expected life equal to the contractual life of five years, and volatility of 61.718%. Since the advances are due upon payment of accounts receivable, the Company expensed the value of the warrants on the date of issuance.

There were no amounts due under these borrowings as of December 31, 2005 and December 31, 2006. During the years ended December 31, 2005 and 2006, the Company borrowed and repaid $431,208 and $149,216, respectively pursuant to this agreement. The net book value of the receivables sold was equal to the proceeds the Company borrowed and repaid. The Company terminated the agreement as of December 31, 2006.

Note I — Deferred Revenue

Deferred revenue consisted of the following:

	December 31, 2005	December 31, 2006

Deferred maintenance	$18,531	$149,555
Customer deposits	332,236	53,316
Gaming industry license	500,000	—
Restaurant industry license	236,659	—

	$1,087,426	$202,871

During 2004, the Company signed a non-refundable licensing and sales agreement with a customer for $500,000. The agreement granted an exclusive two-year agreement for the customer to market the Company’s products in the gaming industry. The agreement also called for installation of $810,000 of the Company’s systems in the future. The remaining deferred revenue was recognized during the year ended December 31, 2006 as a result of the Company meeting the $810,000 installation threshold.

During 2004, the Company signed a licensing and sales agreement with a customer for $925,000. The agreement granted an exclusive perpetual agreement for the customer to market the Company’s products in the restaurant industry. The agreement also called for the future installation of 3,000 units of one of the Company’s products. Subsequent agreements require the Company to refund the customer for unsold units. The remaining deferred revenue was recognized during the year ended December 31, 2006 as a result of signing a new agreement with the customer in March 2006 calling for repayment of remaining uninstalled units and elimination of additional performance to the customer. See note payable to customer in Note K.

Notes to financial statements

Note J — Accrued Liabilities

Accrued liabilities consisted of the following:

	December 31, 2005	December 31, 2006

Compensation	$102,380	$347,083
Deferred gain on sale leaseback	50,455	30,241
Sales tax and other	11,071	17,373
Interest	380,798	—

	$544,704	$394,697

During 2004, the Company entered into a sale leaseback transaction relating to certain of its property and equipment. The transaction resulted in a gain of $78,973. The Company has deferred this gain and will recognize it ratably over the three year term of the lease.

During 2006, the Company entered into sale leaseback transactions relating to certain of its property and equipment. The transactions resulted in a gain of $8,480. The Company has deferred the gains and will recognize them ratably over the three year term of the leases.

Note K — Long-term Notes Payable

Long-term notes payable consisted of the following:

	December 31, 2005	December 31, 2006

Capital lease obligations	$96,563	$261,767
Convertible bridge notes payable	1,438,923	—
Note payable to customer	384,525	—
Note payable to supplier	232,193	—
Non-convertible notes payable	221,273	—

	2,373,477	261,767
	(1,402,616)	(106,311)

	$970,861	$155,456

Convertible Bridge Notes Payable

The Company has issued bridge notes to individuals and corporations. The notes were unsecured and had original varying repayment terms for principal and interest, with maturity dates through March 2010. Interest accrued at interest rates ranging from 8% to 16% per year. The notes were convertible at the discretion of the note holder, into shares of common stock as specified in each agreement, with a conversion rate of $9.00 per share or the current offering price of the Company’s common stock, whichever is less.

Notes to financial statements

As consideration for entering into the agreements, the note holders also received shares of the Company’s common stock and warrants to purchase shares of the Company’s common stock. As of December 31, 2006, the note holders had received a total of 103,659 shares of the Company’s common stock and warrants to purchase 208,209 shares of the Company’s common stock at $9.00 per share within terms ranging from two to five years from the note agreement date. The Company valued the common stock at $186,630 ($1.80 per share) based on an internal valuation of the Company’s common stock during July 2004 in the absence of stock transactions. The fair value of the warrants granted was calculated at $110,064 using the Black-Scholes model. The following assumptions were used to calculate the value of the warrant: dividend yield of 0%, risk-free interest rate of 5%, expected life equal to the contractual life of five years, and volatility of 61.718%.

The Company reduced the carrying value of the notes by amortizing the fair value of common stock and warrants granted in connection with the notes payable over the term of each original note as additional interest expense. As of December 31, 2005, all of the convertible bridge notes payable have been extended to five year maturities without consideration. The remaining debt discount to be amortized was $0 at December 31, 2005.

In March 2006, the holders of convertible bridge notes totaling $1,238,923 agreed to convert their notes into shares of the Company’s common stock after the initial public offering of the Company’s stock at $3.20 per share. As a result, the Company recorded an expense of $447,379 for the inducement to convert the debt, which was recorded as additional interest expense.

In August 2006, the holder of a convertible bridge note totaling $200,000 exchanged the note plus accrued interest for another convertible note (as described in Note G).

Non-convertible Notes Payable

The Company has issued various notes payable owed to individuals and corporations. The notes were unsecured and had varying repayment terms for principal and interest, with maturity dates through January 2008. Interest accrues at interest rates ranging from 8% to 12% per year.

As consideration for the loans, the lenders received warrants to purchase shares of the Company’s common stock. As of December 31, 2005, the note holders received warrants to purchase 2,778 shares of the Company’s common stock at $13.50 per share exercisable within five years from the note agreement date. The fair value of the warrants granted was calculated at $673 using the Black-Scholes model. The following assumptions were used to calculate the value of the warrant: dividend yield of 0%, risk-free interest rate of 5%, expected life equal to the contractual life of five years, and volatility of 61.718%.

The Company reduced the carrying value of the notes by amortizing the fair value of common stock and warrants granted in connection with the notes payable over the term of each original note as additional interest expense. As of December 31, 2005, all of the non-convertible notes payable had been extended to maturities of terms ranging from one to five years without consideration. The remaining debt discount to be amortized was $0 at December 31, 2005. The notes were repaid during December 2006.

Note Payable to Customer

In March 2006, the Company signed a note payable with the counterparty in its restaurant industry license agreement (see Note I) for repayment of $384,525 of fees the Company collected and had recorded as deferred revenue. The note was

Notes to financial statements

unsecured and required varying monthly payments, including interest at 10% per year. The note was repaid during December 2006.

Note Payable to Supplier

The Company had a note payable owed to a supplier related to the purchase of inventories during 2005. The note was unsecured and required payments, including interest at 10% per year. The note was repaid in March 2006.

Capital Lease Obligations

The Company leases certain equipment under three capital lease arrangements. The leases require monthly payments of $11,443, including interest imputed at 16% to 22% per year through December 2009.

Other information relating to the capital lease equipment is as follows:

	December 31, 2005	December 31, 2006

Cost	$180,756	$380,907
Less: accumulated amortization	(92,874)	(157,030)

Total	$87,882	$223,877

Amortization expense for capital lease assets was $60,252 and $64,156 for the years ended December 31, 2005 and December 31, 2006, respectively, and is included in depreciation expense (see Note A.5).

Future lease payments under the capital leases are as follows:

Year ending December 31,	Amount

2007	$137,316
2008	108,379
2009	76,537

Total payments	322,232
Less: portion representing interest	(60,465)

Principal portion	261,767
Less: current portion	(106,311)

Long-term portion	$155,456

Notes to financial statements

Future maturities of long-term notes payable, including capital lease obligations, are as follows:

Year ending December 31,	Amount

2007	$106,311
2008	89,524
2009	65,932

Total	$261,767

Note L — Long-term Notes Payable — Related Parties

Long-term notes payable — related parties consisted of the following:

	December 31, 2005	December 31, 2006

Convertible debenture payable	$3,000,000	$—
Convertible bridge notes payable	683,550	—
Non-convertible notes payable	13,750	—

	3,697,300	—
Less: current maturities	(3,000,000)	—

	$697,300	$—

Convertible Debenture Payable

During 2005, the Company entered into a five-year convertible debenture payable with a related party for $3,000,000 that had an original maturity date of December 31, 2009. The debenture was unsecured and required quarterly interest payments at 10% per year. Interest expense could be paid with cash or in shares of the Company’s common stock. The debenture holder received the option of converting the note into 30% of the then outstanding fully diluted shares of common stock. During 2005 and 2006, the Company issued 19,443 and 24,999 shares of its common stock to pay $175,000 and $225,000 of interest expense, respectively.

The Company was also subject to certain non-financial covenants as specified in the convertible debenture purchase agreement. The Company had been in violation of certain covenants requiring the Company to be current on all principal and interest payments for any debt of the Company. However, the Company received a waiver for these violations through September 30, 2006. Since the waiver was effective only through September 30, 2006, the Company recorded the debenture as a current liability as of December 31, 2005.

In March 2006, the holder of the $3,000,000 convertible debenture agreed to convert its debenture into 30% of the Company’s common stock on a fully diluted basis, excluding shares issuable upon conversion of convertible notes and warrants issued in March, July and August 2006 and shares issued or issuable as a result of securities sold in the initial public offering, prior to the initial public offering of the Company’s common stock. As a result, the debenture holder received 1,302,004 shares of the Company’s common stock and the Company recorded an expense of $1,000,000 for the inducement to convert the debt, which was recorded as additional interest expense.

Notes to financial statements

Convertible Bridge Notes Payable

The Company has issued bridge notes to related parties. The notes were unsecured, accrued interest at 10% per year and had original varying maturity dates through December 2009. The notes were convertible at the discretion of the note holder, into shares of common stock as specified in each agreement, with a conversion rate of $9.00 per share or the current offering price of the Company’s common stock, whichever was less.

As consideration for the loans, the lenders received shares of the Company’s common stock and warrants to purchase shares of the Company’s common stock. As of December 31, 2006, the note holders received a total of 36,106 shares of the Company’s common stock and warrants to purchase 82,895 shares of the Company’s common stock at $9.00 per share within terms ranging from two to five years from the note agreement date. The Company valued the common stock at $65,000 ($1.80 per share) based on an internal valuation of the Company’s common stock during July 2004 in the absence of stock transactions. The fair value of the warrant granted was calculated at $30,374 using the Black-Scholes model. The following assumptions were used to calculate the value of the warrant: dividend yield of 0%, risk-free interest rate of 5%, expected life equal to the contractual life of five years, and volatility of 61.718%.

The Company reduced the carrying value of the notes by amortizing the fair value of common stock and warrants granted in connection with the notes payable over the term of each original note. As of December 31, 2004, all of the convertible bridge notes payable had been extended to five year maturities without consideration. The remaining debt discount to be amortized was $0 at December 31, 2005.

In March 2006, the holders of convertible bridge notes totaling $683,550 agreed to convert their notes into shares of the Company’s common stock after the initial public offering of the Company’s stock at $3.20 per share. As a result, the Company recorded an expense of $246,832 for the inducement to convert the debt, which was recorded as additional interest expense.

Non-convertible Notes Payable

The Company has issued a non-convertible note payable to a related party. The note was unsecured and required quarterly interest payments at 10% per year. The note had an original maturity date of December 2009.

As consideration for the loan, the lender received a warrant to purchase 2,967 shares of the Company’s common stock at $9.00 per share within five years from the note agreement date. The fair value of the warrant granted was calculated at $1,071 using the Black-Scholes model. The following assumptions were used to calculate the value of the warrant: dividend yield of 0%, risk-free interest rate of 5%, expected life equal to the contractual life of five years, and volatility of 61.718%.

The Company reduced the carrying value of the note by amortizing the fair value of the warrant granted in connection with the note payable over the term of the original note as additional interest expense. As of December 31, 2004, the non-convertible note payable had been extended to a five year maturity without consideration. The remaining debt discount to be amortized was $0 at both December 31, 2005. The note was repaid in December 2006.

Notes to financial statements

Note M — Commitments and Contingencies

Operating Leases

The Company leases storage and office space under a non-cancelable operating lease that requires monthly payments of $5,415 that escalate to $6,560 through November 2009. In addition, we lease additional warehouse space of approximately 2,160 square feet. This lease expires in September 2007 and has a monthly payment obligation of $1,350. The lease also requires payments of real estate taxes and other operating expenses.

The Company also leases equipment under a non-cancelable operating lease that requires monthly payments of $441 through December 2008.

Rent expense under the operating leases was $98,179 and $90,101 for the years ended December 31, 2005 and December 31, 2006, respectively.

Future minimum lease payments for operating leases are as follows:

Year ending December 31,	Amount

2007	$92,467
2008	82,434
2009	72,159

Total	$247,060

Note N — Shareholders’ Equity (Deficit)

Stock Split

On April 14, 2006, at a Special Meeting of the Shareholders of the Company, the shareholders approved a one-for-six reverse stock split of all outstanding common shares. On August 28, 2006, the Company’s Board of Directors approved a two-for-three reverse stock split of all outstanding common shares. All shares and per share information in the accompanying financial statements are restated to reflect the effect of these stock splits.

Warrants

The Company has issued common stock purchase warrants to certain debt holders, contractors, and investors in connection with various transactions. The Company values the warrants using the Black-Scholes pricing model and they are recorded based on the reason for issuance.

Notes to financial statements

Warrants issued to non-employees during the years ended December 31, 2005 and December 31, 2006 were as follows:

Outstanding at beginning of year	412,446	$9.57	567,600	$9.25
Granted	183,637	8.45	1,666,386	3.78
Exercised	—	—	(556)	0.45
Expired	(28,483)	3.38	(4,500)	43.61

Outstanding at end of year	567,600	$9.25	2,228,930	$4.99

Non-exercisable			(450,000)

Outstanding and exercisable at end of year			1,778,930	$5.03

The Company issued a warrant to purchase 450,000 shares of common stock to the underwriter of the Company’s initial public offering, Feltl and Company. The warrant is not exercisable until November 27, 2008.

As of December 31, 2005 and December 31, 2006, the weighted average contractual life of the outstanding warrants was 3.69 and 4.08 years, respectively. The weighted average contractual life of the exercisable warrants was 3.87 years at December 31, 2006.

The fair value of each warrant granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions.

	2005	2006

Expected life	3-5 Years	3-5 Years
Dividend yield	0%	0%
Expected volatility	61.718%	61.718%
Risk-free interest rate	5.0%	5.0%

The Company issued common stock purchase warrants pursuant to contractual agreements to certain non-employees. Warrants granted under these agreements are expensed when the related service or product is provided. Total expense recognized for non-employee granted warrants for interest expense and other services was $86,270 and $0 for the years ended December 31, 2005 and December 31, 2006, respectively.

During 2005, the Company sold 113,889 equity units for $1,025,000. Each unit contained one share of stock and a warrant to purchase 25% of a share of the Company’s common stock. The warrants can be exercised within five years from the equity unit purchase date at an exercise price of $9.00 per share.

As of December 31, 2005, the Company had employment agreements with three key employees. Under these agreements, upon a sale or merger transaction by the Company, the three employees would have received warrants to purchase 55,556 shares of the Company’s common stock with an exercise price of $9.00 per share for all three employees. These agreements expired March 31, 2006.

In March 2006, the holders of convertible notes totaling $2,029,973 agreed to convert their notes into shares of the Company’s common stock in connection with the initial public offering of the Company’s stock. The notes converted at $3.20 per share.

Notes to financial statements

In 2006, the Company issued 24,999 shares of common stock to the holder of a $3,000,000 convertible debenture in payment of interest due in the amount of $225,000.

Note O — Stock-Based Compensation

Warrants

The Company has issued common stock warrants to employees as stock-based compensation. The Company values the warrants using the Black-Scholes pricing model. The warrants vested immediately and have exercise periods of five years.

Warrants issued to employees during the years ended December 31, 2005 and December 31, 2006 were as follows:

	December 31, 2005		December 31, 2006
		Weighted		Weighted
	Common	Average	Common	Average
	Stock	Exercise	Stock	Exercise
	Warrants	Price	Warrants	Price
Outstanding at beginning of year	137,522	$3.08	329,337	$6.31
Granted	191,815	8.63	51,037	9.00
Exercised	—	—	—	—
Expired	—	—	—	—

Outstanding and exercisable at end of year	329,337	$6.31	380,374	$6.06

The Company recorded $185,719 of compensation expense for warrants granted to employees during the year ended December 31, 2006.

Information with respect to employee common stock warrants outstanding and exercisable at December 31, 2006 is as follows:

	Warrants Outstanding and Exercisable
		Weighted-
		Average	Weighted-
Range of		Remaining	Average	Aggregate
Exercise	Number	Contractual	Exercise	Intrinsic
Prices	Outstanding	Life	Price	Value

$0.09 - $2.24	47,222	1.58 Years	$0.13	—
$2.25 - $6.74	67,411	2.74 Years	2.25	—
$6.75 - $8.99	119,444	3.12 Years	6.75	—
$9.00 - $11.24	145,186	4.12 Years	9.07	—
$11.25 - $22.50	1,111	0.02 Years	22.50	—

	380,374	3.23 Years	$6.06	$685,011

Notes to financial statements

During 2005, the Company issued warrants to employees to purchase 51,667 shares of the Company’s common stock at an exercise price of $13.50 per share. Also during 2005, the Company issued warrants to non- employees to purchase 51,667 shares of the Company’s common stock at an exercise price of $13.50 per share. The exercise price was changed to $9.00 per share during March 2006. The Company recognized $81,126 of expense during 2006 related to the repricing of these warrants.

Stock Options

2006 Equity Incentive Plan

On March 30, 2006, the Company’s Board of Directors adopted the 2006 Equity Incentive Plan (the “EIP”) which was approved by the Company’s shareholders on February 2, 2007. Participants in the EIP may include the Company’s employees, officers, directors, consultants, or independent contractors. The EIP authorizes the grant of options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), the grant of options that do not qualify as incentive stock options, restricted stock, restricted stock units, stock bonuses, cash bonuses, stock appreciation rights, performance awards, dividend equivalents, warrants and other equity based awards. The number of shares of common stock originally reserved for issuance under the EIP was 1,000,000 shares. The EIP expires on March 30, 2016.

Incentive options may be granted only to the Company’s officers, employees or corporate affiliates. Non-statutory options may be granted to employees, consultants, directors or independent contractors who the committee determines shall receive awards under the EIP. The Company will not grant non-statutory options under the EIP with an exercise price of less than 85% of the fair market value of the Company’s common stock on the date of grant.

2006 Non-Employee Director Stock Option Plan

On April 14, 2006, the Company’s Board of Directors adopted the 2006 Non-Employee Director Stock Option Plan (the “DSOP”) which was approved by the Company’s shareholders on February 2, 2007. The DSOP provides for the grant of options to members of the Company’s Board of Directors who are not employees of the Company or its subsidiaries. Under the DSOP, non-employee directors as of February 27, 2006 and each non-employee director thereafter elected to the Board is automatically entitled to a grant of an option for the purchase of 40,000 shares of common stock, 10,000 of which vest and become exercisable on the date of grant, and additional increments of 10,000 shares become exercisable and vest upon each director’s reelection to the board. The number of shares originally reserved for awards under the DSOP was 510,000 shares. Options are required to be granted at fair market value.

The Company values the options using the Black-Scholes pricing model. The options vest over a four year period and have exercise periods of five years.

Notes to financial statements

Options issued to directors and employees during the years ended December 31, 2006 were as follows:

		Weighted-
	Common	Average	Aggregate
	Stock	Exercise	Intrinsic
	Options	Price	Value

Outstanding at beginning of year	—	$—	—
Granted	553,333	4.00	—
Exercised	—	—	—
Forfeited or cancelled	(90,000)	4.00	—

Outstanding and exercisable at end of year	463,333	$4.00	$815,466

Information with respect to employee common stock options outstanding and exercisable at December 31, 2006 is as follows:

	Stock Options Outstanding
		Weighted-
		Average	Weighted-
Range of		Remaining	Average
Exercise	Number	Contractual	Exercise
Prices	Outstanding	Life	Price

$4.00 - $4.99	463,333	4.22 Years	$4.00

	463,333	4.22 Years	$4.00

As of December 31, 2006, the Company had issued additional options to purchase 460,000 shares of the Company’s common stock to employees as compensation. These options are excluded from the tables above because they had not received required shareholder approval until February 2007. Also, as a result of the lack of approval until 2007, the Company did not recognize compensation expense during the year ended December 31, 2006.

The Company recognized $300,937 of expense related to options granted to directors for the year ended December 31, 2006. The Company also recognized $219,432 of compensation expense related to options granted to employees for the year ended December 31, 2006.

As of December 31, 2006, $1,222,553 of compensation expense remained to be recognized on the stock options above. The expense will be recognized ratably over the next 4.2 years.

The weighted average fair value per stock option issued during the year ended December 31, 2006 was $3.76.

Restricted Stock Units

The Company issued a restricted stock unit for 6,000 shares of the Company’s common stock to a certain employee as stock-based compensation. The Company valued the restricted stock unit at $6.25 per share, which was the price of the

Notes to financial statements

Company’s common stock on the date of issuance. The restricted stock unit vests on January 1, 2008. The Company recorded no expense for the restricted stock issuance during the year ended December 31, 2006 because it was not approved by the shareholders of the Company until February 2007.

Total Stock-based Compensation

The following table shows the effects of adopting SFAS 123R on selected reported items (referred to in the table as “As Reported”) and what those items would have been under previous guidance under APB No. 25:

	Year Ended December 31, 2006
		Pro Forma
	As	Under
	Reported	APB No. 25	Difference

Outstanding at beginning of year
Net Loss	$(14,787,737)	$(14,000,523)	$(787,214)
Cash flows used in operating activities	(4,959,741)	(4,959,741)	—
Cash flows from in financing activities	20,586,247	20,586,247	—
Basic and diluted loss per common share	$(9.71)	$(9.19)	$0.52

A summary of compensation expense recognized for the issuance of stock options and warrants for the year ended December 31, 2006 follows:

Stock-based compensation costs included in:
Sales and marketing expenses	$65,729
General and administrative expenses	721,485

Total stock-based compensation costs	$787,214

Notes to financial statements

Note P — Income Taxes

There is no current or deferred tax provision or benefit for the years ended December 31, 2005 and December 31, 2006.

Temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities and tax credit and operating loss carryforwards that create deferred tax assets and liabilities are as follows:

	2005	2006

Current asset:
Allowance for doubtful accounts	$1,000	$10,000
Property and equipment	(29,000)	(28,000)
Accrued expenses	14,000	11,000
Non-current asset:
Net operating loss carryforwards	6,203,000	9,881,000

Deferred tax asset	6,189,000	9,874,000
Less: valuation allowance	(6,189,000)	(9,874,000)

Net deferred tax asset	$—	$—

Deferred tax liabilities and deferred tax assets reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The valuation allowance has been established due to the uncertainty of future taxable income, which is necessary to realize the benefits of the deferred tax assets. As of December 31, 2006, the Company had federal net operating loss (NOL) carryforwards of approximately $24,700,000, which will begin to expire in 2020. The Company also has various state net operating loss carryforwards for income tax purposes of $23,200,000, which will begin to expire in 2020. The utilization of a portion of the Company’s NOLs and carryforwards is subject to annual limitations under Internal Revenue Code Section 382. Subsequent equity changes could further limit the utilization of these NOLs and credit carryforwards.

Realization of the NOL carryforwards and other deferred tax temporary differences are contingent on future taxable earnings. The deferred tax asset was reviewed for expected utilization using a “more likely than not” approach by assessing the available positive and negative evidence surrounding its recoverability. Accordingly, a full valuation allowance has been recorded against the Company’s deferred tax asset.

The components of income tax expense (benefit) consist of the following:

	Year ended	Year ended
	December 31, 2005	December 31, 2006

Income tax provision:
Deferred:
Federal	$(1,617,000)	$(3,096,000)
State	(307,000)	(589,000)
Change in valuation allowance	1,924,000	3,685,000

Total income tax expense (benefit)	$—	$—

Notes to financial statements

The Company will continue to assess and evaluate strategies that will enable the deferred tax asset, or portion thereof, to be utilized, and will reduce the valuation allowance appropriately at such time when it is determined that the “more likely than not” criteria is satisfied.

The Company’s provision for income taxes differs from the expected tax benefit amount computed by applying the statutory federal income tax rate of 34.0% to loss before taxes as a result of the following:

	Year ended
	December 31,
	2005	2006

Federal statutory rate	(34.0)%	(34.0)%
State taxes	(6.5)	(6.5)
Other	0.3	(0.1)
Change in valuation allowance	40.2	40.6

	—%	—%

Notes to financial statements

Note Q — Supplementary Disclosures of Cash Flow Information

	Year Ended	Year Ended
	December 31,	December 31,
	2005	2006

Cash paid for:
Interest	$424,329	$1,505,429
Noncash Investing and Financing Activities:
Common stock issued for notes payable
Related parties	73,132	202,645
Non-related parties	—	58,862
Warrants issued for notes payable
Related parties	99,879	268,872
Non-related parties	60,874	1,912,197
Long-term notes payable converted into common stock
Related parties	—	3,683,550
Non-related parties	—	1,346,423
Short-term notes payable converted into common stock
Non-related parties	—	4,582,333
Related parties	—	831,097
Beneficial conversion of short-term notes payable	—	1,593,049
Stock and warrants issued for deferred financing costs
Related parties	28,479	—
Non-related parties	25,782	—
Conversion of accounts payable into long-term notes payable – related parties	15,000	55,000
Conversion of deferred revenue into long-term notes payable	328,275	—
Conversion of accrued interest into long-term notes payable	112,423	76,531
Conversion of accrued interest into common stock	—	472,471
Non-related parties	—	325,350
Related parties	—	147,121
Issuance of note payable in exchange for inventory	482,193	—
Non-cash purchase of fixed assets through capital lease	—	5,910

Note R — Related Party Transactions

The Company has issued convertible notes payable to related parties. Interest expense incurred to related parties was $296,898 and $414,596 for the years ended December 31, 2005 and December 31, 2006 respectively. At December 31, 2005 and December 31, 2006, the Company had unpaid interest to shareholders and warrant holders of $169,675 and $0, respectively.

During 2005 and 2006, the Company borrowed funds from two related parties to fund short-term cash needs. The Company issued the related parties warrants to purchase 39,492 shares of the Company’s common stock at $9.00 per share within five years from the advance date. The fair value of the warrants granted was calculated at $155,127 using the Black-Scholes model. The following assumptions were used to calculate the value of the warrant: dividend yield of 0%, risk-free interest rate of 5%, expected life equal to the contractual life of five years, and volatility of 61.718%. See Note H.

Notes to financial statements

Note S — Subsequent Events

On February 2, 2007, at a Special Meeting of Shareholders of the Company, the shareholders approved the Company’s 2006 Equity Incentive Plan, the Company’s 2006 Non-Employee Director Stock Option Plan, and the issuance of warrants to purchase common stock to certain members of the Company’s management and a former member of the Company’s board of directors.

On February 13, 2007, the Company terminated its strategic partnership agreement with Marshall by signing a Mutual Termination, Release and Agreement. By entering into the Mutual Termination, Release and Agreement, the Company regained the rights to directly control its sales and marketing process within the gaming industry and will obtain increased margins in all future digital signage sales in such industry. Pursuant to the terms of the Mutual Termination, Release and Agreement, the Company paid Marshall an aggregate amount equal to the sum of (i) $500,000 and (ii) $153,995 (representing a return of 12% per annum accrued through the date of termination on amounts previously paid by Marshall to the Company under the strategic partnership agreement), in consideration of the termination of all of Marshall’s rights under the strategic partnership agreement and in full satisfaction of any further obligations to Marshall under the strategic partnership agreement. The termination payment of $653,995 will be recognized as a charge to the Company’s first quarter 2007 earnings. Pursuant to the Mutual Termination, Release and Agreement, we will pay Marshall a fee in connection with sales of our software and hardware to customers, distributors and resellers for use exclusively in the ultimate operations of or for use in a lottery (“End Users”). Under such agreement, we will pay Marshall (i) 30% of the net invoice price for the sale of our software to End Users, and (ii) 2% of the net invoice price for sale of hardware to End Users, in each case collected by us on or before February 12, 2012, with a minimum annual payment of $50,000 for three years. Marshall will pay 50% of the costs and expenses incurred by us in relation to any test installations involving sales or prospective sales to End Users.

Balance sheets

	Three month periods ended March 31, 2006 and 2007
	December 31,	March 31,
	2006	2007
	(audited)	(unaudited)

Assets
Current assets
Cash and cash equivalents	$8,273,388	$4,466,159
Marketable securities – available-for-sale	7,193,511	8,720,483
Accounts receivable, net	1,128,730	1,130,250
Inventories	255,850	324,423
Prepaid expenses and other current assets	148,024	133,084

Total current assets	16,999,503	14,774,399

Property and equipment, net	523,838	608,888

Other assets
Deposits	22,586	20,086

Total other assets	22,586	20,086

Total assets	$17,545,927	$15,403,373

Liabilities and shareholders’ equity
Current liabilities
Current maturities of long-term obligations	106,311	105,405
Accounts payable	948,808	611,447
Deferred revenue	202,871	1,032,181
Accrued liabilities	394,697	179,121

Total current liabilities	1,652,687	1,928,154
Long-term liabilities
Capital lease obligations, less current maturities	155,456	132,447

Total long-term liabilities	155,456	132,447

Total liabilities	1,808,143	2,060,601

Commitments and contingencies
Shareholders’ equity
Capital stock, $0.01 par value, 66,666,666 shares authorized
Preferred stock, 16,666,666 shares authorized, no shares issued and outstanding at March 31, 2007 and December 31, 2006	—	—
Common stock, 50,000,000 shares authorized; 9,825,621 and 9,835,621 shares issued and outstanding at December 31, 2006 and March 31, 2007, respectively	98,256	98,356
Additional paid-in capital	49,056,509	49,684,429
Accumulated deficit	(33,433,713)	(36,484,278)
Accumulated other comprehensive income	16,732	44,265

Total shareholders’ equity	15,737,784	13,342,772

Total liabilities and shareholders’ equity	$17,545,927	$15,403,373

See accompanying Notes to unaudited financial statements.

Statements of operations

	Three months ended
	March 31
	2006	2007
	(unaudited)

Sales
Hardware	$297,847	$36,105
Software	264,010	62,742
Services and other	39,709	97,589

Total sales	601,566	196,436

Cost of sales
Hardware	207,209	50,129
Software	—	—
Services and other	19,981	53,134

Total cost of sales	227,190	103,263

Gross profit	374,376	93,173

Operating expenses:
Sales and marketing expenses	430,904	624,649
Research and development expenses	233,605	249,431
General and administrative expenses	992,310	1,756,589
Termination of partnership agreement	—	653,995

Total operating expenses	1,656,819	3,284,664

Operating loss	(1,282,443)	(3,191,491)
Other income (expenses):
Interest expense	(479,083)	(10,881)
Loss on debt modification	(171,954)	—
Interest income	204	153,298
Other	633	(1,491)

Net loss	$(1,932,643)	$(3,050,565)

Basic and diluted loss per common share	$(2.46)	$(0.31)
Basic and diluted weighted average shares outstanding	784,130	9,832,288

See accompanying Notes to unaudited financial statements.

Statements of cash flows

	Three months ended
	March 31,
	2006	2007
	(unaudited)

Cash flows from operating activities
Net loss	$(1,932,643)	$(3,050,565)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	96,690	66,366
Debt discount amortization	114,021	—
Debt discount amortization — related party	263,624	—
Common stock issued for interest expense — related party	75,000	—
Issuance of warrants for short-term borrowings — related parties	39,499	—
Issuance of options and warrants as compensation expense	292,442	596,020
Repricing of warrants	81,126	—
Change in assets and liabilities
Accounts receivable	(35,513)	(1,520)
Inventories	25,920	(68,573)
Prepaid expenses and other current assets	(9,437)	14,940
Deposits	(1,885)	2,500
Accounts payable	273,946	(337,361)
Deferred revenue	(424,554)	829,310
Accrued liabilities	81,289	(215,576)

Net cash used in operating activities	(1,060,575)	(2,164,459)
Cash flows used in investing activities
Purchases of property and equipment	(92,044)	(151,416)
Purchases of marketable securities	—	(1,499,439)

Net cash used in investing activities	(92,044)	(1,650,855)
Cash flows provided by financing activities
Net proceeds from bank lines of credit and short-term notes payable	2,775,000	—
Payment for deferred financing costs	(525,202)	—
Payment for prepaid offering costs	(120,075)	—
Proceeds from short-term notes payable – related parties	499,216	—
Proceeds from long-term notes payable	44,915	—
Payments on long-term notes payable	(335,131)	(23,915)
Proceeds from exercise of warrants	—	32,000

Net cash provided by financing activities	2,338,723	8,085
Increase (decrease) in cash and cash equivalents	1,186,104	(3,807,229)
Cash and cash equivalents at beginning of year	134,587	8,273,388

Cash and cash equivalents at end of year	$1,320,691	$4,466,159

See accompanying Notes to unaudited financial statements.

Notes to unaudited financial statements
Three month periods ended March 31, 2006 and 2007

Note A — Summary of Significant Accounting Policies

Basis of Presentation

Wireless Ronin Technologies, Inc. (the Company) has prepared the condensed financial statements included herein, without audit, pursuant to the rules and regulations of the United States (U.S.) Securities and Exchange Commission (SEC). Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. However, the Company believes that the disclosures are adequate to ensure the information presented is not misleading. These unaudited condensed financial statements should be read in conjunctions with the audited financial statements and the notes thereto included in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2006.

The Company believes that all necessary adjustments, which consisted only of normal recurring items, have been included in the accompanying financial statements to present fairly the results of the interim periods. The results of operations for the interim periods presented are not necessarily indicative of the operating results to be expected for any subsequent interim period or for the year ending December 31, 2007.

Nature of Business and Operations

Overview

The Company is a Minnesota corporation that has designed and developed application-specific wireless business solutions.

The Company provides dynamic digital signage solutions targeting specific retail and service markets. The Company has designed and developed RoninCast®, a proprietary content delivery system that manages, schedules and delivers digital content over a wireless or wired network. The solutions, the digital alternative to static signage, provide customers with a dynamic and interactive visual marketing system designed to enhance the way they advertise, market and deliver their messages to targeted audiences. The Company sells its products throughout North America.

Summary of Significant Accounting Policies

A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

1.	Revenue Recognition

The Company recognizes revenue primarily from these sources:

➢	Software and software license sales

➢	System hardware sales

➢	Content development services

Notes to unaudited financial statements

➢	Training and implementation

➢	Maintenance and support contracts

The Company applies the provisions of Statement of Position (“SOP”) 97-2, “Software Revenue Recognition,” as amended by SOP 98-9 “Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions” to all transactions involving the sale of software license. In the event of a multiple element arrangement, the Company evaluates if each element represents a separate unit of accounting taking into account all factors following the guidelines set forth in Emerging Issues Task Force Issue No. 00-21 (“EITF 00-21”) “Revenue Arrangements with Multiple Deliverables”.

The Company recognizes revenue when (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred, which is when product title transfers to the customer, or services have been rendered; (iii) customer payment is deemed fixed or determinable and free of contingencies and significant uncertainties; and (iv) collection is probable.

Multiple-Element Arrangements — The Company enters into arrangements with customers that include a combination of software products, system hardware, maintenance and support, or installation and training services. The Company allocates the total arrangement fee among the various elements of the arrangement based on the relative fair value of each of the undelivered elements determined by vendor-specific objective evidence (VSOE). In software arrangements for which the Company does not have VSOE of fair value for all elements, revenue is deferred until the earlier of when VSOE is determined for the undelivered elements (residual method) or when all elements for which the Company does not have VSOE of fair value have been delivered.

The Company has determined VSOE of fair value for each of its products and services. The fair value of maintenance and support services is based upon the renewal rate for continued service arrangements. The fair value of installation and training services is established based upon pricing for the services. The fair value of software and licenses is based on the normal pricing and discounting for the product when sold separately. The fair value of its hardware is based on a stand-alone market price of cost plus margin.

Each element of the Company’s multiple element arrangement qualifies for separate accounting with the exception of undelivered maintenance and service fees. The Company defers revenue under the residual method for undelivered maintenance and support fees included in the price of software and amortizes fees ratably over the appropriate period. The Company defers fees based upon the customer’s renewal rate for these services.

Software and Software License Sales

The Company recognizes revenue when a fixed fee order has been received and delivery has occurred to the customer. The Company assesses whether the fee is fixed or determinable and free of contingencies based upon signed agreements received from the customer confirming terms of the transaction. Software is delivered to customers electronically or on a CD-ROM, and license files are delivered electronically. The Company assesses collectibility based on a number of factors, including the customer’s past payment history and its current creditworthiness. If it is determined that collection of a fee is not reasonably assured, the Company defers the revenue and recognizes it at the time collection becomes reasonably assured, which is generally upon receipt of cash payment. If an acceptance period is required, revenue is recognized upon the earlier of customer acceptance or the expiration of the acceptance period.

Notes to unaudited financial statements

System Hardware Sales

The Company recognizes revenue on system hardware sales generally upon shipment of the product to the customer. Shipping charges billed to customers are included in sales and the related shipping costs are included in cost of sales.

Professional Service Revenue

Included in services and other revenue are revenue derived from implementation, maintenance and support contracts, content development and training. The majority of consulting and implementation services and accompanying agreements qualify for separate accounting. Implementation and content development services are bid either on a fixed-fee basis or on a time-and-materials basis. Substantially all of the Company’s contracts are on a time-and-materials basis. For time-and-materials contracts, the Company recognizes revenue as services are performed. For a fixed-fee contract, the Company recognizes revenue upon completion of specific contractual milestones or by using the percentage of completion method.

Training revenue is recognized when training is provided.

Maintenance and support revenue

Included in services and other revenue are revenue derived from maintenance and support. Maintenance and support consists of software updates and support. Software updates provide customers with rights to unspecified software product upgrades and maintenance releases and patches released during the term of the support period. Support includes access to technical support personnel for software and hardware issues.

Maintenance and support revenue is recognized ratably over the term of the maintenance contract, which is typically one to three years. Maintenance and support is renewable by the customer. Rates for maintenance and support, including subsequent renewal rates, are typically established based upon a specified percentage of net license fees as set forth in the arrangement.

2.	Accounts Receivable

Accounts receivable are unsecured and stated at net realizable value and bad debts are accounted for using the allowance method. The Company performs credit evaluations of its customers’ financial condition on an as-needed basis and generally requires no collateral. Payment is generally due 90 days or less from the invoice date and accounts past due more than 90 days are individually analyzed for collectibility. In addition, an allowance is provided for other accounts when a significant pattern of uncollectibility has occurred based on historical experience and management’s evaluation of accounts receivable. When all collection efforts have been exhausted, the account is written off against the related allowance. The allowance for doubtful accounts was $23,500 and $23,500 at December 31, 2006 and March 31, 2007, respectively.

3.	Inventories

The Company records inventories using the lower of cost or market on a first-in, first-out (FIFO) method. Inventories consist principally of finished goods, product components and software licenses. Inventory reserves are established to reflect slow-moving or obsolete products.

Notes to unaudited financial statements

4.	Basic and Diluted Loss per Common Share

Basic and diluted loss per common share for all periods presented is computed using the weighted average number of common shares outstanding. Basic weighted average shares outstanding include only outstanding common shares. Diluted net loss per common share is computed by dividing net loss by the weighted average common and potential dilutive common shares outstanding computed in accordance with the treasury stock method. Shares reserved for outstanding stock warrants and options are not considered for the periods presented because the impact of the incremental shares is antidilutive.

5.	Accounting for Stock-Based Compensation

The Company’s Board of Directors has adopted the 2006 Equity Incentive Plan and the 2006 Non-Employee Director Stock Option Plan, each of which was approved by the Company’s shareholders in February 2007. Participants in the Equity Incentive Plan may include employees, officers, directors, consultants, or independent contractors who the compensation committee determines shall receive awards under the plan. The Equity Incentive Plan authorizes the grant of options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), the grant of options that do not qualify as incentive stock options, restricted stock, restricted stock units, stock bonuses, stock appreciation rights, performance awards, dividend equivalents, warrants and other equity based awards. The number of shares of common stock originally reserved for issuance under the Equity Incentive Plan was 1,000,000 shares. The Non-Employee Director Stock Option Plan provides for the grant of options to members of the Company’s Board of Directors who are not employees of the Company or its subsidiaries. The number of shares of common stock originally reserved for issuance under the Non-Employee Director Stock Option Plan was 510,000 shares.

As of March 31, 2007, the Company had 212,507 shares available for issuance under the Equity Incentive Plan and 280,000 shares available for issuance under the Non-Employee Director Stock Option Plan. The Equity Incentive Plan expires on March 30, 2016 and the Non-Employee Director Stock Option Plan expires on April 14, 2016. Prior to the approval of the plans, the Company issued options to purchase 724,333 shares of the Company’s common stock under the Equity Incentive Plan and options to purchase 230,000 shares of the Company’s common stock under the Non-Employee Director Stock Option Plan. On the date the plans were approved, the Company determined the final fair value related to these options. In the first quarter of 2007, the Company issued options to purchase 88,160 shares of the Company’s common stock to employees under the Equity Incentive Plan. Share-based compensation expenses were $373,568 and $596,020 for the quarters ended March 31, 2006 and 2007, respectively. The Company estimates that an additional $401,804 of share-based compensation will be recognized in the final three quarters of 2007.

The fair value of each award is estimated on the date of the grant using the Black-Scholes option-pricing model, assuming no expected dividends and the following assumptions:

	2006 Grants	2007 Grants

Expected volatility factors	61.7%	96.98%
Approximate risk free interest rates	5.0%	5.0%
Expected lives	5 Years	3.45 to 3.75 Years

The Company accounts for equity instruments issued for services and goods to non-employees under SFAS 123(R), “Share-Based Payment”; EITF 96-18, “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”; and EITF 00-18, “Accounting Recognition for Certain

Notes to unaudited financial statements

Transactions Involving Equity Instruments Granted to Other Than Employees”. Generally, the equity instruments issued for services and goods are for shares of the Company’s common stock or warrants to purchase shares of the Company’s common stock. These shares or warrants generally are fully-vested, nonforfeitable and exercisable at the date of grant and require no future performance commitment by the recipient. The Company expenses the fair market value of these securities over the period in which the related services are received.

6.	Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Significant estimates of the Company are the allowance for doubtful accounts, deferred tax assets, deferred revenue, depreciable lives and methods of property and equipment, valuation of warrants and other stock-based compensation. Actual results could differ from those estimates.

Note B — Concentration of Credit Risk

The Company maintains its cash balances with several financial institutions. At times, deposits may exceed federally insured limits.

A significant portion of the Company’s revenue are derived from a few customers. Customers with greater than 10% of total sales are represented on the following table:

	Year ended	Quarter ended
	December 31,	March 31,
Customer	2006	2007

A	15.9%	*
B	11.6%	24.3%
C	*	21.2%
D	*	13.1%
E	11.4%	*

	38.9%	58.6%

*	Sales from these customers were less than 10% of total sales for the period reported.

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. Concentrations of credit risk with respect to trade receivables are limited due to the variety of customers comprising the Company’s customer base.

Notes to unaudited financial statements

A significant portion of the Company’s accounts receivable is concentrated with a few customers. Customers with greater than 10% of total accounts receivable are represented on the following table:

	December 31,	March 31,
Customer	2006	2007

A	*	65.9%
B	17.7%	*
C	13.1%	11.4%
D	11.5%	*
E	11.4%	*

	53.7%	77.3%

*	Accounts receivable from these customers were less than 10% of total accounts receivable for the period reported.

Note C — Inventories

Inventories consisted of the following:

	December 31,	March 31,
	2006	2007

Finished goods	$158,051	$175,739
Product components and supplies	97,799	148,684

	$255,850	$324,423

The Company has recorded lower of cost or market adjustments on certain finished goods, product components and supplies. The Company recorded expense of $37,410 during the year ended December 31, 2006 and $0 for the quarter ended March 31, 2007, respectively related to this adjustment to cost of sales.

Note D — Deferred Revenue

Deferred revenue consisted of the following:

	December 31,	March 31,
	2006	2007

Deferred customer billings	$—	$832,167
Deferred maintenance	149,555	125,097
Customer deposits	53,316	74,917

	$202,871	$1,032,181

During the three months ended March 31, 2007, the Company billed initial deposits for $832,167 for new business. The Company deferred these customer billings and will recognize this revenue upon completion of the projects.

Notes to unaudited financial statements

Note E — Accrued Liabilities

Accrued liabilities consisted of the following:

	December 31,	March 31,
	2006	2007

Compensation	$347,083	$144,848
Deferred gain on sale leaseback	30,241	17,550
Sales tax and other	17,373	16,723

	$394,697	$179,121

During 2004, the Company entered into a sale-leaseback transaction relating to certain of its property and equipment. The transaction resulted in a gain of $78,973. The Company deferred this gain and is recognizing it ratably over the three year term of the lease.

Note F — Termination of Partnership Agreement

On February 13, 2007, the Company terminated the strategic partnership agreement with Marshall by signing a Mutual Termination, Release and Agreement. By entering into the Mutual Termination, Release and Agreement, the Company regained the rights to directly control its sales and marketing process within the gaming industry and will obtain increased margins in all future digital signage sales in such industry. Pursuant to the terms of the mutual Termination, Release and Agreement, the Company paid Marshall $653,995 in consideration of the termination of all of Marshall’s rights under the strategic partnership agreement and in full satisfaction of any future obligations to Marshall under the strategic partnership agreement. The termination payment of $653,995 has been recognized as a charge to the Company’s first quarter 2007 earnings. Pursuant to the Mutual Termination, release and Agreement, the Company will pay Marshall a fee in connection with sales of the Company’s software and hardware to customers, distributors and resellers for use exclusively in the ultimate operations of or for use in a lottery (“End Users”). Under such agreement, the Company will pay Marshall (i) 30% of the net invoice price for the sale of the Company’s software to End Users, and (ii) 2% of the net invoice price for sale of hardware to End Users, in each case collected by the Company on or before February 12, 2012, with a minimum payment of $50,000 for the three years. Marshall will pay 50% of the costs and expenses incurred by the Company in relation to any test installations involving sales or prospective sales to End Users.

Notes to unaudited financial statements

Note G — Supplementary Disclosures of Cash Flow Information

	Quarter ended	Quarter ended
	March 31,	March 31,
	2006 Year Ended	2007

Cash paid for:
Interest	$120,236	$10,881
Noncash Investing and Financing Activities:
Related parties	268,873	—
Non-related parties	942,125	—
Beneficial conversion of short-term notes payable	749,991	—
Conversion of accrued interest into long-term notes payable	7,500	—
Non-cash purchase of fixed assets through capital lease	5,910	—

Note H — Subsequent Events

On April 26, 2007, the Company entered into a lease arrangement for additional office space. The lease commences on July 9, 2007. The lease is for sixty-seven months for approximately 19,000 square feet located in Minnetonka, Minnesota. The lease contains financial terms that adjust over time. We expect our payments during the lease term, including the expenses of maintaining such leased facility, to total approximately $1.5 million. The Company is currently attempting to sub-lease its present facility.

In conjunction with the new lease the Company has obtained a letter of credit to support the landlord’s upfront investments totaling $492,000. The letter of credit is collateralized by $400,000 of cash held by the issuing bank. The collateral is reduced over time as the letter of credit is reduced. The term of the letter of credit is 31 months.

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